AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR - DATED MARCH 31, 2025

SUBJECT TO COMPLETION

ENDLESS CORPORATION

Registrant’s principal address: 10026 S. Mingo Rd #232 Tulsa, OK 74133

Registrant’s telephone number, including area code: (918) 786-0200

Registrant’s website: Endlessbiotech.com

Endless Corporation (herein referred to as “we,” “us,” “our,” and the “Company”) is offering up to 75,000,000 shares of our preferred stock (the “Shares”) at $1.00 per share, for gross proceeds of up to $75,000,000.00. The Shares have no voting rights. Only holders of the Company’s common stock may vote on Company matters. For more information on the securities offered hereby, please see the item titled “Securities Being Offered” on page 50. The minimum investment established for each investor is $650.00. The sale of Shares will commence within two days from this Offering Circular, as amended from time-to-time, being qualified by the Securities and Exchange Commission (“SEC”). For more information on the securities offered hereby, please see the item titled “Securities Being Offered” on page 50.

Price of preferred stock	Price to Public [1]	Underwriting Discount and Commissions [2]	Proceeds to Issuer [3]
Per Share	$1.00	$0.01	$0.99
Total Maximum	$75,000,000.00	$750,000	$74,250,000

(1)	All amounts in this chart and circular are in U.S. dollars unless otherwise indicated. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Shares is not sold. All investor funds will be held in a segregated Company account until the investor’s subscription is accepted by the Company, at which time such funds will become available for the Company’s use. We will conduct separate closings, which may be conducted on a rolling basis. Closings will be conducted promptly after receiving investor funds.

(2)	Dalmore Group, LLC, a Delaware limited liability company, referred to herein as the “Broker,” is engaged for administrative and compliance related services in connection with this offering, but not for underwriting or placement agent services. The fee table includes the 1% commission payable to Broker but it does not include the one-time expense allowance of $5,000, or consulting fees of $20,000 payable to Broker. Please see “Plan of Distribution” for additional information.

(3)	We expect to incur expenses relating to this offering in addition to the fees due to the Broker, including, but not limited to, legal, accounting, marketing, travel, and other miscellaneous expenses, which are not included in the foregoing table. See “Use of Proceeds” for more detail.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our preferred stock is not now listed on any national securities exchange, quotation system or the Nasdaq stock market and there is no market for our securities. There is no guarantee, and it is unlikely, that an active trading market will develop in our securities. Investors should be prepared to hold our Shares indefinitely.

This offering is being made pursuant to Tier 2 of Regulation A, following the Form 1-A Offering Circular disclosure format.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 5.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors” and the exhibits, before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “TA,” and the “Company” refer to Endless Corporation together with its wholly owned subsidiaries. In instances where we refer emphatically to “Endless Corporation” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity. The term “Offering Circular” refers to this Offering Circular which comprises Part 2 of the Offering Statement (“Offering Statement”) filed with the SEC on Form 1-A of which this Offering Circular is a part.

The Company

Endless Corporation was founded in 2021 and is a domestic corporation organized under the laws of the Oklahoma. Our executive offices are located at 3810 South Elwood Ave Tulsa, OK 74107, our principal mailing address is 10026 S. Mingo Rd #232 Tulsa, OK 74133, and our telephone number is (918) 786-0200.

The Company’s securities are not traded on any national exchange or quoted on any trading platform and there is no market for the Shares offered hereby. There is currently no specific intent to register our securities under the U.S. Exchange Act of 1934 (“Exchange Act”) or become an alternative reporting company.

Business Overview

The Company is a startup, development-stage biotechnology company focused on advancing agricultural biotechnology through pharmaceutical-grade tissue culture, clone genetics, genetic preservation, disease cleanup, and virus testing for plants.

The Company provides managed services to licensed cannabis cultivators under agreements that include cost reimbursements for cultivation oversight and a management fee. While these agreements generate revenue, the Company also engages in extensive research and development (R&D) activities, including but not limited to, pheno-hunting, crop steering research, and tissue culture advancements. Expenses incurred for activities up to the level of managed services revenue are classified as cost of services sold. Any additional costs related to research efforts are classified as R&D expenses in accordance with ASC 730. The Company’s proprietary research efforts focus on developing disease-resistant plant genetics, enhancing tissue culture propagation techniques, and improving agricultural efficiency through data analytics and controlled cultivation studies.

In addition, while the vast majority of states have reformed cannabis laws, the federal government’s position has remained largely unchanged since the early 1970’s. Except in very rare circumstances, at the federal level, marijuana and marijuana products are illegal and subject to criminal law enforcement through the Drug Enforcement Agency, or DEA. In 2013, the Department of Justice released “the Cole memo,” stating that state-legalized marijuana sales remained illegal under federal law, but the US Department of Justice advised federal prosecutors to not prioritize marijuana enforcement unless states failed to provide “robust” regulation. The memo stated that federal law enforcement would narrowly focus on marijuana revenue that appears to fund gangs, support distribution to minors, and transport across state lines, among other similar priorities. Five years later, Attorney General Jeff Sessions rescinded that memo, leaving federal policy somewhat in question. Currently, it appears the policies articulated in the Cole memo continue to reflect Department of Justice policy, even if the memo is no longer considered to be in effect. However, marijuana is still classified as a Schedule I substance under federal law and the federal government could change enforcement policy and tactics of marijuana at any time. Any such significant change could severely effect market demand and the Company’s ability to operate and market its products.

Endless Corporation operates under management services agreements with licensed cannabis cultivators, providing operational oversight, facility management, and scientific research support These agreements allow us to apply our data-driven cultivation techniques while ensuring compliance with regulatory requirements.

Licensed cannabis operations are governed by the Oklahoma Medical Marijuana Authority (“OMMA”), and all licensed cultivation activities are conducted by the licensed entities in compliance with OMMA regulations. Endless Corporation does not engage in any licensed cannabis activity and operates strictly as a management services provider.

The Company has agreements with the following licensed cultivators:

●	Best of Holloy, LLC – A licensed cannabis cultivator in Oklahoma. Under a five-year agreement (effective April 1, 2021), Endless Corporation provides facility management, staffing, and operational oversight. The Company is compensated based on cost reimbursement plus the greater of $1,000/month or 90% of net profit from sales.

●	Endless Grow, LLC – A licensed cannabis cultivator formed in 2023 by Travis Dahm, CEO & Co-Founder of Endless Corporation. Under Oklahoma law, at least 75% of ownership in such an entity must be held by a state resident, currently met by Mr. Dahm. Endless Corporation provides cultivation oversight under a 10-year management agreement (effective April 1, 2023), compensated based on cost reimbursement plus a fixed $1,000 monthly fee.

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The assets used in our operations are owned as follows:

●	Endless Corporation owns and maintains proprietary biotechnology, research data, tissue culture methods, and intellectual property (IP) related to plant genetics and cultivation efficiencies. These technologies are developed internally and licensed to third-party cultivators under management agreements.

●	Endless Corporation owns all cultivation equipment used by Endless Grow, LLC and leases the growing facilities in which Endless Grow, LLC operates.

●	Best of Holloy, LLC owns its cultivation equipment and growing facilities and operates independently under a management services agreement with Endless Corporation.

●	Endless Grow, LLC does not own cultivation equipment or growing facilities but operates within leased facilities using equipment owned by Endless Corporation under a management services agreement. Endless Corporation grants access to facilities, equipment, and proprietary research for operations.

●	Endless Biotech, LLC, a wholly owned subsidiary of Endless Corporation, is intended to hold certain agricultural assets and proprietary genetic materials in the future. As of the date of this offering, it has not yet conducted financial transactions or operations, but the transition of assets is expected in 2025 or 2026.

The Company was founded in 2021 and as such, has a limited operating history. We experienced losses in 2022 and 2023, with an increase in net loss for 2023. This increase in net loss is reflective of the rapid growth of our Company, including increased employee count, technology development, construction and deployment of our headquarters and pilot facility and other related costs and expenses. Proceeds raised through this offering will be used to fund further research and development and operating costs. The Company has capital needs of approximately $78 million over the next 12-24 months. Failure to raise sufficient funds could limit Company operations or severely impair the Company’s ability to effectively operate.

There are several established companies in the cannabis cloning and tissue culture space, along with numerous startups. Key players include companies that specialize in cannabis genetics, large-scale growers, and biotechnology firms that provide tissue culture solutions. The industry has moderate barriers to entry, including the need for specialized knowledge in plant genetics and tissue culture techniques, regulatory compliance, and initial capital investment. In addition, ensuring a reliable supply chain and maintaining quality control are critical for the Company’s success. Competitors to the Company may have similar or greater expertise and greater financial resources than the Company. Such competition could make it difficult for the Company to operate successfully.

Capitalization

The Company is authorized to issue 5,000,000,000 shares of stock with 3,470,000,000 shares of common stock at $0.0001 par value and 1,530,000,000 shares of preferred stock at $0.0001 par value authorized. The Company has designated 1,530,000 shares of preferred stock. As of March 25, 2025, the Company had 150,000,000 shares of common stock outstanding and 50,148,818 shares of preferred stock outstanding. The Company has authorized stock awards for 751,000,000 shares of common stock which have not yet vested. The Company has authorized stock awards for 16,475,000 shares of preferred stock which have not yet vested and has issued convertible notes (with a current value of $4,495,100, plus interest) that, with an assumed qualification date of March 31, 2025, will convert into 16,139,799 shares of preferred stock. This number of shares is subject to change with a later conversion date because the amount owing on the convertible notes with interest will increase. Following this offering, assuming all offered Shares are sold and no other securities of the Company are issued other than the conversion of $4,495,100 in convertible notes upon qualification of this offering and the stock awards as vested, the Company will have 395,000,000 shares of common stock outstanding and 156,788,617 shares of preferred stock outstanding.

Note: the above amounts include a stock award to Numbers Matter Capital Inc. for marketing and investor relations services, which consists of six million shares of preferred stock and twenty million shares of common stock. The stock award will be issued pursuant to the vesting schedule in the services contract attached hereto as Exhibit 6.6.

Use of Proceeds

In general, the Company will use net proceeds from the offering for marketing, research and development, staffing, and property, plant, and equipment. See “Use of Proceeds” on page 26 for more detail.

The Offering

This Offering Circular relates to the sale of up to 75,000,000 Shares of our preferred stock at a price of $1.00 per Share, for gross proceeds of up to $75,000,000.00, assuming all Shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. The minimum investment amount established for each investor is $650.00. All funds raised by the Company from this offering will be immediately available for the Company’s use upon acceptance of an investor’s subscription.

Voting Rights

The preferred stock being offered through this Offering Circular have no voting rights. Only the common stock of the Company has voting rights. Disparate voting rights presents risks to investors as they will not have the ability to influence corporate decisions requiring shareholder approval such as election of directors, amendment of organizational documents, changes in control, consolidation, sale of assets, or approval of other major corporate transactions such as a merger.

Transfer Restrictions

A stockholder may not transfer any shares of common stock or preferred stock without the approval of the Board of Directors of the Company.

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Shares are being offered on a “best efforts” basis. We have engaged Dalmore Group, LLC to act as the Broker of record in connection with this offering, but not for underwriting or placement agent services. We have also engaged affiliates of the Broker to provide technology, marketing, and transfer agent services.

In order to subscribe to purchase the Shares, a prospective investor must complete a subscription agreement and send payment by wire transfer, ACH, or credit card through our subscription portal at Invest.endlessbiotech.com. We have engaged Industry FinTech Inc, an affiliate of Broker, to maintain our deal portal. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i) under the Securities Act, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by an investor who is a natural person for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth, unless the purchaser is an accredited investor. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

This offering will terminate at the earlier to occur of: (i) all Shares offered hereby are sold, (ii) three years from the date this Offering Circular, as amended, is qualified with the SEC, or (iii) such earlier date as determined by the Company.

ABOUT THIS CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for our offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.

You should rely only on the information contained in this Offering Circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our shares. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this Offering Circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Offering Circular before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Offering Circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Offering Circular. In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. Material risks identified by the Company are discussed in this section; however, discussion may not include all risks applicable to an investment in Shares to the extent such risks have not been contemplated by the Company.

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Risks Related to this Offering and our Common Stock

There is no current market for any shares of the Company’s stock.

You should be prepared to hold this investment indefinitely. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral.

Investors will not have any voting rights in the Company.

The preferred stock is not entitled to vote on Company matters. Disparate voting rights presents risks to investors as they will not have the ability to influence corporate decisions requiring shareholder approval such as election of directors, amendment of organizational documents, changes in control, consolidation, sale of assets, or approval of other major corporate transactions.. In addition, such disparity could also lead to entrenched management and poor accountability. Shareholders with voting rights may act in their own interests rather than for all shareholders, which could lead to excessive executive compensation, and resistance to needed changes. It could also have anti-takeover effects preventing a change in control transaction that non-voting shareholders might consider in their best interest. Lack of oversight may result in reckless decision-making or self-dealing and investors may struggle to challenge governance failures. Investors may also be forced into unfavorable transactions since they will not have any ability to influence merger or acquisition transactions. Accordingly, individual investors should anticipate no ability to direct the Company’s operations and be advised that they are subject to the foregoing risks.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering may at some point have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company and interest charged on unpaid card balances (which can reach almost 30% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Shareholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018, entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the state of Oklahoma, regardless of convenience or cost to you, the investor.

As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is part. In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the state of Oklahoma, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Oklahoma law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our preferred stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors (the “Board”). We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

We may need additional capital, and the sale of additional Shares or other equity securities could result in additional dilution to our stockholders.

We may require additional capital for the development and commercialization of our products and may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

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Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

The intended use of proceeds from this offering is more particularly described in the Section titled “Use of Proceeds,” however, such description is not binding and the actual use of proceeds may differ from the description contained therein. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The offering price of our Shares from the Company has been arbitrarily determined.

Our management has determined the Shares offered by the Company. The price of the Shares we are offering was arbitrarily determined based upon the illiquidity of our preferred stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the preferred stock sold in this offering may be more or less than the fair market value for our preferred stock.

The best-efforts structure of this offering may yield insufficient gross proceeds to fully execute our business plan.

Shares are being offered on a best-efforts basis. We are not required to sell any specific number or dollar amount of preferred stock but will use our best efforts to sell the Shares offered by us. As a “best efforts” offering, there can be no assurance that the offering contemplated by this Offering Circular will result in any proceeds being made available to us.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of preferred stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

We could face significant penalties for our failure to comply with the terms of our outstanding convertible promissory notes.

Our outstanding promissory notes contain positive and negative covenants and customary events of default. In the event events of defaults occur under the notes, we could face significant penalties and/or liquidated damages, all of which could have a material adverse effect on our results of operations and financial condition or cause any investment in the Company to decline in value or become worthless.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semi-annual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

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Shares are being offered under an offering exemption under Regulation A and, if it were later determined that such exemption was not available, purchasers would be entitled to rescind their purchase agreements.

Shares are being offered to prospective investors pursuant to Tier 2 of Regulation A under the Securities Act. Unless the sale of Shares should qualify for such exemption the investors might have the right to rescind their purchase of Shares. Since compliance with these exemptions is highly technical, it is possible that if an investor were to seek rescission, such investor would succeed. A similar situation prevails under state law in those states where Shares may be offered without registration. If a number of investors were to be successful in seeking rescission, the Company would face severe financial demands that could adversely affect the Company and, thus, the non-rescinding investors. Inasmuch as the basis for relying on exemptions is factual, depending on the Company’s conduct and the conduct of persons contacting prospective investors and making the offering, the Company will not receive a legal opinion to the effect that this offering is exempt from registration under any federal or state law. Instead, the Company will rely on the operative facts as documented as the Company’s basis for such exemptions.

Our stock has been offered in the past, and if it were later determined that the exemption relied upon for the offerings was not available, purchasers would be entitled to rescind their purchase agreements.

We have offered our common stock and preferred stock in the past. Unless the sale of such stock should qualify for an exemption from registration, the investors might have the right to rescind their purchase of Shares. Since compliance with these exemptions is highly technical, it is possible that if an investor were to seek rescission, such investor would succeed. A similar situation prevails under state law in those states where Shares may be offered without registration. If a number of investors were to be successful in seeking rescission, the Company would face severe financial demands that could adversely affect the Company and, thus, the non-rescinding investors. Inasmuch as the basis for relying on exemptions is factual, depending on the Company’s conduct and the conduct of persons contacting prospective investors and making the offering, the Company will not receive a legal opinion to the effect that any previous offering was exempt from registration under any federal or state law. Instead, the Company will rely on the operative facts as documented as the Company’s basis for such exemptions.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements.

Investors in this offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim, other than claims arising under federal securities laws, that they may have against the Company arising out of or relating to these agreements. By signing the Subscription Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If you bring a claim against the Company in connection with matters arising under the Subscription Agreement, other than claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

The securities acquired in this offering may be significantly diluted as a consequence of subsequent equity financings and conversion of warrants, options and convertible debt.

The Company’s equity securities will be subject to dilution. The Company may issue additional equity to employees and third-party financing sources in amounts that are uncertain at this time, and as a consequence, holders of the Securities offered herein will be subject to dilution in an unpredictable amount. Such dilution may reduce the Investor’s control and economic interests in the Company.

The amount of additional financing needed by the Company will depend upon several contingencies not foreseen at the time of this offering. Generally, additional financing (whether in the form of loans or the issuance of other securities) will be intended to provide the Company with enough capital to reach the next major corporate milestone. If the funds received in any additional financing are not sufficient to meet the Company’s needs, the Company may have to raise additional capital at a price unfavorable to their existing investors, including the holders of the Shares. The availability of capital is at least partially a function of capital market conditions that are beyond the control of the Company. There can be no assurance that the Company will be able to accurately predict the future capital requirements necessary for success or that additional funds will be available from any source. Failure to obtain financing on favorable terms could dilute or otherwise severely impair the value of the Securities.

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Anti-takeover provisions in Oklahoma law could discourage, delay, or prevent a change in control of the Company and may affect the trading price of our Shares.

We are an Oklahoma corporation, and the anti-takeover provisions of the Oklahoma General Corporation Act may discourage, delay, or prevent a change in control in certain situations.

Because we have not paid dividends in the past and do not expect to pay dividends in the near future, any return on investment may be limited to the value of our shares.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our stock will depend on earnings, financial condition and other business and economic factors affecting it at such a time that management may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

We may need additional capital, and the sale of additional shares or other equity securities will result in additional dilution to our stockholders.

We may require additional capital for our operations and may require additional cash resources due to changed business conditions or other future developments. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities will result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

There is no market for our Shares.

Our Shares are not currently listed on any exchange or otherwise publicly traded. There is no assurance that an Investor will realize a return on their investment or that they will not lose their entire investment.

If we are required to register any Shares under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Company.

Subject to certain exceptions, Section 12(g) of the Exchange Act requires an issuer with more than $10 million in total assets to register a class of its equity securities with the Commission under the Exchange Act if the securities of such class are held of record at the end of its fiscal year by more than 2,000 persons or 500 persons who are not “accredited investors.” To the extent the Section 12(g) assets and holders limits are exceeded, we intend to rely upon a conditional exemption from registration under Section 12(g) of the Exchange Act contained in Rule 12g5-1(a)(7) under the Exchange Act (the “Reg. A+ Exemption”), which exemption generally requires that the issuer (i) be current in its Form 1-K, 1-SA and 1-U filings as of its most recently completed fiscal year end; (ii) engage a transfer agent that is registered under Section 17A(c) of the Exchange Act to perform transfer agent functions; and (iii) have a public float of less than $75 million as of the last business day of its most recently completed semi-annual period or, in the event the result of such public float calculation is zero, have annual revenues of less than $50 million as of its most recently completed fiscal year. If the number of record holders of any Series of Interests exceeds either of the limits set forth in Section 12(g) of the Exchange Act and we fail to qualify for the Reg. A+ Exemption, we would be required to register such Series with the Commission under the Exchange Act. If we are required to register any Series of Interests under the Exchange Act, it would result in significant expense and reporting requirements that would place a financial burden on the Company and a time burden on our management.

Risks Related to our Business

We may face potential difficulties in obtaining capital.

We may have difficulty raising needed capital in the future as a result of many factors, including the inherent business risks associated with our Company and present and future market conditions. We will require additional funds to execute our business strategy and conduct our operations. If adequate funds are unavailable, it may materially harm our business, financial condition, and results of operations.

If we are unable to raise capital when needed or on attractive terms, we could be forced to delay future expansion and/or additional research and development. Any of these events could significantly harm our business, financial condition and prospects.

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Our business could be negatively impacted by cyber security threats, attacks, and other disruptions.

We may face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our systems or products or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our products. A disruption, infiltration, or failure of our information infrastructure systems as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters, or accidents could cause breaches of data security, loss of critical data, and performance delays, which in turn could adversely affect our business.

The markets for our products may develop more slowly than we expect or may be negatively impacted by market conditions.

The markets for our products are large. However, our success will depend on continued growth of these markets. In particular, we do not know how successful the adoption of our products will be. In part, this may depend on how well we compete with our competitors who enter this space who may have more resources and time in the industry than we do. We will incur substantial operating costs, particularly in sales and marketing and research and development, in attempting to develop market share. If the market for our products does not develop as we anticipate, or does not continue to grow, or grows more slowly than we expect, our operating results will be harmed.

Additionally, concerns about the systemic impact of a potential widespread recession (in the U.S. or internationally) or geopolitical issues could lead to increased market volatility and diminished growth expectations, which in turn could result in reductions in spending by our existing and prospective customers. Prolonged economic slowdowns may result in lower sales of our products. As a result, broadening or protracted extension of an economic downturn could harm our business, revenue, results of operations, and cash flows.

Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of service or theft of our assets.

We maintain information necessary to conduct our business, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to develop our products and services and operate our businesses. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. Identifying and mitigating cyber risks is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction, or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary, and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our business may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and as described above, we may lose revenue. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events. Our systems and the systems of third parties with whom we engage are continually attacked.

The Company’s business and reputation are impacted by information technology system failures and network disruptions.

The Company is exposed to information technology system failures or network disruptions caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, ransomware or other cybersecurity incidents, or other events or disruptions. System redundancy and other continuity measures may be ineffective or inadequate, and the Company’s or its vendors business continuity and disaster recovery planning may not be sufficient for all eventualities. Such failures or disruptions can adversely impact the Company’s business by, among other things, preventing access to the Company’s online services, interfering with customer transactions or impeding the manufacturing and shipping of the Company’s products. These events could materially adversely affect the Company’s business, reputation, results of operations and financial condition.

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Reliance on third-party service providers creates risks for the Company.

Some of the Company’s operations may rely on the Company’s third-party service providers to host and deliver parts, services, and data. Any interruptions, delays, or disruptions in and to the delivery of such services, security, or data, including without limitation any privacy breaches or failures in data collection, could expose the Company to liability and harm the Company’s business and reputation.

The Company is not subject to Sarbanes-Oxley regulations.

The Company has not reviewed its internal control infrastructure and it is possible that it would not meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately-held (non-public) Company, the Company is currently not subject to the Sarbanes Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as a development stage, non-public company.

Additionally, if it were necessary to implement an internal control infrastructure that would meet the standards of the Sarbanes Oxley Act of 2002, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Regulation A issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report. We do not know whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

The Company’s Board of Directors and executives have significant flexibility with regard to the Company’s operations and investments.

The Company’s agreements and arrangements with its management have been established by the Board of Directors and may not be on an arm’s-length basis. The Board of Directors and our executives have considerable discretion with respect to all decisions relating to the terms and timing of transactions.

The liability of the management is limited.

As a result of certain exculpation and indemnification provisions in the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws, the Company’s Board of Directors and officers may not be liable to the Company or its investors for errors of judgment or other acts or omissions not constituting fraud, intentional misconduct, criminal act, or gross negligence. A successful claim for such indemnification would deplete the assets of the Company by the amount paid.

The borrowing of funds increases the risks of adverse effects on the Company’s financial condition.

The Company may seek other capital sources if needed in the future to execute its business plan. The Company may incur certain indebtedness with debt financing to raise that capital. Payments of principal and interest will reduce cash available for distribution and/or reserve funds set aside for contingencies. If variable rate debt is incurred, increases in interest rates would increase interest costs, which would reduce the Company’s returns. If the Company is unable to obtain such financing, that failure to do so may have a material and adverse effect on the Company’s operations. In such an event, investors could lose some or all of their investments.

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Economic conditions in the current period of disruption and instability could adversely affect our ability to access the capital markets, in both the near and long term, and thus adversely affect our business and liquidity.

The current economic conditions related to inflation and rising interest rates have had, and likely will continue to have for the foreseeable future, a negative impact on the capital markets. Even if we can raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Current uncertainty in global economic conditions, including volatility and inflation could adversely affect our revenue and business.

Global inflation increased during 2022 and 2023. Geopolitical tensions, as well as the related international response, have exacerbated inflationary pressures, including causing increases in the price for goods and services and exacerbated global supply chain disruptions, which have resulted in, and may continue to result in, shortages in materials and services and related uncertainties. Such shortages have resulted in, and may continue to result in, cost increases for labor, fuel, materials and services, and could continue to cause costs to increase, and also result in the scarcity of certain materials. We cannot predict any future trends in the rate of inflation or volatility spill-over effects between international financial markets, or other negative economic factors or associated increases in our operating costs and how that may impact our business. To the extent we are unable to recover higher operating costs resulting from inflation or otherwise mitigate the impact of such costs on our business, our revenues and gross profit could decrease, and our financial condition and results of operations could be adversely affected. Supply chain disruptions could represent a challenge for the company which may have a material adverse effect in the Company’s operations. In order to mitigate the possible effects of supply chain disruptions, management is continuously monitoring global economic conditions and has taken actions to prevent or minimize the impact resulting from these supply chain disruptions, such as the use of multiple vendors that supply the identical parts, making minor engineering modifications to our products for ease and speed of changing components and increasing our inventory to shorten delivery times to our customers. Our efforts are intended to have no impact on our product quality, reliability or regulatory approvals.

Failure to effectively manage our expected growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our expected growth could place a strain on our managerial, operational and financial resources. Any further growth by us, or any increase in the number of our strategic relationships, will increase the strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan and could have a material adverse effect on our financial condition, business prospects and operations and the value of an investment in our company.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

Our business plan is speculative.

Our present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits. Some of these risks (as further expanded upon in this risk section) include but are not limited to general economic conditions and the affect they may have on our revenue and business, inability to protect our intellectual property, risks related to our brand and reputation, and risks related to operating a cannabis business which can include uncertainty regarding enforcement of federal law, banking restrictions, restrictions on research, and demand for products.

Our expenses could increase without a corresponding increase in revenues.

Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our financial results and on your investment. Factors which could increase operating and other expenses include but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

Our bank accounts will not be fully insured.

The Company’s regular bank accounts and the escrow account for this offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of the Company’s banks should fail, we may not be able to recover all amounts deposited in these bank accounts.

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Our operating plan relies in large part upon assumptions and analyses developed by the Company. If these assumptions or analyses prove to be incorrect, the Company’s actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

●	whether the Company can obtain sufficient capital to sustain and grow its business;
●	our ability to manage the Company’s growth;
●	whether the Company can manage relationships with key vendors and advertisers;
●	demand for the Company’s products and services;
●	the timing and costs of new and existing marketing and promotional efforts and/or competition;
●	the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;
●	the overall strength and stability of domestic and international economies
●	consumer spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, results of operations and financial condition.

Our operations may not be profitable.

The Company may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we may experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, the Company might become profitable.

Our business model is evolving.

Our business model is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as the Company’s market continues to evolve.

Our employees may engage in misconduct or improper activities.

The Company, like any business, is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with laws or regulations, provide accurate information to regulators, comply with applicable standards, report financial information or data accurately or disclose unauthorized activities to the Company. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities which could result in regulatory sanctions and serious harm to our reputation.

Because we are a “start-up”, we face a material risk of business failure.

We were formed in 2021. We are therefore an “early stage” business. Our efforts to date have consisted mostly of formulating our business plan (a process which is still ongoing), conducting research and development, and developing our products. We have generated relatively limited revenue and incurred net losses. As such, we face a material risk of business failure.

The likelihood of our ability to meet our business goals must be considered in light of the significant expenses, complications and delays frequently encountered in connection with the establishment and expansion of new businesses and the nascent, rapidly evolving and highly competitive environment in which we operate. There is a material risk that future revenue from sales of our products or our other planned business activities may not occur or may not be significant enough for us to generate positive cash flows or profit at all. Future revenue, positive cash flows or profits, if any, will depend on many factors, including initial (and continued) market acceptance of our product offerings and the successful implementation of our business strategies.

Moreover, if we are unable to develop and implement other business strategies that generate revenue, our ability to achieve near and long-term growth would be significantly impaired, and our business might fail. There can be no assurance that our future results of operations will generate positive cash flows or be profitable or that our strategies, even if implemented, will increase the value of the Company.

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We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We do not have key-man insurance.

Since we have a limited operating history in our industry, it is difficult for potential investors to evaluate our business.

Our short operating history in the cannabis industry may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. As an early-stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

As our products and company are in a highly regulated industry, enforcement of current regulations, our failure to abide by regulations or significant and unforeseen changes in regulations or policy may have material impacts on our business.

At the U.S. federal level, cannabis is still illegal. Should the federal government begin enforcement actions against the Company or its subsidiaries, it would materially impact our business. 21 U.S.C. § 844(a) makes it unlawful for any person to knowingly or intentionally manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance; or to create, distribute, or dispense, or possess with intent to distribute or dispense, a counterfeit substance. Penalties are based upon the amount of the drug and may include the following:

●	1000 kilograms or more of a mixture or substance containing a detectable amount of marijuana, or 100 or more marijuana plants regardless of weight:

○	10 years to life in prison or 20 years to life in prison if serious injury or death occurs from the use of the substance
○	Up to $50 million fine for the Company

●	100 kilograms or more of a mixture or substance containing a detectable amount of marijuana, or 100 or more marijuana plants regardless of weight:

○	5 year minimum prison sentence which may be up to 40 years if serious injury or death occurs from the use of the substance.
○	Up to $25 million fine

●	Less than 50 kilograms of marihuana, except in the case of 50 or more marihuana plants regardless of weight, 10 kilograms of hashish, or one kilogram of hashish oil:

○	First offense:

■	5 years or less in prison
■	Up to $1,000,000 fine

○	Second offense:

■	10 years or less in prison
■	Up to $2,000,000 fine

●	Civil Asset Forfeiture: The federal government can seize assets, including property and money, linked to cannabis research or development if done without proper authorization.

●	FDA and DEA Violations: Companies conducting cannabis research must be registered with the DEA and comply with FDA regulations. Unauthorized clinical trials or product development could lead to FDA warnings and product seizures and DEA enforcement actions, including revoking licenses and imposing criminal charges.

Conversely, should cannabis become federally legal, it is likely that the market would become flooded with competitors, many of which would likely be large conglomerates that would drive smaller operators such as our Company out of the market.

In addition, several states, including the State of Oklahoma where we operate, have legalized and/or decriminalized the production, processing, distribution, sale and use of cannabis for adult-use or medical purposes. Oklahoma, medical marijuana is regulated by the Oklahoma Medical Marijuana Authority (“OMMA”). The OMMA has its own independent set of regulations. Should we or our partners fail to comply with applicable state regulations, we could be subject to sanctions and it could result in the suspension or revocation of our partners’ licenses. It is also possible that the OMMA could elect not to renew any of the licenses because of failure to meet a new or existing regulation, change in our structure that causes it not to meet license requirements or our failure to pay license fees timely. In addition to regulation at the state level, our partners may be subject to local regulation. Failure of our partners to comply with local regulations could also negatively impact our business and affect our ability to operate in such cities. Our ability to comply with applicable regulations is costly and our inability to meet such costs could materially negatively impact our business.

The inconsistencies between federal and state cannabis laws create several risks for the Company. As previously mentioned, cannabis remains illegal at the federal level under the Controlled Substances Act (“CSA”), and even if the Company is operating in compliance with state laws, it may still face federal enforcement actions, policy shifts, or new regulatory frameworks that could impact its operations. While the federal government has generally taken a hands-off approach in legal states, shifts in administration or policy could result in renewed enforcement actions against cannabis businesses. In addition, many financial institutions are reluctant to work with cannabis businesses due to federal laws, leading to difficulties in securing banking services, loans, and payment processing. This creates operational challenges and increases the risk of theft due to reliance on cash transactions. Interstate commerce remains a major challenge due to federal prohibition, preventing companies from legally transporting cannabis products between legal states. This forces businesses to either ignore such laws risking enforcement actions or to establish separate supply chains in each state where they operate, increasing costs and reducing efficiency. Furthermore, rapidly changing state laws mean the Company must continuously adapt to new regulations, taxation structures, and compliance requirements. The lack of legal uniformity makes long-term strategic planning difficult and increases the risk of operational disruptions for the Company. Also, because cannabis is illegal federally, some contracts involving cannabis businesses may be deemed unenforceable in federal courts, leading to uncertainties in business agreements and disputes.

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The inconsistencies between state cannabis laws create significant risks for companies operating within the industry or engaging with cannabis-related businesses. Each state has its own regulations regarding licensing, distribution, taxation, and compliance, making it challenging for companies to develop uniform policies and business strategies. A company operating in multiple states must navigate complex and often conflicting legal requirements, increasing administrative burdens and the risk of non-compliance. Failure to adhere to state-specific regulations can result in fines, license revocation, or even legal action, which could negatively impact business operations and profitability of the Company. Moreover, differences in product testing, labeling, and advertising laws add another layer of complexity. A product that meets safety and packaging requirements in one state may not be compliant in another, requiring costly adjustments in production and marketing. Additionally, employment laws related to cannabis use vary widely, with some states protecting medical cannabis users while others allow termination for any use. These inconsistencies create legal uncertainties for companies managing workforce policies, potentially leading to lawsuits or employee disputes.

Our products use marijuana, which is currently a Schedule I substance under the CSA and re-classification of marijuana to a Schedule II or Schedule II substance could subject the Company to additional risk.

Marijuana is a Schedule I substance under the Controlled Substances Act, meaning that it has a high potential for abuse, no currently accepted medical use in treatment in the United States, and a lack of accepted safety for use under medical supervision. Although some states within the United States have allowed the use of marijuana for medicinal purposes, it is the U.S. Food and Drug Administration (“FDA”) that has the federal authority to approve drugs for medicinal use in the United States. To date, the FDA has not approved a marketing application for any marijuana product for any clinical indication. Consistent therewith, the FDA and Drug Enforcement Administration (“DEA”) have concluded that marijuana has no federally approved medical use for treatment in the U.S. and thus it remains as a Schedule I controlled substance under federal law.

If the federal government ever re-classifies marijuana as a Schedule II or Schedule III controlled substance it would result in additional regulatory requirements that the Company would need to comply with. For example, Schedule II substances have strict manufacturing and distribution rules and companies must follow DEA production quotas. There are also strict storage and security requirements for Schedule II substances including locked storage and inventory tracking. The Company would still have manufacturing, distribution, storage, and security requirements if marijuana were re-classified as a Schedule III substance. They would just be less restrictive than the requirements for a Schedule II substance.

The use of cannabis products in the United States may impact our business.

As with most products, it is very difficult to gauge accurately market acceptance of our products. While we are taking and will take significant efforts in selecting products that we believe represent the best opportunities for market adoption, such as unsatisfied needs, competitive environment, partnering potential, therapeutic potential, and target product profile potential, the ultimate market acceptance of a product is very difficult to predict.

We may expend our limited resources to pursue a particular product and may fail to capitalize on products that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our efforts on particular research programs and products. As a result, we may forego or delay pursuit of opportunities with other products that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. If we do not accurately evaluate the commercial potential or target market for a particular product, we may relinquish valuable rights to that product through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product. Any such failure to improperly assess potential products could result in missed opportunities and/or our focus on products with low market potential, which would harm our business and financial condition.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, leases, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. We rely, and will continue to rely, on our related parties to maintain these services. If the pricing for these services changes, or if our related parties cease to provide these services, including by terminating agreements with us, we may be unable to obtain replacements for these services on the same terms without disruption to our business. This could have a material effect on our business, results of operations and financial condition. The details of certain of these transactions are set forth in “Transactions with Related Persons, Promoters and Certain Control Persons.” Related person transactions create the possibility of conflicts of interest with regard to our management, including that:

●	we may enter into contracts between us, on the one hand, and related parties, on the other, that are not the result of arm’s-length transactions;

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●	our executive officers and directors that hold positions of responsibility with related parties may be aware of certain business opportunities that are appropriate for presentation to us as well as to such other related parties and may present such business opportunities to such other parties; and

●	our executive officers and directors that hold positions of responsibility with related parties may have significant duties with, and spend significant time serving, other entities and may have conflicts of interest in allocating time.

Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related person transactions could impair the confidence of our investors. It is possible that a conflict of interest could have a material adverse effect on our liquidity, results of operations and financial condition.

Any inability to protect our intellectual property rights could reduce the value of our technologies and brand, which could adversely affect our financial condition, results of operations and business.

Our business is dependent upon our proprietary methods, know-how, genetics, trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under federal law and certain states in which we may operate. There is a risk of certain valuable trade secrets being exposed to potential infringers. There is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into the rapidly growing cannabis market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our products significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our products arise, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We could be subject to costly product liability claims related to our products.

We face the risk that the use of our products may result in adverse side effects to people. We face even greater risks upon further commercialization of our products. An individual may bring a product liability claim against us alleging that one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in: the inability to commercialize our products; decreased demand for our products; the inability to commercialize our products; regulatory investigations that could require costly recalls or product modifications; loss of revenue; substantial costs of litigation; liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves; an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all; the diversion of management’s attention from our business; and damage to our reputation and the reputation of our products. Product liability claims may subject us to the foregoing and other risks, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

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Our employees, independent contractors, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants and vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates state or local regulations. It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, loss of our Licenses or other entitlements and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Cannabis remains illegal under federal law in the U.S. where we operate, and any change in the enforcement priorities of the U.S. federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry in the U.S., which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States.

Currently, 38 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow the use of cannabis in some form. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

A significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us.

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We may not be able to maintain our banking accounts.

Many banks and credit unions will not accept deposits from legal marijuana businesses on a state or federal level because businesses that participate in cannabis-related activities are still deemed illegal under federal law. In addition, banks or other financial institutions may not make loans or other traditional banking services available. Although the Department of the Treasury issued guidelines (e.g., FinCEN) indicating that banks are permitted to provide services to cannabis-related companies in states that have legal cannabis as long as certain protocol are followed, many banks and credit unions are reluctant to accept deposits or will immediately close bank accounts of cannabis-related companies. In addition, the federal authorities may, at any time, change their policies and begin or continue penalizing banks or credit unions for providing services to cannabis-related companies in states that have legal cannabis. Additionally, even if banks or other financial institutions open accounts or provide financial services for the target companies, accounts may still be subject to financial or other disciplinary action by authorities. Any one of these or other related challenges could cause substantial losses and materially adversely impact the Company.

A lack of access to customary business banking relationships may cause the Company to carry large amounts of investments or revenues in cash that will likely be placed in large safes. These investments or business revenues may be subject to theft or subject the Company to other risks.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Changes in applicable state and local laws or regulations could restrict the products and services we offer or impose additional compliance costs on us. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

The cannabis industry faces significant opposition, and any negative trends could adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

We are subject to risks inherent in an agricultural business, including the risk of crop failure.

The cultivation of cannabis is an agricultural process. As such, our business is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, fire, plant diseases and similar agricultural risks. Although we currently grow our products indoors under climate-controlled conditions, there can be no assurance that natural elements, such as insects and plant diseases, will not entirely interrupt our production activities or have an adverse effect on our business. In addition, cannabis plants can be vulnerable to various pathogens including bacteria, fungi, viruses and other miscellaneous pathogens. Such instances often lead to reduced crop quality, stunted growth or death of the plant. Moreover, cannabis is “phytoremediative”, meaning that it may extract toxins or other undesirable chemicals or compounds from the ground in which it is planted. Various regulatory agencies have established maximum limits for pathogens, toxins, chemicals and other compounds that may be present in agricultural materials. If our cannabis plants are found to have levels of pathogens, toxins, chemicals or other undesirable compounds that exceed established limits, our product may not be suitable for commercialization and we may have to destroy the applicable portions of our crops.

We may not be able to store or transport our cannabis products to customers in a safe, timely and cost-efficient manner, and we may experience breaches of security at our facilities or loss as a result of theft of our products.

Because of the nature of our products and the limited legal channels for distribution, as well as the potential concentration of inventory in our facilities, we are subject to a heightened risk of theft of our product and other security breaches. The security of our products during transportation to and from our facilities is of the utmost concern. A breach of security at our one of our facilities, or during transport or delivery, could result in the significant loss of product as well as customers and may expose us to additional liability, including regulatory fines, litigation or increased expenses relating to the resolution and future prevention of similar events. Any failure to take steps necessary to ensure the safekeeping of our cannabis could also have an impact on our ability to continue operating under our existing licenses, to renew or receive amendments to our existing licenses or to receive required new licenses.

There has been limited study on the health effects of cannabis and cannabis products, and future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the benefits, viability, safety, efficacy, dosing and social acceptance of such products.

Research regarding the benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids, such as CBD and THC, remains in relatively early stages. Few clinical trials on the benefits and risks of cannabis or isolated cannabinoids have been conducted.

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Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies currently favored or could reach different or negative conclusions regarding the benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical or adult-use cannabis, which could adversely affect social acceptance of cannabis and the demand for our cannabis products.

The cannabis market may experience supply and demand fluctuations.

If our inventory levels in the future become greater than consumer demand, we may have to engage in sale of excess inventory at discounted prices, which could significantly impair our brand image. Conversely, if we underestimate demand for our products, we may experience inventory shortages, which might delay shipments to customers, reduce revenue, negatively impact customer relationships and diminish brand loyalty. In addition, demand for cannabis and cannabis products is dependent on a number of social, political and economic factors that are beyond our control, including the novelty of legalization, which may wear off. A material decline in the economic conditions affecting consumers can cause a reduction in disposable income for the average consumer, change consumption patterns and result in a reduction in spending on cannabis products or a switch to other products obtained through illicit channels. There can be no assurance that market demand for cannabis will continue to be sufficient to support our current or future production levels or that we will be able to generate sufficient revenue to be profitable.

We will not be able to deduct many normal business expenses.

Under Section 280E of the U.S. Internal Revenue Code (“Section 280E”), many normal business expenses incurred in the cultivation and distribution of marijuana and its derivatives are not deductible in calculating our federal income tax liability. A result of Section 280E is that an otherwise profitable business may in fact operate at a loss, after taking into account its income tax expenses. The application of Section 280E likely will have a material adverse effect on us.

Our ability to expand our business to other jurisdictions is highly uncertain.

The Company intends to continue expanding its operations to other jurisdictions. We will need to obtain licenses, permits, and other authorizations to operate a marijuana business in these jurisdictions, and we can provide no assurance that we will be able to successfully do so, or if we can obtain such authorizations, the amount of time and resources that will be required to do so. We cannot provide any assurances that we will be able to successfully expand our business to these and other jurisdictions.

We may not be able to register any federal trademarks for our marijuana products or seek protection under federal bankruptcy laws.

Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies marijuana products. As a result, we may be unable to protect our marijuana product trademarks, which could have a material adverse effect on our business. Similarly, cannabis companies have been denied protection under U.S. federal bankruptcy laws.

Laws will continue to change rapidly for the foreseeable future.

Local, state and federal laws and enforcement policies concerning marijuana-related conduct are changing rapidly and will continue to do so for the foreseeable future. Changes in applicable law are unpredictable and could have a material adverse effect on our business.

Significant interruptions in our access to certain key inputs such as labor, raw materials, electricity, water and other utilities may impair our cannabis growing operations.

Our business is dependent on several key inputs and their related costs, including raw materials, supplies and equipment related to our operations, as well as electricity, water and other utilities. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, loss of any energy subsidies, rising or volatile energy costs could curtail or preclude our ability to continue production and may have a material adverse impact on our business and results of operations. In addition, our operations could be significantly affected by a prolonged power outage. Furthermore, our cultivation operations require a significant amount of electricity as a result it may be difficult for us to locate areas to construct additional cultivation operations as we grow. Our ability to compete and grow cannabis is dependent on us having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of labor, equipment, parts and components.

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Failure in our quality control systems may adversely impact our sales volume, market share and profitability.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training program, and adherence by employees to quality control guidelines. If, as a result of a failure in our quality control systems, contamination of, or damage to, our inventory or packaged products occurs, we may incur significant costs in replacing the inventory and recalling products. We may be unable to meet customer demand and may lose customers who must purchase alternative brands or products. In addition, consumers may lose confidence in the affected products. A loss of sales volume from a contamination event may occur, and such a loss may affect our ability to supply our current customers and to recapture their business in the event they are forced to switch products or brands, even if on a temporary basis. We may also be subject to legal action as a result of a contamination, which could result in negative publicity and affect our sales. During this time, our competitors may benefit from an increased market share that could be difficult and costly to regain.

Our cannabis products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Cultivators and distributors of consumer goods products are sometimes subject to the recall or return of their products for a variety of reasons, including public health and public safety risks, product defects, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. Although we have detailed procedures in place for testing our finished cannabis products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. As a result of any such recall, we may lose a significant number of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands.

Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Any product recall affecting the cannabis industry more broadly, whether or not involving us, could also lead consumers to lose confidence in the safety and security of such products, including products sold by us.

We will rely on third-party distributors to distribute our products, and those distributors may not perform their obligations.

We will rely on third-party distributors to distribute and sell our products to consumers. If these distributors do not successfully carry out their contractual duties, if there is a delay or interruption in the distribution of our products or if these third parties damage our products, it could negatively impact our revenue from product sales. Furthermore, any damage to our products, such as product spoilage, could expose us to potential product liability, damage our reputation and the reputation of our brands or otherwise harm our business and results of operations.

We may not be able to obtain adequate insurance coverage in respect of the risks we and our business face, the premiums for such insurance may not continue to be commercially justifiable or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that we face.

Our insurance coverage is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be exposed to material uninsured liabilities that could impede our liquidity, profitability or solvency.

If we are not able to comply with all safety, health and environmental regulations applicable to our operations and industry, we may be held liable for any breaches of those regulations.

Safety, health and environmental laws and regulations affect nearly all aspects of our operations, including product development, working conditions, waste disposal, emission controls, the maintenance of air and water quality standards and, with respect to environmental laws and regulations, impose limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Compliance with safety, health and environmental laws and regulations can require significant expenditures. There can be no assurance that we will always be in compliance with all safety, health and environmental laws and regulations notwithstanding our attempts to comply with such laws and regulations.

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We may become subject to litigation, regulatory or agency proceedings, investigations and audits.

We may become subject to litigation, regulatory or agency proceedings, investigations and audits from time to time in the ordinary course of business, some of which may adversely affect our business. Should any litigation, regulatory or agency proceeding, investigation or audit in which we become involved be determined against us, such a decision could adversely affect our ability to continue operating, the value or market price for the common shares and could require the use of significant resources. Even if we are involved in litigation, regulatory or agency proceedings investigations and audits and are ultimately successful, they can require the redirection of significant resources and may also create a negative perception of our brand. The outcome of any litigation, regulatory or agency proceedings, investigations and audits is inherently uncertain. Unfavorable rulings, judgments or settlement terms could have a material adverse impact on our business and results of operations.

On February 21, 2025, Endless Corporation, together with its affiliates Endless Biotech LLC, Endless Grow LLC, 171 Ventures LLC, and Travis Dahm, was named as a defendant in a lawsuit filed in the District Court of Tulsa County, Oklahoma by 918 Construction LLC. The plaintiff alleged breach of contract and unjust enrichment and sought to foreclose on a mechanic’s lien related to alleged unpaid construction services performed in 2023 on the property currently leased by the Company, during a time when the property was owned by a previous landlord. The plaintiff initially sought damages of approximately $115,300.66, plus interest, attorneys’ fees, and other costs. The Company disputed the claims and asserted that the plaintiff performed substandard and unpermitted work. Without admitting any liability, the parties reached a settlement to fully and finally resolve the matter. On March 20, 2025, the lawsuit was settled for $52,000. The settlement amount will be reflected in the Company’s financial statements for the year ending December 31, 2025. The matter is now considered closed, and management does not expect the resolution of this matter to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Our research and development expenses fluctuate based on our ability to generate revenue from managed services agreements.

While some of our costs of services sold are covered by managed services revenue, we continue to incur significant R&D expenses including, but not limited to, costs related to pheno-hunting, crop steering research, and tissue culture advancements. We classify costs incurred up to the level of managed services revenue as cost of services sold expenses, while excess costs are classified as R&D expenses under ASC 730. If we are unable to generate sufficient revenue or secure external funding, we may need to reduce our research efforts, which could impact our ability to develop proprietary agricultural technologies.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this Offering Circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

In the last twelve months, the Company has issued to officers and directors shares of preferred stock totaling 22,661,916 with a par value of $0.0001 and shares of common stock totaling 150,000,000 with par value of $0.0001 in exchange of 52,505 shares of common stock with a par value of $1.0000 which were exchanged through a restructuring in Septembers of 2024 and originally issued for services performed (no cash contributions), as compared to the $1.00 per Share being offered to investors in this offering. In addition, the Company has issued convertible promissory notes to investors, totaling approximately $4,495,100 plus accrued interest. Upon qualification of this offering, these notes shall convert into preferred shares at a discounted price range of $0.17 to $0.50 per share. Furthermore, the Company has granted a stock awards for 751,000,000 shares of common stock and 16,475,000 shares of preferred stock for services subject to vesting and has issued 6,989,500 shares of preferred stock for services included in the capitalization. As a result of the issuances to our officers and directors, issuances for services, and issuances upon conversion of our convertible notes at a discount to the price being offered to investors, investors will experience immediate and future economic dilution as a result of buying Shares. Future Share issuances could further dilute investors’ interests in the Company.

PLAN OF DISTRIBUTION

We are offering up to 75,000,000 shares of preferred stock in the Company at a price per share of $1.00 for maximum offering proceeds of up to $75,000,000.00 if all offered Shares are sold. There is no minimum offering amount and no provision to return investor funds if a minimum number of Shares is not sold. All accepted subscription funds will be immediately available for the Company’s use. We intend to conduct multiple separate closings, which closings may be conducted on a rolling basis. Closings will occur promptly after receiving investor funds, but in each case at least every 30 days. The minimum investment established for each investor is $650.00.

The sale of Shares will commence within two days from this Offering Circular, as amended, being qualified by the SEC. This offering shall be terminated upon (i) the date which is three years from the date this Offering Circular or an amendment thereof, as applicable, is qualified by the SEC, (ii) the sale of the maximum offering amount of Shares for the offering, or (iii) such earlier date as determined by the Company.

Agreement with Dalmore Group, LLC

We have engaged Dalmore Group, LLC, a Delaware limited liability company as our Broker of record to assist in our self-driven capital raise on a best-efforts basis of our interests in those states where Broker is registered to undertake such activities. The Broker will not solicit potential investors and is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

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The Company has also engaged affiliates of the Broker, including Industry FinTech Inc, and its affiliates (“IFT”) to create and maintain the online subscription processing platform for the offering.

Broker and its affiliates provide separate services to the Company to help facilitate the offering, from establishment of the platform to be used for subscription processing, through back-office operations/compliance. Although orchestrated through the Broker, each affiliate has separate compensation, and agreements embedded into the Broker’s services agreement. Once the offering is qualified, Investors will subscribe via the Company’s website and investor funds will be processed via IFT’s integrated payment solutions.

Fees and Commissions

The Company has engaged Dalmore Group, LLC a broker-dealer registered with the SEC and a member of Financial Industry Regulatory Authority (“FINRA,”) to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept an investor as a customer;

●	We will be entering into an agreement with North Capital Private Securities Corporation (“North Capital”), a Delaware Corporation and a registered Broker-Dealer, member FINRA and SIPC to provide KYC and AML compliance services for the Company. North Capital dashboard is configured to provide access to our Broker-Dealer who reviews the investor information including KYC, performs AML and other compliance background checks and provides a recommendation to the Company whether or not to accept a Subscriber. See Exhibit 6.7 for tentative agreement with North Capital to be executed closer to the qualification date.

Specifically, the following US databases are checked by North Capital during the KYC check:

●	Businesses
●	Bankruptcy
●	Driver’s License
●	Directory Assistance
●	Reverse Look Up & Mobile
●	Civil Court
●	Motor Vehicles and Boat
●	Hunting/Fishing License
●	Merchant Vessel
●	Geolocation
●	OFAC
●	PEP (Politically Exposed Persons)
●	Non SDN Consolidated Sanctions (PLC, FSE, ISA, SSI)
●	Defense Trade Controls (DTC) Debarred Parties
●	Commodity Futures Trading Commission Sanctions List of Regulatory and Self-Regulatory
●	Authorities
●	Bank of England Sanctions List (BOL)
●	World Bank Ineligible Firms
●	Official Records
●	Person Search
●	Professional Licenses
●	Property Assessment
●	Credit Headers
●	Property Deed
●	Voter Registration
●	Corporations
●	UCC Filings
●	Internet Domain Name
●	Delaware Corporations
●	Criminal Conviction
●	Concealed weapons Permit

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●	DEA Controlled Substances Licenses
●	FAA Aircraft
●	FAA Pilot
●	Federal Firearms and Explosives License

AML is used to cross check an individual’s name against a number of global watch lists to verify that the person isn’t a wanted person. This check will work for both U.S. persons and non-U.S. persons. If an individual fails this check, this means that this person’s name was at least a 90% match with a name on a watch list and a government issued photo ID needs to be collected to verify as pass or fail.

The following lists are checked are checked by North Capital for AML:

●	OFAC
●	PEP (Politically Exposed Persons)
●	Non SDN Consolidated Sanctions (PLC, FSE, ISA, SSI)
●	Defense Trade Controls (DTC) Debarred Parties
●	Commodity Futures Trading Commission Sanctions List of Regulatory and Self-Regulatory
●	Authorities
●	Bank of England Sanctions List (BOL)
●	World Bank Ineligible Firms
●	FBI Fugitives 10 Most Wanted, Most Wanted
●	Terrorists and Monthly Most Wanted
●	Financial Crimes Enforcement Network
●	Foreign Agent Registrations
●	International Police Most Wanted
●	OFAC - Enhanced Sanctioned Countries
●	Office of Controller of Currency of Unauthorized Banks
●	Office of the Superintendent of Financial Institutions (OSFI) - Canada
●	State Department Terrorist Exclusions
●	Terrorists Inside of European Union
●	Terrorists Outside of European Union
●	United Nations Named Terrorists
●	US Bureau of Industry and Security - Unverified Entity List
●	US Bureau of Industry and Security - Unverified Entity List
●	US Bureau of Industry and Security – Denied Person List

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation;

●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Broker a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, our Company has paid Broker a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Broker in connection with this offering. Broker will refund any amount related to this expense allowance to the extent it is not used, incurred, or provided to our Company. Our Company has also agreed to pay Broker a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 30 days after this offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA. Assuming the offering as currently anticipated is fully-subscribed, the Company estimates that total fees payable to Broker, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $775,000.00.

Broker has not investigated the desirability or advisability of investment in the Shares, nor approved, endorsed or passed upon the merits of purchasing the Shares. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

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The Shares are only offered in jurisdictions where it is not unlawful to offer and sell these securities. The Shares will not be offered or sold in states where the Broker is not registered as a broker-dealer pursuant to the applicable state law or in any jurisdictions where it is not lawful to offer and sell the Shares.

Investor Suitability Standards

Our Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the interests of our Company does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not negative equity), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

In addition to the foregoing, each prospective investor must represent in writing that they meet, among other things, all of the following requirements:

●	The prospective investor has received this Offering Circular and its exhibits;

●	The prospective investor understands that an investment in interests involves substantial risks;

●	The prospective investor’s overall commitment to non-liquid investments is, and after their investment in interests will be, reasonable in relation to their net worth and current needs;

●	The prospective investor has adequate means of providing for their financial requirements, both current and anticipated, and has no need for liquidity in this investment;

●	The prospective investor can bear the economic risk of losing their entire investment in interests;

●	The prospective investor has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in interests; and

●	Except as set forth in the subscription agreement, no representations or warranties have been made to the prospective investor by our Company or any partner, agent, employee, or affiliate thereof, and in entering into this transaction the prospective investor is not relying upon any information, other than that contained in the offering statement of which this offering circular is a part, including its exhibits.

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If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

We will be permitted to make a determination that the subscribers of interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov. We may accept or reject any subscription, in whole or in part, for any reason or no reason at all.

An investment in our interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our interests.

How to Subscribe

After the Commission has qualified the offering statement, the offering will be conducted using the online subscription processing platform of Industry Fintech Inc (“Technology Provider”), an affiliate of the Broker, through our website at Invest.endlessbiotech.com whereby investors in the offering will receive, review, execute, and deliver subscription agreements electronically. Payment of the purchase price for the interests will be made through a third-party processor by ACH debit transfer or wire transfer or credit card to an account designated by us. We estimate total fees payable by our Company directly to the Technology Provider will be approximately $3,250 per month with a $500 onboarding and set-up fee.

The Technology Provider is not participating as an underwriter or placement agent of this offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this offering circular or other offering materials to potential investors. All inquiries regarding this offering should be made directly to us.

The Company may close on investments on a “rolling” basis (so not all investors will receive their interests on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via IFT. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company for its use.

In order to invest, you will be required to subscribe to the offering via the Company’s offering website and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of ten percent (10%) of his or her annual income or ten percent (10%) of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount. Investors will be required to agree to indemnify our Company for misrepresentations of the investor within the subscription agreement or supplemental disclosures. Nonetheless, we may not require, and are not requiring, investors to waive any claims or remedies they may have against our Company under the Securities Act or Exchange Act. Once an investor’s interests have been issued, the investor will become a member of our Company.

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Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, excluding any claim under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “offering circular supplement” that may add, update or change information contained in this offering circular. We will also amend our offering statement annually while this offering is open to include updated financial statements. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or amendment. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the SEC.

The offering statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the SEC website at www.sec.gov.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of the Shares offered hereby. It is possible that we may not raise the entire $75,000,000.00 in Shares being offered through this Offering Circular. In such case, we will reallocate the use of proceeds as the board of directors deems them to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Gross Offering Proceeds	$75,000,000	$56,250,000	$37,500,000	$18,750,000
Offering Costs (including broker dealer, and similar offering costs)(1)	$3,010,500	$2,279,250	$1,548,000	$816,750

Use of Net Proceeds:	$71,989,500	$53,970,750	$35,952,000	$17,933,250
Marketing	$10,000,000	$7,500,000	$5,000,000	$2,500,000
Property, Plant, Equipment	$45,000,000	$31,000,000	$18,750,000	$5,000,000
Research and Development	$2,500,000	$1,875,000	$1,250,000	$625,000
Royalty Cash Buyouts (2)	$2,755,000	$2,066,250	$1,377,500	$688,750
Staffing, General, and Administrative	$11,734,500	$11,529,500	$9,574,000	$9,119,550

*The figures in the table above are rounded to the nearest whole dollar.

Notes:

(1)	Dalmore Group, LLC, referred to herein as the Broker, is engaged for administrative and compliance related services in connection with this offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the offering. Additionally, the Broker and its affiliates will receive certain other fees, which fees are described in “Plan of Distribution” above. Our Company also expects to incur other expenses relating to this offering, including, but not limited to, legal, accounting, compliance, travel, marketing, technology, printing and other miscellaneous fees. The amounts listed above include reimbursement of such expenses to our Company. Any monies budgeted for but not spent on offering expenses will be reallocated pro rata among the other categories in the above table.

(2)	This amount includes the payment of $2,755,000 in cash in exchange for the termination of royalty payment agreements entered into by the Company. The original royalty agreements are included hereto as Exhibit 6.7.

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In September 2024, the Company executed agreements to restructure and eliminate all outstanding royalty obligations. The restructuring included:

●	Issuance of 3,895,000 Preferred Stock shares in exchange for extinguishment of future royalty payments of $3,500,000.

●	Cash buyouts of future royalty payments totaling $2,755,000 to be paid from proceeds of this offering to extinguish $5,679,200 in future royalty payments.

●	Pro-ration of cash payments are based on the total raised in this offering, meaning they are subject to hurdle-based payout conditions from proceeds of this offering, as referenced in the attached investor agreements.

If the approximately $2.76 million in cash payments required for the royalty buy-outs are met we can settle all outstanding future royalty obligations, however, if the cash payment obligations are not met (subject to hurdle-based payout conditions from proceeds of this offering), up to approximately $6.1 million in royalty obligations will remain active.

These restructuring agreements reduced the Company’s contingent liabilities, strengthened liquidity, and provided a clearer capital structure moving forward.

Royalty Buyout Agreements Summary

The royalty buy-out agreements are attached as part of Exhibit 6.8 and include the following buy-out amounts:

Investor	Maximum Payout	Royalty Per Unit	Approximate Future Obligations Due	Buyout Amount
K&L Investments LLC	$2,400,000	$0.50 per unit	$2,365,280	$1,075,000
Oklahoma Polygenetics LP	$660,000	$0.10 per unit	$651,043	$330,000
Fontana Valley Capital, LLC	$250,000	$0.10 per unit	$245,522	$125,000
Tharusyan Pillay	$400,000	$0.06 per unit	$397,627	$200,000
Various Combined	$1,500,000	$0.375 per unit	$1,475,179	$750,000
Orsini Inc	$250,000	$0.05 per unit	$248,022	$125,000
Andrew Kim	$100,000	$0.02 per unit	$98,611	$50,000
Arjuna Anday	$200,000	$0.03 per unit	$197,916	$100,000
Total	$5,760,000	$1.235 per unit	$5,679,200	$2,755,000

Material Terms:

-	Party entitled to the royalty payments will receive a return of their capital (all or a portion) subject to four capital raising hurdles based upon this offering. They will be paid 25% of the amount owed within 30 days of each $18,750,000 raised in this offering (any party receiving a portion, rather than all their capital, has entered into a royalty stock exchange agreement for the remaining return of capital they are entitled to).

-	Party retains all royalties paid as of the date of the Royalty Buy-out Agreement (royalties have stopped as of this date).

-	If this offering closes with one or more hurdles not being met, the remaining capital owed to a party shall be subject to the original royalty agreement between the party and the Company, as of the date of the closing of this offering.

-	The agreement is governed by the laws of Oklahoma.

Royalty Stock Exchange Agreements

In connection with this restructuring, the Company also exchanged 3,895,000 shares of its Preferred stock for the cancellation of $3,500,000 in future royalty obligations owed to various investors and entities. Between the cash buyout noted above and the exchange agreements the Company effectively eliminated up to $9,179,200 in future royalty payment obligations. The royalty stock exchange agreements are attached as part of Exhibit 6.8.

Material terms:

-	In exchange for cancelation of the royalty agreement, parties are offered Preferred stock along with a bonus amount of Preferred stock in lieu of accepting a cash buy-out in an amount specified in each agreement.

-	Parties agree that an amount equal to the aggregate fair market value of the total amount of shares issued (including the bonus shares) will be added to the investor’s capital account.

-	If the fair market value is assessed or reassessed pursuant to subsection 1.2 of section 5 of the agreement, the exchange price will be adjusted by the amount equal to the difference of the exchange price and adjusted fair market value. If the Company and the investor do not agree on the adjusted fair market value, the exchange price will be adjusted equal to the amount determined by final judgment of a court of competent jurisdiction.

-	The agreement is governed by the laws of Oklahoma.

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The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DESCRIPTION OF BUSINESS

Organization

Endless Corporation was founded in early 2021 and is a domestic corporation organized under the laws of the Oklahoma. The Company is a startup, development stage, biotechnology company focused on specializing in pharmaceutical-grade tissue cultures, clone genetics, genetic preservation, disease cleanup, and virus testing, including for cannabis.

Our Mission and Focus

Endless Corporation is a biotechnology and agricultural technology company focused on plant tissue culture, genetic preservation, and agricultural process optimization. Our mission is to advance disease- and pest-free plant propagation methods through scientific research, data analytics, and proprietary cultivation techniques.

Regulatory Compliance and Limited Cannabis Involvement

We do not cultivate, take possession of, process, distribute, or sell cannabis or cannabis-derived products. Additionally, we do not conduct federally restricted research on cannabis.

Our role is strictly limited to providing management services, operational oversight, and research support to licensed cultivators under state-regulated agreements. All licensed cannabis activity is conducted solely by licensed entities in compliance with the Oklahoma Medical Marijuana Authority (OMMA) regulations.

Management Services, Licensing, and Business Entity Structure

Endless Corporation operates under management services agreements with licensed cannabis cultivators, providing operational oversight, facility management, and scientific research support. These agreements allow us to apply our data-driven cultivation techniques while ensuring compliance with regulatory requirements.

Licensed cannabis operations are governed by the Oklahoma Medical Marijuana Authority (OMMA), and all licensed cultivation activities are conducted by the licensed entities in compliance with OMMA regulations. Endless Corporation does not engage in any licensed cannabis activity and operates strictly as a management services provider.

The Company has agreements with the following licensed cultivators:

●	Best of Holloy, LLC – A licensed cannabis cultivator in Oklahoma. Under a five-year agreement (effective April 1, 2021), Endless Corporation provides facility management, staffing, and operational oversight. The Company is compensated based on cost reimbursement plus the greater of $1,000/month or 90% of net profit from sales.

●	Endless Grow, LLC – A licensed cannabis cultivator formed in 2023 by Travis Dahm, CEO & Co-Founder of Endless Corporation. Under Oklahoma law, at least 75% of ownership in such an entity must be held by a state resident, currently met by Mr. Dahm. Endless Corporation provides cultivation oversight under a 10-year management agreement (effective April 1, 2023), compensated based on cost reimbursement plus a fixed $1,000 monthly fee.

Both of these agreements are governed by the laws of the State of Oklahoma. Under these agreements, Endless Corporation is responsible for managing cultivation operations, covering operational costs, and applying sales proceeds against those costs. To date, managed services costs of services sold have exceeded revenues, with excess costs not reimbursed being classified as R&D expenses, as they contribute to technological advancement in agriculture. Both agreements provide audit rights which permit Best of Holloy, LLC and Endless Grow, LLC, upon no less than ten (10) business days written notice to the Company, to audit, examine and make copies of, or extracts from, the books of account and other financial and sales records of the business in order to confirm the calculation revenues, cost of goods sold and net profits. If an audit reveals a discrepancy in the amounts paid and/or reported in respect of the period covered, the parties will reasonably cooperate to true-up the over- or underpayment within thirty (30) days of finally determining the correct amount of that should have been paid and/or reported.

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The management services agreements may be terminated as follows:

●	With unanimous consent by the Company’s board of directors upon the occurrence of any event or the existence of any condition beyond the reasonable control of the parties, which prevents the business operation outlined in the agreement from functioning in a manner consistent with the purpose of the agreement or to otherwise make it possible to carry out its purpose, and such event or condition cannot be corrected within a reasonable time at a reasonable expense.

●	A non-defaulting party to the agreement may elect to terminate the agreement in an event of a default. The following constitutes a default:

○	(i) A party or its affiliate shall materially default in the observance or performance of any material agreement, covenant, or condition contained in the agreement or in any material agreement with or relating to the management agreement, and such default shall continue to exist for a period of 30 days after the other party or the management agreement gives such defaulting party or its affiliate written notice of such default; or

○	(ii) a representation or warranty made by the party herein or in any ancillary agreement (or in any certificate or financial or other statement furnished by such party to the other in connection therewith) or by the party’s affiliate in connection with the agreement or any ancillary agreement shall prove to be false or misleading in any respect which would have a material adverse effect on the agreement or the other party, and remain uncured for a period of thirty (30) days after the other party gives the party or its affiliate written notice of such default.

●	In the event that Best of Holloy, LLC or Endless Grow, LLC would like to discontinue the agreement, they may choose to appoint a third-party manager with 30 days prior notice to the Company and relocation of their license and cultivation operations.

●	With unanimous consent by the Company’s board of directors if there is an entry of an order for relief or the institution of any proceedings of any nature under the laws of the laws of the United States or any state or any foreign country for relief of debtors wherein an Party is seeking relief as debtor; there is an appointment of a receiver, trustee, custodian or like officer for all or substantially all of the business or assets of such Party on the grounds of insolvency and either the Party has consented to such appointment or has failed to vacate or otherwise cause said appointment to be set aside within 60 days; or there is the institution against such Party of a proceeding under the Federal bankruptcy act or any law of the United States or other jurisdiction now in existence or hereinafter enacted having the same general purpose which proceeding is not dismissed or discharged within 60 days after the institution thereof.

Endless Corporation intends to acquire a 25% ownership interest in Endless Grow, LLC once regulatory conditions allow, with the remaining 75% ownership split equally between Travis Dahm and Gary Holland. This transfer has not yet occurred and is not expected before SEC qualification of this offering.

In early 2024, Endless Corporation formed Endless Biotech, LLC to hold certain agricultural assets. As of the date of this offering, Endless Biotech, LLC has not conducted financial transactions or operations. The Company expects to begin transitioning ownership of these assets to Endless Biotech, LLC in 2025 or 2026, but this transition is not likely to occur before the qualification of this offering.

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Asset Ownership & Licensing Structure

The assets used in operations are owned as follows:

●	Endless Corporation owns and maintains proprietary biotechnology, research data, tissue culture methods, and intellectual property (IP) related to plant genetics and cultivation efficiencies. These technologies are developed internally and licensed to third-party cultivators under management agreements.

●	Endless Corporation owns all cultivation equipment used by Endless Grow, LLC and leases the growing facilities in which Endless Grow, LLC operates.

●	Best of Holloy, LLC owns its cultivation equipment and growing facilities and operates independently under a management services agreement with Endless Corporation.

●	Endless Grow, LLC does not own cultivation equipment or growing facilities but operates within leased facilities using equipment owned by Endless Corporation under a management services agreement. Endless Corporation grants access to facilities, equipment, and proprietary research for operations.

●	Endless Biotech, LLC, a wholly owned subsidiary of Endless Corporation, is intended to hold certain agricultural assets and proprietary genetic materials in the future. As of the date of this offering, it has not yet conducted financial transactions or operations, but the transition of assets is expected in 2025 or 2026.

In April of 2021, Endless Corporation contracted with Best of Holloy, LLC to provide management services, whereby, Endless Corporation provides operational oversight and management of Best of Holloy, LLC’s cultivation operation. The management services agreement is attached as Exhibit 6.3. Gary Holland is a 65% beneficial owner of Best of Holloy, LLC. In early 2023, Travis Dahm, the Company’s Co-Founder, CEO, and President organized Endless Grow, LLC which is a licensed regulated cannabis cultivator using the Company’s facilities to cultivate. Travis Dahm is the sole beneficial owner of Endless Grow, LLC, and under the current laws of Oklahoma a resident is required to maintain 75% ownership in this type of a regulated licensed cultivation. As soon as is feasibly possible the Company intends to transfer 25% ownership to Endless Corporation with the remaining 75% to be split evenly between Travis Dahm and Gary Holland, the Company’s Co-Founder & Chief Innovation Officer.

Business Phases

Phase 1: Proof of Concept (Completed)

Objective: Validate cloning feasibility for the cannabis industry through tissue culture techniques and genetic preservation.

Current Operations:

●	Established a high-quality clone production system with a focus on genetic stability, disease resistance, and cultivation efficiency.
●	Conducted research and testing on optimal cloning techniques, growth conditions, and disease prevention.
●	Managed services agreements allowed application of proprietary tissue culture methods to licensed cultivators’ operations, ensuring regulatory compliance.

Outcome: Successfully confirmed market demand for high-quality clones and demonstrated the viability of scalable tissue culture propagation.

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Phase 2: Initial Expansion (Completed)

Objective: Remodel Building I to increase production capacity to 40,000+ clones per month and optimize propagation workflows.

Current Operations & Expansion:

●	Building I was expanded to accommodate additional clone production and improve operational efficiencies.
●	Upgrades included workflow optimization, environmental control systems, and expanded research capacity for plant genetics and cultivation data analytics.
●	Building I currently operates as both a plant propagation facility and the headquarters for managed services cultivation oversight. It houses tissue culture research, clone propagation, and operational support for licensed cultivators under Oklahoma Medical Marijuana Authority (OMMA) compliance.

Outcome: Increased clone production capacity while ensuring high viability and consistency. Established scalable framework for expansion.

Phase 3: Scaling Up (In Progress)

Objective: Expand Building I to scale production capacity to an estimated 1 million clones per month while enhancing research and automation.

●	Current Operations & Expansion Plans:

○	Currently finalizing architectural plans and securing permits for the facility expansion.
○	Expansion will include:

■	Additional climate-controlled grow rooms.
■	Automated cloning systems to enhance efficiency and quality control.
■	Upgraded tissue culture lab to streamline the propagation pipeline and scale R&D.

○	Building I continues to support managed services cultivation by providing operational oversight, staffing, and application of proprietary biotechnology to licensed cultivators.

●	R&D Contributions:

○	Further development of proprietary crop steering algorithms, disease-resistance strategies, and automation for large-scale propagation.
○	Research findings are integrated into cultivation management services, ensuring technological advancement without direct cannabis involvement.

Outcome: Once complete, this phase will allow for significant production scaling while maintaining genetic integrity and quality control.

Phase 4: Large-Scale Distribution (Planned)

Objective: Construct Building II, a 40,000 sq. ft. state-of-the-art propagation center, to support production capacity of 5 million clones per month.

●	Expansion Plans:

○	Designed for high-volume tissue culture propagation, advanced automation, and precision climate control to optimize efficiency.
○	Integrated logistics infrastructure to facilitate nationwide and international distribution while maintaining strict compliance with regulatory frameworks.
○	Research & Development Focus:

■	Further refinement of genetic preservation and propagation efficiency.
■	Robotics and automation to enhance large-scale production capabilities.

Outcome: Establish Endless Corporation as a leader in large-scale plant propagation, biotechnology advancements, and agricultural technology solutions. This enables the company to serve a broader market while licensing proprietary tissue culture methods and R&D innovations under controlled agreements.

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Research and Development

Research and development (R&D) is a core component of the Company’s operations. The Company engages in planned research efforts to improve plant genetics, disease resistance, virus detection, and cultivation process efficiencies.

The Company’s key R&D activities include, but are not limited to:

●	Pheno-Hunting – Identifying and stabilizing desirable plant traits such as yield, cannabinoid profile, disease resistance, and overall plant vigor through selective breeding.

●	Tissue Culture and Micropropagation – Developing disease-free, genetically stable plant lines for large-scale commercial cultivation.

●	Nutrient and Media Optimization – Testing and refining nutrient formulations media to improve plant health and cannabinoid production.

●	Optimization of Cultivation Methods – Researching and refining best practices for light cycles, irrigation techniques, canopy management, and pest/disease prevention to maximize plant health and yield.

●	Environmental Control Studies – Evaluating the impact of temperature, humidity, airflow, and lighting conditions on plant growth and overall cannabinoid production to improve cultivation efficiency.

●	Crop Steering Methodologies – Implementing precise irrigation and fertigation strategies to manipulate plant growth phases, optimize resource allocation, and maximize cannabinoid and terpene production.

●	Proprietary Agricultural Data Collection – Developing and utilizing custom data analytics systems to monitor plant performance, track environmental variables, and refine cultivation strategies for improved efficiency and consistency.

The Company generates revenue under managed services agreements, which include a management fee and cost reimbursements. These revenues are recorded separately.

Costs incurred for managed services are first classified as cost of services sold up to the level of revenue received. Any excess costs related to research and development efforts are classified as R&D expenses under ASC 730, as they contribute to technological advancement in agriculture and plant biotechnology.

All our research efforts are designed to help cultivators optimize their agricultural processes, improve plant genetics, and enhance overall cultivation efficiency. While our research primarily supports cultivators implementing outsourced immature plants into their grow cycles, our scientific data also benefits high-performance, research-driven cultivators across the agricultural sector.

As part of our long-term research strategy, we also anticipate making our proprietary data and research available to future subscribers to support the next generation of disease- and pathogen-free plant genetics. Cultivators leveraging our proprietary research and data insights can significantly enhance their cultivation methods, leading to increased consistency, disease resistance, and yield potential.

We consider our research and development efforts as a continuous technological advancement in agricultural techniques and biotechnology. Our investment in data analytics, pheno-hunting, and tissue culture refinement is aimed at setting new industry standards for cultivation efficiency and plant disease resistance.

Looking ahead, we intend to expand our R&D initiatives to include robotics in our tissue culture lab, with the goal of reducing operational costs, increasing consistency, and enabling efficient scalability in tissue culture propagation. The potential applications of this research extend beyond our internal operations and could provide scalable solutions for tissue culture labs worldwide, advancing global agricultural biotechnology.

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Market Opportunity

Industry Overview

Worldwide:

The cannabis industry has been growing rapidly due to increasing legalization and acceptance for both medicinal and recreational use. The demand for high-quality cannabis plants has led to a parallel growth in the market for clones and tissue culture. 71 countries have adopted cannabis legalization, and cannabis consumers globally spent $415 billion on high-THC cannabis in 2020, with an annual spending projected to climb to $496 billion by 2025. (1)(2)(3)(4)

(1)

New Frontier Data, New Frontier Data Projects Doubling of Global Legal Cannabis Sales to USD $51B by 2025, GlobeNewswire (September 15, 2021), available at https://www.globenewswire.com/news-release/2021/09/15/2297705/0/en/New-Frontier-Data-Projects-Doubling-of-Global-Legal-Cannabis-Sales-to-USD-51B-by-2025.html

(2)	Wikipedia, International Drug Control Conventions, available at https://en.wikipedia.org/wiki/International_drug_control_conventions
(3)	Wikipedia, Legality of Cannabis, available at https://en.wikipedia.org/wiki/Legality_of_cannabis
(4)	Note: The figures provided above are based on industry reports and projections. Actual market values may vary.

United States

The cannabis industry has experienced significant growth due to increasing legalization and consumer acceptance. In the United States, combined medical and recreational cannabis sales reached approximately $33.6 billion in 2023 and are projected to grow to over $50 billion by 2028. This surge in demand has also led to increased interest in high-quality, genetically consistent plants produced through tissue culture and advanced propagation methods. (1)

(1)	MJBizDaily. (2023). U.S. Cannabis Sales Estimates. Available at: https://mjbizdaily.com/us-cannabis-sales-estimates/ Note: The figures provided above are based on industry reports and projections. Actual market values may vary.

Technology Integration: Advances in biotechnology and plant sciences are driving innovation in cloning and tissue culture methods, improving yield and consistency of cannabis plants.

Competitive Landscape

Key Players: There are several established companies in the cannabis cloning and tissue culture space, along with numerous startups. Key players include companies that specialize in cannabis genetics, large-scale growers, and biotechnology firms that provide tissue culture solutions.

Tissue Culture Companies Specializing in Cannabis:

○	Phylos Bioscience: Specializes in plant genetics and tissue culture, offering services that include DNA testing and strain identification, which help breeders and growers maintain consistency and quality.
○	Segra International: Focuses on tissue culture propagation and plant micropropagation services for the cannabis industry, ensuring disease-free and high-quality plants.
○	Conception Nurseries: A leader in tissue culture propagation, providing high-quality cannabis clones with a focus on scalability and genetic integrity.
○	Tissue Culture Co.: Offers tissue culture and micropropagation services specifically tailored to cannabis, emphasizing genetic stability and disease-free plant production.

Cannabis Genetic Companies:

○	DNA Genetics: Known for their high-quality cannabis genetics, DNA Genetics provides seeds and clones to growers, ensuring consistency and quality across their product lines.
○	Canopy Growth Corporation: A major player in the cannabis industry, Canopy Growth has invested in tissue culture technology to maintain genetic consistency across its large-scale operations.
○	Aurora Cannabis: Another large cannabis producer, Aurora has developed in-house capabilities for tissue culture and cloning to support its extensive cultivation operations.

Breeding and Cultivation Companies:

○	Humboldt Seed Organization: Specializes in developing high-quality cannabis strains and providing seeds and clones to growers.
○	Green House Seed Co.: A well-known name in cannabis breeding, offering a wide variety of strains and clones to the global market.
○	Cannarado Genetics: Focuses on breeding and supplying unique cannabis strains, catering to both commercial growers and boutique producers.

Research and Development Entities:

○	Front Range Biosciences: An agricultural biotech company that combines plant breeding and genetics with tissue culture technology to produce high-quality cannabis and hemp plants.
○	Cultivaris Hemp Foundation: Works on developing and distributing hemp clones through tissue culture, aiming to provide reliable, consistent plant materials to the market.

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Nurseries with Tissue Culture Facilities:

○	Dark Heart Nursery: Specializes in providing cannabis clones and has integrated tissue culture into their propagation methods to ensure clean, healthy plant starts.
○	FloraCo: A company focused on delivering high-quality clones and tissue-cultured plants to the cannabis industry, emphasizing genetic consistency and health.

Barriers to Entry: The industry has moderate barriers to entry, including the need for specialized knowledge in plant genetics and tissue culture techniques, regulatory compliance, and initial capital investment.

Company Positioning in the Industry

Expertise in Tissue Culture: Our team consists of professionals specializing in plant genetics, biotechnology, and data-driven cultivation techniques. We employ advanced tissue culture methods to ensure genetic consistency and disease resistance in cannabis propagation, and this can be a significant competitive advantage, as tissue culture can produce disease-free, genetically consistent plants at scale.

Partnerships and Collaborations: Endless collaborates with industry leaders, participating in knowledge-sharing initiatives, educational content, and co-marketing efforts with organizations such as FoHSE, Athena, AROYA by Addium, Grodan, PIPP Horticulture, and Quest. These collaborations do not constitute legally binding partnerships nor are these collaborations formal contractual partnerships but are strategic in nature, allowing for mutual marketing opportunities, industry knowledge sharing, and promotional efforts. Through these informal relationships, we and our industry counterparts have participated in co-branded initiatives such as recorded panel discussions, customer referrals, and educational content sharing to enhance brand visibility. While these collaborations provide value in expanding our market reach and fostering engagement with a global audience, they do not impose material financial obligations, enforceable rights, or commitments on either party.

Innovation and R&D: We invest heavily in research and development to create proprietary cloning methods or unique cannabis strains to be better positioned to lead in the market. Our data collection also serves as a knowledge database for our customers (farmers) to help them with crop steering and more.

Regulatory Compliance: Compliance with local and federal regulations is crucial. We have demonstrated strong compliance records and are actively seeking a global compliance leader to help us gain a competitive edge on compliance, as regulatory compliance is a key concern in our industry.

Geographical Reach: Having a broad geographical reach, especially in key markets where cannabis is legalized, can expand our market position. We are committed to exploring opportunities to tap into the global demand for high quality, genetically consistent plants, disrupting traditional methods of propagation on a worldwide scale. We are building an advanced distribution network to ensure no matter where our customers are they can benefit from our quality plants.

Currently, Endless Corporation operates in Oklahoma, where we are focused on scaling production to meet growing domestic demand. We are also evaluating opportunities to expand our market reach within the United States, prioritizing regions with favorable regulatory environments for the supply of high-quality, genetically consistent plants.

As we scale, we may explore select international opportunities where regulations permit. While we do not currently operate outside the U.S., we believe our proprietary tissue culture and propagation techniques could support advancements in plant genetics and cultivation standards both domestically and in future legal markets.

Currently, we have no formal agreements in place for expansion outside of Oklahoma. However, our long-term objectives include identifying potential partnerships and distribution channels in worldwide markets. Our expansion timeline will be influenced by regulatory developments, market conditions, and operational feasibility. While we expect to begin exploratory efforts in 2025, we cannot predict specific market entry timelines as further regulatory assessments are required.

Challenges and Opportunities

Regulatory Environment: The regulatory landscape for cannabis varies widely by region and can impact market entry and operations. Companies need to navigate complex regulations, which can be a barrier for new entrants.

Supply Chain and Quality Control: Ensuring a reliable supply chain and maintaining quality control are critical for success. Any disruptions can significantly impact business operations.

Market Demand: The increasing demand for cannabis for both medical and recreational use presents a significant growth opportunity. Companies positioned to scale their operations efficiently can capture larger market shares.

Intellectual Property

We do not hold any registered trademarks or patents, but do have intellectual property in our know-how and processes and under common law trademark laws.

Employees

At the time of filing, the Company, directly or through its subsidiaries, currently has approximately 31 employees, all of which are full-time employees.

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Reports to Security Holders

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our board of directors in accordance with the Internal Revenue Code. We will file with the SEC periodic reports as required by applicable securities laws.

Under the Securities Act, we must update this Offering Circular upon the occurrence of certain material events. We will file updated Offering Circulars and Offering Circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are offered pursuant to Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the SEC. We will provide such documents and periodic updates electronically through the SEC’s EDGAR system at www.sec.gov. We will provide holders with copies via email or paper copies at any time upon request.

Government Regulation

The Company is subject to and affected by the laws and regulations of U.S. federal, state, and local governmental authorities, including those relating to data collection, privacy, and online sales. These laws and regulations are subject to change. Existing and future laws and regulations may impede the growth of the Internet, online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

We operate in the cannabis industry in the U.S., which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal. The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. Currently, 38 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow the use of cannabis in some form. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In Oklahoma, medical marijuana is regulated by the Oklahoma Medical Marijuana Authority (OMMA), which oversees licensing, compliance, and enforcement. OMMA requires that all entities engaged in medical marijuana cultivation, processing, or dispensing hold valid licenses. Licensed operators must adhere to regulations governing security measures, record-keeping, product testing, labeling, and reporting requirements. Non-compliance with these regulations could result in fines, license suspension, or revocation, which could materially impact our ability to operate. Additionally, OMMA regulations are subject to change, and new compliance requirements could impose additional costs or operational restrictions on our business.

At the local level, municipalities may impose zoning restrictions, operational requirements, or additional compliance obligations on licensed medical marijuana businesses. Our contracts for managed services with Endless Grow, LLC and Best of Holloy, LLC require the licensed operator to comply with both OMMA regulations and applicable local ordinances to ensure ongoing operational compliance.

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Regulatory Considerations for Our Research and Development (R&D) Activities

Endless Corporation engages in multiple R&D initiatives aimed at improving cannabis genetics, cultivation techniques, and plant health optimization. These activities include, but are not limited to:

●	Pheno-Hunting – Identifying and stabilizing desirable plant traits such as yield, cannabinoid profile, disease resistance, and overall plant vigor through selective breeding.

●	Tissue Culture and Micropropagation – Developing disease-free, genetically stable plant lines for large-scale commercial cultivation.

●	Nutrient and Media Optimization – Testing and refining nutrient formulations and media to improve plant health and cannabinoid production.

●	Optimization of Cultivation Methods – Researching and refining best practices for light cycles, irrigation techniques, canopy management, and pest/disease prevention to maximize plant health and yield.

●	Environmental Control Studies – Evaluating the impact of temperature, humidity, airflow, and lighting conditions on plant growth and overall cannabinoid production to improve cultivation efficiency.

●	Crop Steering Methodologies – Implementing precise irrigation and fertigation strategies to manipulate plant growth phases, optimize resource allocation, and maximize cannabinoid and terpene production.

●	Proprietary Agricultural Data Collection – Developing and utilizing custom data analytics systems to monitor plant performance, track environmental variables, and refine cultivation strategies for improved efficiency and consistency.

Under OMMA regulations, our R&D activities in connection with our managed services agreements with Endless Grow, LLC and Best of Holloy, LLC involving live cannabis plants, including pheno-hunting, tissue culture propagation, cultivation method optimization, environmental control research, crop steering methodologies, and proprietary agricultural data collection, do not require separate licensing beyond a valid cultivation license, as these activities fall within the scope of licensed cannabis cultivation and production.

All R&D conducted by Endless Corporation is performed pursuant to a Managed Services Agreement primarily with Endless Grow, LLC, which holds the required OMMA cultivation license. Prior to April 2023, Best of Holly LLC was also utilized for certain R&D operations; however, Endless Grow, LLC has been the material partner since that time. Under this agreement, Endless Corporation provides research and development services, while Endless Grow remains responsible for regulatory compliance. Our R&D activities are conducted in strict accordance with OMMA regulations, including compliance with security, testing, and reporting requirements.

Federal Regulatory Considerations on R&D Activities

Currently, we are not aware of any federal regulations that specifically address our research and development activities, including pheno-hunting, tissue culture, cultivation method optimization, environmental control research, crop steering methodologies, or proprietary agricultural data collection. There are general agricultural and environmental regulations that we must follow to ensure compliance with safety and environmental standards. However, cannabis remains classified as a Schedule I controlled substance under the Controlled Substances Act (CSA), and federal regulations generally prohibit interstate commerce of cannabis products. While federal agencies have not actively enforced prohibition against state-licensed cannabis businesses, changes in federal policy or enforcement priorities could impact the regulatory landscape.

Endless Corporation remains committed to full state-level compliance and follows industry best practices in genetic selection, cultivation research, and plant development. Should federal regulations evolve to include specific guidelines on cannabis research, we will evaluate and ensure compliance with any new legal requirements.

Transfer Agent

We have engaged United Transfer Agency, LLC doing business as Dalmore Transfer as our transfer agent.

Bankruptcy, Receivership, Etc.

Not applicable.

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Legal Proceedings

On February 21, 2025, Endless Corporation, together with its affiliates Endless Biotech LLC, Endless Grow LLC, 171 Ventures LLC, and Travis Dahm, was named as a defendant in a lawsuit filed in the District Court of Tulsa County, Oklahoma by 918 Construction LLC. The plaintiff alleged breach of contract and unjust enrichment and sought to foreclose on a mechanic’s lien related to alleged unpaid construction services performed in 2023 on the property currently leased by the Company, during a time when the property was owned by a previous landlord. The plaintiff initially sought damages of approximately $115,300.66, plus interest, attorneys’ fees, and other costs. The Company disputed the claims and asserted that the plaintiff performed substandard and unpermitted work. Without admitting any liability, the parties reached a settlement to fully and finally resolve the matter. On March 20, 2025, the lawsuit was settled for $52,000. The settlement amount will be reflected in the Company’s financial statements for the year ending December 31, 2025. The matter is now considered closed, and management does not expect the resolution of this matter to have a material adverse effect on the Company’s financial position, results of operations, or cash flows. We are not aware of any other pending or threatened legal proceedings in which we are involved.

Reclassification, Merger, Consolidation, Etc.

Not applicable.

DESCRIPTION OF PROPERTY

In October 2022, the Company entered into a 36-month non-cancelable lease for its headquarters, cultivation, and lab facilities in Tulsa, Oklahoma. The lease included a 23,196-square-foot building and an unfinished structure on 5.7 acres of land, with a base rent of $50,000 per month through August 2025. The Company had an option to purchase the property for $5,500,000, which it did not intend to exercise.

In October 2024, one of the Company’s investors, through a newly formed limited liability company (the “LLC”), in which Endless Corporation is a member, acquired the property housing the Company’s leased headquarters, offices, cultivation areas, and culture lab facilities (collectively, the “Facilities”). As part of the transaction, the Company applied half of its building lease security deposit toward the purchase price and issued preferred stock to the sellers and their promissory note holders as partial consideration.

Following the acquisition, the Company and the investor finalized negotiations for a new five-year lease agreement with the LLC, effective November 1, 2024, with three (3) five-year renewal options. This lease agreement is included as Exhibit 6.9. The base rent under the new lease is $66,248 per month, commencing November 1, 2024, with an annual 3% increase. The lease agreement also includes:

●	An exclusive purchase option allowing the Company to purchase the Facilities at a mutually agreed fair market value.

●	A first right of refusal, which gives the Company the option to match or exceed any third-party purchase offer.

The Company continues to engage in discussions with the investor to determine its ownership percentage in the newly formed LLC, in exchange for its participation in the property acquisition.

Related Party Considerations

The investor who facilitated the property acquisition is considered a related party under ASC 850, as it involves a limited liability company where Endless Corporation is a member. This related party relationship may impact lease negotiations, renewal terms, and the Company’s potential ownership stake in the Facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations, together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” starting on page 5, “Cautionary Statement Regarding Forward-Looking Statements” starting on page 19, and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

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Operating Results

Results of Operations for Years Ended 2023 and 2022, and Six Months Ended June 30, 2023, and 2024

Revenues

The Company is a startup, development stage, biotechnology company focused on specializing in pharmaceutical-grade tissue cultures, clone genetics, genetic preservation, disease cleanup, and virus testing. With a focus and mission to provide disease and pest-free agricultural plants globally. Our research-driven approach integrates tissue culture propagation, crop steering techniques, and advanced analytics to optimize plant cultivation. Our methods leverage scientific research in plant biology, data-driven optimization, and controlled experimentation to improve plant health and yield. The Company’s team includes a nuclear engineer, an engineer, and physicists, a world-renowned plant scientist, biologists, biotechnologists, and researchers dedicated to advancing the agricultural industry. Thus far, we have generated revenue with limited commercial operations up to this point and have been selling our managed services for products primarily in Oklahoma. The revenues we have generated to date are from managed services contracts to perform cultivation services and small scale testing and proof of concept.

Revenues for the year ended December 31, 2023, were $1,627,424, an increase of 136% compared to $688,290 for the year ended December 31, 2022. This growth was due to an expansion of customer base for products sold on behalf our managed services contracts and increased capacity.

Revenues for the six months ended June 30, 2024, were $1,170,321, representing a 59% increase compared to $736,842 for the six months ended June 30, 2023. The increase was primarily driven increased demand from new and existing clients for products sold on behalf of our managed services contracts and increased capacity.

Cost of Goods Sold

Cost of services sold for the year ended December 31, 2023, was $1,691,460, compared to $674,270 for the year ended December 31, 2022, an increase of 151%. The increase resulted from direct material and labor costs associated with higher production volumes and increased material costs.

Cost of services sold for the six months ended June 30, 2024, was $1,272,599, compared to $734,210 for the six months ended June 30, 2023, an increase of 73%. The increase resulted from direct material and labor costs associated with higher production volumes and increased material costs.

Gross Profit

Gross profit for the year ended December 31, 2023, was a loss of ($65,022), compared to a profit of $14,020 for the prior year, reflecting increased costs and a decline in operational efficiencies.

Gross profit decreased to a loss of ($157,954) for the six months ended June 30, 2024, compared to a profit of $2,632 for the same period in 2023. The decrease was primarily driven by higher costs and continued challenges in operational efficiency and cost management.

Operating Expenses

Operating expenses increased to $1,448,476 for the year ended December 31, 2023, from $416,087 in 2022. This increase was primarily driven by expanded research and development efforts, higher legal and professional fees, and increased marketing initiatives.

Operating expenses for the six months ended June 30, 2024, totaled $765,415, up from $77,744 for the same period in 2023. This increase reflected continued investment in research and development, legal and professional services, and increased marketing activities.

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Salaries and Consulting

During 2022 and 2023 and the six months ended June 30, 2024, management continued to hire full time employees to execute the business plan, accelerate market development, and assist our management team to develop and advance its technology development. The increase in salaries and consulting fees from $277,261 for the twelve months ended December 31, 2022 to $668,950 for the twelve months ended December 31, 2023, and from $208,961 for the six months to $548,001 for the six months ended June 30, 2024, and is reflective of our continued efforts to grow our business, advance the technology and establish more scalable deployment of our goods and services in the market.

Professional Services

The Company has hired several professional service organizations and individuals to assist and support its business operations. The Company spent $16,900 during the twelve months ended December 31, 2022, and $70,570 during the twelve months ended December 31, 2023, 31,630 for the six months ended June 30, 2023, and $103,152 for the six months ended June 30, 2024 on professional services fees, which is indicative of our rapid growth and our efforts to maintain and/or manage efficient research, development, customer relations, governance, etc.

Research and Development Expenses

The Company incurs research and development (R&D) expenses primarily involving live cannabis plants, including pheno-hunting, tissue culture propagation, cultivation method optimization, environmental control research, crop steering methodologies, and proprietary agricultural data collection.

Revenue is generated though managed services agreements to licensed cultivators, which include cost reimbursements plus a management fee. These agreements provide revenue to offset some of our costs. The Company classifies cost of services sold up to the amount of managed services revenue received. Any costs exceeding managed services revenue (i.e., that would otherwise result in negative gross profit) are classified as R&D expenses under ASC 730.

Research and development activities include, but are not limited to:

●	Pheno-Hunting – Identifying and stabilizing desirable plant traits such as yield, cannabinoid profile, disease resistance, and overall plant vigor through selective breeding.
●	Tissue Culture and Micropropagation – Developing disease-free, genetically stable plant lines for large-scale commercial cultivation.
●	Nutrient and Media Optimization – Testing and refining nutrient formulations and media to improve plant health and cannabinoid production.
●	Optimization of Cultivation Methods – Researching and refining best practices for light cycles, irrigation techniques, canopy management, and pest/disease prevention to maximize plant health and yield.
●	Environmental Control Studies – Evaluating the impact of temperature, humidity, airflow, and lighting conditions on plant growth and overall cannabinoid production to improve cultivation efficiency.
●	Crop Steering Methodologies – Implementing precise irrigation and fertigation strategies to manipulate plant growth phases, optimize resource allocation, and maximize cannabinoid and terpene production.
●	Proprietary Agricultural Data Collection – Developing and utilizing custom data analytics systems to monitor plant performance, track environmental variables, and refine cultivation strategies for improved efficiency and consistency.

These research activities are essential to the Company’s long-term strategy to develop next-generation pathogen-free plant genetics, advanced agricultural data analytics, and high-efficiency tissue culture techniques.

Capital expenditures for the Company’s headquarters and pilot facility are not classified as R&D expenses. Instead, they are capitalized in accordance with ASC 360 (Property, Plant, and Equipment) and depreciated over their useful lives.

As the Company started scaling, our research and development expenses increased to $1,249,140 for the twelve months ended December 31, 2023 from $340,744 for the twelve months ended December 31, 2022. Our research and development expenses for the six months ended June 30, 2023 and June 30, 2024 were $0 and $588,454, respectively.

Interest Expense

In 2023 our interest expense decreased from $30,000 in 2022 to $1,352 in 2023 for a $500,0000 loan we received from a private lender with interest only payments beginning in November 2022 at an interest rate of 36% per annum that was converted to equity in February 2023, and a $250,000 loan we received from a private lender with interest only payments beginning in December 2023 at an interest rate of 12% per annum. For the six months ended June 30, 2023 and June 30, 2024 we spent $15,000 and $8,809, respectively in interest for the $250,000 loan.

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Other Income

Other income mostly relates to energy rebate incentives the Company received from Public Service Company of Oklahoma for installing energy efficient lights, and de minimis rebates we received from various vendors. Rebate income from Public Service Company of Oklahoma was $126,750 for the twelve months ended December 31, 2023.

Net Loss

Our net loss was $(1,386,847) for the twelve months ended December 31, 2023, compared to $(401,613) for the twelve months ended December 31,2022 and $(848,176) for the six months ended June 30, 2024 compared to $(75,112) for the six months ended June 30, 2023. This increase in net loss is reflective of the rapid growth of our Company, including increased employee count, technology development, construction and deployment of our headquarters and pilot facility and other related costs and expenses.

Material Changes and Significant Factors Affecting Results of Operations

Several factors materially affected the changes in line items during the periods discussed:

●	Revenue Growth: Driven by increased demand for our plant tissue culture services and new customer acquisitions for products sold on behalf of our managed services contracts.
●	Cost Increases: Higher direct material and labor costs contributed to increases in the cost of services sold.
●	Operating Expenses: Increases were mainly due to research and development efforts, professional services for compliance with regulatory requirements, and marketing initiatives.
●	Other Income: Gains in other income were primarily due to rebate incentives received for installing energy efficient lights.
●	Regulation A Offering Expenses: Legal, accounting, and compliance costs related to this Regulation A offering significantly impacted operating expenses.

These factors, among others, have been and are expected to continue materially affecting our financial condition and results of operations.

Liquidity and Capital Resources

Since our inception in 2021, we have devoted most of our cash resources to employees, capital expenditures, consultants, professional services, and research and development activities to develop and grow our business. We have financed our operations to date primarily with the use of proceeds from capital invested by investors and through the issuance of equity and convertible notes.

Transactions During Financial Statement Periods Presented (Through June 30, 2024)

From May 2022 to April 2024, we completed a Regulation D, Rule 504 exempt equity financing, issuing 47,495 shares of Common Stock for total proceeds of approximately $4.9 million before fees and commissions. The proceeds from this financing were used to fund legal, accounting, and promotional costs related to this offering, facility improvements, and working capital needs.

Between March 2024 and June 30, 2024, we conducted a Regulation D, Rule 504 exempt convertible note financing. These convertible notes, which are convertible into preferred stock at discounts ranging from 25% to 83% upon SEC qualification of this offering, generated gross proceeds of approximately $1.4 million before fees and commissions during the financial statement period presented. The proceeds were allocated toward operational expenses, prepaid promotional activities for this offering, and the buildout of our headquarters and pilot plant.

Transactions After the Latest Balance Sheet Date (After June 30, 2024)

Following the balance sheet date of June 30, 2024 through November 2024, we completed additional convertible note financings under the Regulation D, Rule 504 exemption, raising approximately $2.57 million in gross proceeds before fees and commissions. These notes carry the same conversion terms as the prior issuances with discounts ranging from 50% to 75%. These funds raised have been used to continue funding our operational activities, advance commercialization efforts, reserved for promotional activities of this offering, and further develop our educational and demonstration facilities.

In September 2024, we converted the 47,495 shares of Common Stock issued during the May 2022 to April 2024 financing into Preferred Stock as part of our capital structure optimization efforts in preparation for this offering.

In February 2025, we completed additional convertible note financings from previous investors that participated or had not closed in our previous offering ending in December 2024 under a Regulation D, Rule 504 exemption, raising an additional $525,100 in gross proceeds before fees and commissions. These notes carry the same conversion terms as the prior issuances with discounts ranging from 25% to 75%. These funds raised have are to be used to continue funding our operational activities, advance commercialization efforts, reserved for promotional activities of this offering, and further develop our educational and demonstration facilities.

Capital Resources and Future Liquidity

As of the date of this Offering Statement, we have raised approximately $9,395,100 in aggregate capital from exempt offerings of common stock, preferred stock, and convertible notes, net of offering costs and commissions. Our capital-raising efforts have enabled us to complete the buildout of our headquarters and pilot plant, where we have deployed products under service contracts with Best of Holloy, LLC, and Endless Grow, LLC in Oklahoma.

We continuously monitor our use of funds with a focus on expenditures that further our revenue-generating capabilities. We anticipate that the proceeds from this offering, along with our existing cash resources, will be sufficient to finance our operations and planned expansion through at least the end of 2026. However, if our operating and development costs exceed expectations, we may need to secure additional financing prior to that time. Beyond 2026, we expect to require additional capital to support the commercialization of our products both domestically and internationally. There can be no assurance that such financing will be available when needed or on favorable terms.

Credit Facilities

In 2024, as aforementioned, the Company issued approximately $4 million in convertible promissory notes to support its business operations and pay for the costs and promotion efforts of this offering. These convertible note financings are converted to preferred stock upon the qualification of this offering by the SEC. The Company also has a $250,000 credit facility with a private lender which is partially owned 50% by our cofounder, CEO, and President Travis Dahm. The Company has not entered any active credit facility with a traditional bank or financial institution currently.

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Capital Expenditures

In October 2022, the Company leased a facility in Tulsa, Oklahoma, as part of its plan to build its headquarters and pilot plant. As part of occupying our facility, we started improving the facility and purchasing several technical equipment and testing instruments to continue research and development as well as begin production efforts along with pilot testing. The Company expects that it will continue acquiring capital equipment and improving the facility to expand its operations and development plans. Specifically, the Company has been in the process of making leasehold improvements and acquiring equipment for its cultivation, propagation, and tissue culture lab, with a total spend of approximately $1.75 million for the twelve months ended December 31, 2023. During the six months ended June 30, 2023 and the six months ended June 30, 2024 the Company spent $1.1 million and $561 thousand, respectively, for the same purposes.

Contractual Obligations, Commitments and Contingencies

Between May 2022 and April 2024, the Company raised $4,900,000 through investor subscription agreements, many of which included royalty obligations contingent upon future sales. The Company recognized $4,806 in royalty payments in 2023 and $55,676 in the six months ended June 30, 2023. As of December 31, 2023, total estimated future royalty obligations were $6.87 million, increasing to $9.59 million as of June 30, 2024, reflecting additional financings.

Royalty Agreements Terms

As part of these financing agreements (as attached in Exhibit 6.7), investors were granted royalty rights in exchange for their capital contributions. The royalty obligations were structured as fixed per-unit payments on sales of the Company’s products, subject to maximum payout caps. The key terms of these agreements included:

●	Royalty Calculation: Payments were determined on a per-unit basis, with fixed dollar amounts due per sale of cannabis plants, clones, plant-ready-to-flower units, or tissue cultures.
●	Maximum Payout Limits: Each agreement specified a cap on total payments, ensuring that the Company’s total liability could not exceed a defined amount.
●	Acceleration Clauses: Certain agreements included provisions where, if third-party royalties fell below a specific threshold, per-unit royalty rates would increase.
●	Repurchase Provisions: Some agreements allowed the Company to repurchase the investor’s royalty rights within a specified time frame

Royalty Agreement Table

The following table provides examples of material financing agreements that included royalty obligations:

Investor	Investment Amount	Royalty Per Unit	Maximum Payout	Special Provisions
K&L Investments LLC	$1,075,000	$0.50 per unit	$2,400,000	No repurchase option
David Posner	$1,000,000	$0.65 per unit	$2,000,000	No repurchase option
Oklahoma Polygenetics LP	$400,000	$0.10 per unit	$800,000	Company repurchase option: $400,000
Taylormade Investments LLC	$250,000	$0.10 per unit	$500,000	Royalty rate increases under conditions
Fontana Valley Capital, LLC	$250,000	$0.10 per unit	$500,000	No repurchase option
Tharusyan Pillay	$200,000	$0.06 per unit	$400,000	No repurchase option
Various Combined	$750,000	$0.375 per unit	$1,500,000	No repurchase option
Various Combined	$375,000	$0.15 per unit	$750,000	No repurchase option
Various Combined	$250,000	$0.06 per unit	$500,000	No repurchase option
Various Combined	$100,000	$0.06 per unit	$200,000	No repurchase option
Total	$4,650,000	$2.155 per unit	$9,750,000	Various

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Royalty Obligation Restructuring

In September 2024, the Company executed agreements to restructure and eliminate all outstanding royalty obligations. These agreements are included as part of Exhibit 6.8. The restructuring included:

●	Issuance of 3,895,000 Preferred Stock shares in exchange for extinguishment of future royalty payments of $3,500,000.
●	Cash buyouts of future royalty payments totaling $2,755,000 from proceeds of this offering for extinguishment of approximately $5,679,200 million of future royalty payments.
●	Proration of cash payments based on the total raised in the Regulation A offering, meaning they are subject to hurdle-based payout conditions from proceeds of this offering, as referenced in the attached investor agreements.

If the approximately $2.76 million in cash payments required for the royalty buy-outs are met they will settle all outstanding future royalty obligations, however, if the cash payment obligations are not met (subject to hurdle-based payout conditions from proceeds of this offering), up to approximately $5.7 million in royalty obligations will remain active.

These restructuring agreements reduced the Company’s contingent liabilities, strengthened liquidity, and provided a clearer capital structure moving forward.

Lease Commitments

In October 2022, the Company entered a thirty-six-month non-cancelable building lease for our headquarters in Tulsa, Oklahoma. The headquarters includes a 23,196 square foot building and an unfinished building on 5.7 acres of land. Under the lease, the Company pays a base rent of $50,000 per month through August 2025. The Company made a $300,000 non-refundable deposit on the lease and has a purchase option of $5,500,000 for the building and land. If the Company exercises the purchase option, the $300,000 deposit will be applied to the purchase price. We are confident that we will not exercise the purchase option. The total future minimum lease payments over the remaining lease term as of December 31, 2023 are $1,050,000, and for the six months ended June 30 2023 and June 30, 2024 are $1,350,000$ and $750,000, respectively.

In October 2024, a newly formed limited liability company (“LLC”) in which Endless Corporation is a member acquired the property. As part of this transaction, the Company applied half of its building lease security deposit toward the purchase price and issued preferred stock to the sellers and their promissory note holders as partial consideration.

Following this acquisition, the Company finalized negotiations for a new five-year lease agreement, effective November 1, 2024, with a base rent of $66,248 per month, increasing annually by 3%. The lease also includes a purchase option at a mutually agreed fair market value and a first right of refusal on any third-party sale of the property. A copy of the lease agreement is attached as Exhibit 6.9.

The Company continues discussions regarding its ownership stake in the newly formed LLC. While these discussions may impact the future accounting treatment of the lease, the agreement is currently classified as an operating lease under ASC 842.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods presented, and do not have any currently.

Plan of Operations

As noted above, our current plan of operations requires us to raise significant additional capital. If we are successful in raising the maximum amount of $75,000,000 through the sale of Shares offered for sale in this Offering Circular, we believe that the Company will have sufficient cash resources to fund its plan of operations at least through the end of 2026. If we are unable to do so, we may have to delay and possibly cease some operations.

We continually evaluate our plan of operations to determine the way we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement aspects of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

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Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering Statement, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to 5 years, though if the market value of our Common Stock that is held by non-affiliates exceeds $750 million, we would cease to be an “emerging growth company.”

We have commenced reporting under the Regulation A+ reporting requirements. If we elect not to become a public reporting company under the Exchange Act, we will be required to continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Trend Information

Because we are still in the startup phase and have only recently commenced our research and product development, we are unable to identify any recent trends in revenue or expenses. Thus, except as set forth below, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering Circular to not necessarily be indicative of future operating results or financial condition.

Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions including delayed piloting trials and laboratory resources could harm our financial condition, affect our operations, increase our costs and expenses, and impact our ability to raise capital. Our operations could be subject to unpredictable events, such as snowstorms, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions, for which we may not be insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition. Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital. The ultimate impact on us and any delays in our research and development is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of the date of this Offering Circular are as follows:

Officers and Significant Employees:

Name	Position	Age	Term of Office
Travis Dahm	Co-Founder, CEO	44	July 2021 to present
Gary Holland	Co-Founder, CIO	68	July 2021 to present
Tim Lozott	CFO/COO	54	March 2024 to present
Barjesh Vaidya	Chief Scientist	55	October 2024 to present

Directors:

Name	Position	Age	Term of Office
Travis Dahm	Chairman	44	November 2024 to present
Gary Holland	Director	68	November 2024 to present
Tim Lozott	Vice Chairman	54	November 2024 to present

Travis Dahm — Co-Founder, CEO, President, & Chairman

Mr. Travis Dahm is the Co-Founder, CEO and President of Endless Corporation and he serves as its Chairman of the Board of Directors. He is responsible for all aspects of building the company into a future world leader in micro propagation and propagation technologies. His focus is on commercializing these technologies and international finance. Travis is a 15-year veteran of the financial and fintech industry, where he has leveraged technology, entrepreneurial management expertise and a comprehensive understanding of the evolving needs of clients, to grow companies into successful global enterprises.

Mr. Dahm began his career in foreign exchange as the co-founder of Wiseman Capital Management, where he ran day-to-day operations and helped grow the fund to over $2 million in assets under management in the first 12 months of operations.

Travis left Wiseman Capital Management and co-founded CurrentDesk, a financial technology firm that has been in operation since 2012. As CEO of CurrentDesk, he led the firm to international growth. Travis has established white labels in Asia, Europe, North America, Central America, South America and Australia. In addition, Travis built multi-regional teams to help with the exponential growth processing over $1 billion in payment transactions annually, several trillion dollars in trade volume and hundreds of thousands of registered clients. CurrentDesk is still operational today with a headquarters in Tulsa, Oklahoma.

Most recently Mr. Dahm has entered the biotechnology and biogenetics industry by co-founding Endless Corporation, in Tulsa, Oklahoma. The company is unique in the fact that it focuses on propagation, genetics and tissue culture with a roadmap to expand into processing, education, health & beauty and ultimately technology.

Travis has a philosophy that a business is only as good as the team and product behind it. If you have a vision, can successfully build the team, and create a superior product; building the business becomes as simple as identifying strategic opportunities and forming key partnerships to create revenue for the company.

Gary Holland — Co-Founder, CIO & Director

Mr. Gary Holland is the Co-Founder and Chief Innovation Officer (CIO) of Endless Corporation and he serves as a Director of the Board of Directors. Gary’s focus is on leading the research and development and implementing innovation for the company. Gary Holland is an Nuclear Engineer, Electrical Engineer, Scientist, Astrophysicist, and AI Architect, who has not only helped Fortune 500 Corporations develop high quality software applications, but also helped cultivators identify and rectify mistakes to improve their bottom line. Gary understands the vast workings of a corporate business. This, coupled with his engineering background, gives him the ability to find the right solutions for any business.

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Early on in life, Gary joined the US Navy, becoming a Nuclear Engineer on Ballistic Missile Submarines. During his active-duty service, he developed a Nuclear Instrument Monitoring System for submarines used by the Navy.

Gary has designed and developed, with patent pending, an Al Knowledge Based System using Spatial Patterns and Dynamic Relationship Index Stores, which has a close structural representation of a human brain. He has also worked to design the Next Generation Shuttle Analysis Project used by NASA Langley researchers, scientists and engineers for analysis and engineering prototypes. Gary has built Artificial Intelligence based architectures, components, and programs used by federal and state agencies, and various fortune 500 corporations.

Gary Co-Founded Endless Corporation, after discovering the need for quality clones and genetics for cultivators. He has created and implemented standard operating procedures different from other competitors, giving Endless an edge by creating a superior product. Gary has also consulted several cultivators throughout Oklahoma, helping them with grow methodologies, propagation, and various crop steering techniques.

Gary’s extensive education includes Computer Science, AstroPhysics, Nuclear Engineering and Electrical Engineering.

Tim Lozott – CFO, COO, & Vice Chairman

Tim Lozott is the Chief Financial Officer and Chief Operating Officer of Endless Corporation and he serves as its Vice Chairman of the Board of Directors. He has served in these roles since March 2024, and November 2024, respectively. Mr. Lozott joins Endless with a wealth of experience and a proven track record in the agriculture industry, where he has served as a fully vertical operator with an $100 million exit. His strategic vision and financial acumen will play a pivotal role in positioning Endless as a global leader in pharmaceutical-grade tissue cultures and clone genetics for agriculture cultivators worldwide. Notably, Mr. Lozott’s career highlights include managing and co-managing REITs valued at over $2 billion, demonstrating his proficiency in asset management and strategic investment.

Prior to joining Endless, over the past five years Mr. Lozott served as CEO of Green Life Capital where he provided investment management and loan brokering for affiliated partners, and strategic advisory services to emerging growth companies. His focus for the companies he served is on driving value, turnaround and strategic advisory services, and identifying companies for full-stack capital investment opportunities. During his tenure at Green Life Capital, Mr. Lozott served as a strategic advisor, fractional and interim CFO for over a dozen companies including but not limited to; Now CFO, Hemper, Kingsbarn Realty Capital, Strategic Development Partners, Speedvegas, Paro, and interim CEO/CFO for Tree of Life Dispensaries, where he established two thriving dispensaries with over 30,000 customers in the span of less than 1 year from opening.

Mr. Lozott’s mandate includes implementing a “Scale, Grow or Die” strategy and preparing for an anticipated exit strategy onto the Nasdaq Stock Exchange by the end of 2028. His expertise in strategic partnerships, mergers and acquisitions, along with land and property acquisitions, will support Endless Biotech’s ambitious growth and expansion plans. Mr. Lozott will oversee all operations, finance, and accounting functions for the company, spearheading efforts to drive financial growth and operational excellence.

Barjesh Vaidya – Chief Scientist

Brajesh Vaidya, our Chief Scientist, is a strategic addition to our leadership team. With over two decades of experience in cutting-edge tissue culture and plant biotechnology, Braz is a pioneering figure in plant biotechnology, distinguished by his expertise in advancing tissue culture and plant propagation techniques that drive sustainable growth and commercial scalability in agriculture. Braz has developed innovative protocols for creating disease-free plant stock, critical in producing consistent, high-quality clones for commercial cultivation. His work emphasizes meticulous lab management, including developing and implementing SOPs that meet stringent regulatory standards, while optimizing efficiency for large-scale production environments.

Throughout his career, Braz has led teams in R&D, where his disciplined approach has facilitated substantial breakthroughs in plant tissue culture, viroid testing, and disease management. Braz excels in cross-functional collaboration, coordinating with both internal teams and external stakeholders to meet project timelines and deliver actionable insights that inform broader production strategies. Known for his ability to bridge scientific research with commercial application, he has helped build frameworks that streamline operations from pilot to full-scale production, making significant impacts on both national and international biotech initiatives.

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Prior to joining Endless, most recently Braz worked with VidaCann as their director of Plant Biotech and Plant Tissue Culture Lab Manager. He was also a former research assistant at Fort Valley State University, where he maintained a biotech and plant tissue culture lab, and conducted research on plant tissue culture including molecular studies and genetic transformation.

Board Committees

We have not established an audit committee, compensation committee, or nominating committee.

Family Relationships

There is no family relationship between any director, executive officer, person nominated or chosen by the issuer to become a director or executive officer or any significant employee.

Director or Officer Involvement in Certain Legal Proceedings

Our current directors and executive officers have not at any time in the past five (5) years been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) and no petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such officers or directors, or any partnership in which they were a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Code of Ethics

We have not adopted any specific Code of Ethics.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the fiscal year ended as of December 31, 2023 and December 31, 2024 (preliminary).

NAME	CAPACITY	2023 CASH COMPENSATION	2023 OTHER COMPENSATION	2023 TOTAL COMPENSATION	2024 CASH COMPENSATION	2024 OTHER COMPENSATION	2024 TOTAL COMPENSATION
Travis Dahm (1)	Chairman, CEO	$0	$0	$0	$0	$545,000 (adjusted FMV of stock awards)	$545,000
Gary Holland (2)	Director, CIO	$0	$0	$0	$0	$545,000 (adjusted FMV of stock awards)	$545,000
Tim Lozott (3)	Vice Chairman, CFO/COO	$0	$0	$0	$118,405	$87,500 (adjusted FMV of stock awards)	$205,905

(1)

In November 2024, an entity Mr. Dahm controls was authorized to be awarded 345,000,000 common shares, subject to vesting conditions tied to SEC qualification of Regulation A offerings. These shares vest in three equal tranches (115,000,000 shares each) upon the SEC qualification of three Regulation A offerings with the following vesting schedule and hurdles:

●	115,000,000 shares vest upon the company obtaining SEC qualification of the initial Regulation A offering.

●	115,000,000 shares vest upon the company obtaining SEC qualification of the secondary Regulation A offering.

●	115,000,000 shares vest upon the company obtaining SEC qualification of the third Regulation A offering.

All vested shares are subject to a 2-year lock-up period, restricting transfer or sale without prior board approval. Shares are subject to the Company’s bylaws, shareholder agreements, and applicable federal and state securities laws. Each certificate shall bear the legend:

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“The shares represented by this certificate are subject to restrictions on transfer set forth in the company’s bylaws, shareholder agreements, and applicable federal and states securities laws.”

Additionally in November 2024, Mr. Dahm’s entity was authorized to be awarded 4,000,000 preferred shares, subject to obtaining SEC qualification.

Mr. Dahm’s entity is authorized to transfer all awarded shares to a trust of his choice.

As of December 31, 2024, no shares had been formally issued or communicated to Mr. Dahm’s entity, however, they are included in capitalization and dilution.

Based on the company’s assessment of vesting probability and reaching expected milestones as analyzed in December 2024, compensation expense has been recognized for: 20% of the first tranche (115,000,000 common shares) or $230,000, 10% of the second tranche (115,000,000 common shares) or $115,000, for a total recognized common stock-based compensation of $345,000. The fair market value (FMV) of common stock was estimated at $0.01 per share based on an option pricing model.

Additionally, based on an FMV of $0.25 per share for the authorized award of 4,000,000 preferred shares, the total FMV of the preferred stock award is $1,000,000. Based on the company’s assessment of vesting probability analysis conducted in December 2024, the company has recognized 20% of the preferred stock compensation of $200,000. Thus, total recognized stock-based compensation expense in 2024 for Mr. Dahm is $545,000.

(2)

In November 2024, Mr. Holland received an identical equity authorized awards with the same vesting schedule as Travis Dahm, including restrictions and transfer provisions.

As of December 31, 2024, no shares had been formally issued or communicated to Mr. Holland, however, they are included in capitalization and dilution.

The same probability-weighted expense recognition applies, resulting in $545,000 in recognized stock-based compensation expense for 2024 for Mr. Holland.

(3)	Mr. Lozott joined the company in March 2024, and his compensation through an entity he controls consists of: (i) $110,000 for services and $8,405 for expense reimbursements, totaling $118,405 in cash compensation for 2024, and (ii) an authorized award in November 2024 of 1,500,000 preferred shares, subject to obtaining SEC qualification, and (iii) an authorized award in November 2024 of 10,000,000 common shares, subject to vesting conditions tied to SEC qualification of Regulation A offerings, with the following vesting schedule and hurdles:

●	5,000,000 shares vest upon the company obtaining SEC qualification of the initial Regulation A offering.

●	2,500,000 shares vest upon the company obtaining SEC qualification of the secondary Regulation A offering.

●	2,500,000 shares vest upon the company obtaining SEC qualification of the third Regulation A offering.

All vested shares are subject to a 2-year lock-up period, restricting transfer or sale without prior board approval. Shares are subject to the Company’s bylaws, shareholder agreements, and applicable federal and state securities laws. Each certificate shall bear the legend:

“The shares represented by this certificate are subject to restrictions on transfer set forth in the company’s bylaws, shareholder agreements, and applicable federal and states securities laws.”

Mr. Lozott’ entity is authorized to transfer all awarded shares to a trust of his choice.

As of December 31, 2024, no shares had been formally issued or communicated to Mr . Lozott’s entity, however, they are included in capitalization and dilution.

Based on the company’s assessment of vesting probability and expected milestones as analyzed in December 2024, compensation expense has been recognized for: 20% of the first tranche (5,000,000 common shares) or $10,000, 10% of the second tranche (2,500,000 common shares) or $2,500, for a total recognized common stock-based compensation: $12,500. The fair market value (FMV) of common stock was estimated at $0.01 per share based on an option pricing model.

Additionally, based on an FMV of $0.25 per share for the authorized award of 1,500,000 preferred shares, the total FMV of the preferred stock award is $375,000. Based on the company’s assessment of vesting probability analysis conducted in December 2024, the company has recognized 20% of the preferred stock FMV or $75,000. Thus, total recognized stock-based compensation expense in 2024 for Mr. Lozott is $87,500.

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Employment/Contractor Agreements

Mr. Lozott joined the Company in March of 2024, and he has an employment contract through an entity he controls which specifies his compensation as $10,000 in cash per month for his services and $10,000 per month in stock compensation for the first six months of his services as authorized to be awarded as described above, and after six months of services Mr. Lozott’s cash compensation is $20,000 per month. The Company has an equity compensation plan with certain restrictions and hurdles, which Mr. Lozott’s entity will vest shares of common stock and preferred stock in the Company as authorized to be awarded as described above. In addition, the Company has an independent contractor agreement with Numbers Matter Capital for investor relations and other services. The agreement is attached as Exhibit 6.6. Part of the compensation to Numbers Matter Capital Inc. consists of six million shares of preferred stock and twenty million shares of common stock. The stock award of six million shares of preferred stock will be issued after qualification of this offering by the SEC, and ten million shares of the common stock will vest upon qualification of this offering by the SEC, with the remainder to vest with future hurdles.

Equity Incentive Plan

Each of the executive officers and directors is eligible to receive equity compensation at the discretion of our Board. The bylaws of the Company reserved 970,000,000 shares of common stock and 30,000,000 shares of preferred stock for an Equity Incentive Plan (the “Plan”) to be administered by the Board of Directors. The Company may at its discretion with the authorization of the Board of Directors increase the number of shares authorized to be issued under the Plan.

The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock grants, performance share cash awards as well as other equity-based awards. Shares issued under the Equity Incentive Plan are shares of our common stock and preferred stock. Incentive stock options may be granted to our employees and employees of any parent or subsidiary corporation and in some cases to consultants serving in key roles. All other awards may be granted to our employees, directors or consultants and to employees, directors or consultants of any affiliated entity.

The Board of Directors, as administrators of the Plan, has the power to determine when awards will be granted, which employees, directors or consultants will receive awards, the terms of the awards, including the number of shares subject to each award and the vesting schedule of the awards, and to interpret the terms of the Plan and the award agreements. The Board of Directors, as administrator of the Plan, also has the authority to reduce the exercise price of outstanding stock options if the exercise price exceeds the fair market value of the underlying shares, and to cancel such options in exchange for new awards, in each case without stockholder approval. The Plan shall allow for:

(A) Stock Options. The Plan shall allow for the grant of incentive stock options to qualify under section 422 of the Code and non-qualified stock options.

(B) Stock Appreciation Rights. The Plan shall allow for the grant of stock appreciation rights. Stock appreciation rights grant the grantee the right to receive, upon exercise, an amount, payable in cash or shares of Common Stock, equal to the number of shares that is being exercised multiplied by the excess of

(1) the fair market value of a share of Common Stock on the date of exercise, over,

(2) the exercise price specified in the applicable award agreement. Stock appreciation rights may be granted on its own or in tandem with an option.

(C) Restricted Stock Awards. The Plan shall allow for the grant of restricted stock. Restricted stock awards are shares of Common Stock or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of Common Stock, that vest in accordance with the terms and conditions established by the Board of Directors, as the administrator of the Plan. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Shares of restricted stock that do not vest are subject to repurchase or forfeiture.

(D) Performance Share Awards. The Plan shall allow for the grant of performance share awards. The Company shall have the discretion to determine:

(1) the number of shares of Common Stock or stock-denominated units subject to a performance share award granted;

(2) the performance period, during which time certain performance goals must be met in order for the grantee to obtain the right to exercise (the Company shall determine in its discretion whether a performance goal was met during the applicable performance period);

(3) the conditions that must be satisfied for the grantee to earn an award; and

(4) the other applicable terms, conditions and restrictions.

(E) Cash Awards and Other equity-based award Awards. The Plan shall allow for the grant of other cash awards and equity-based awards, subject to certain performance goals and vesting goals as the Company may determine in its sole discretion.

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(F) Term of Awards. The Board of Directors, as administrator of the Plan determines the provisions, terms and conditions of each award, including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

(G) Performance Criteria. The Plan shall include the following performance criteria that may be considered, individually or in combination, by the Board of Directors, as administrator:

(1) increase in share price;

(2) earnings per share;

(3) total stockholder return,

(4) return on equity,

(5) return on assets,

(6) return on investment;

(7) net operating income,

(8) cash flow,

(9) revenue;

(10) economic value added,

(11) personal management objectives; or

(12) other measures of performance selected by the Board of Directors, as the Plan administrator

(H) Transferability of Awards. The Plan shall allow for the transfer of awards only

(1) by will,

(2) by the laws of descent and distribution and

(3) for awards other than incentive stock options, to the extent and in the manner authorized by the Board of Directors as the administrator of the Plan.

Only the recipient of an incentive stock may exercise such award during his or her lifetime.

(I) Certain Adjustments. In the event of changes in the capitalization, to prevent enlargement of the benefits or potential benefits available under the Plan, the Board of Directors, as the administrator, will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of the outstanding awards, the numerical share limits contained in the Plan and any other terms the Board of Directors, as the administrator, determines require adjustment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the ownership, as of March 25, 2025, of our common stock by each person known by us to be the beneficial owner of more than 10% of any class of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

As of March 25, 2025, there were a total of 150,000,000 shares of common stock outstanding, for a total of 150,000,000 votes eligible to be cast in any Company vote.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. As the common stock as sole voting power, and the common stock is not being offered in this offering, the beneficial ownership and voting power shown below will remain unchanged upon the conclusion of the offering. Unless otherwise indicated, the business address of each person listed is c/o registered agent at 1209 S. Frankfort Ave, Ste 202, Tulsa, OK 74120.

Title of Class	Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable by Equity Compensation Plan Once Fully Vested	Percent of Class

Common Stock	Travis Dahm	75,000,000	345,000,000	46.61%
Common Stock	Gary Holland	75,000,000	345,000,000	46.61%
Common Stock	Tim Lozott	N/A	10,000,000	1.11%

Note: Existing shareholders hold 100% of the common stock which is the only stock of the Company with voting rights. No shares of common stock will be issued through this offering. Existing shareholders must retain at least 51% of the shares of common stock to control the outcome of matters submitted to shareholders for approval.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described above and within the section entitled Executive Compensation of this Offering Circular, none of the following parties (each a “Related Party”) has, in our fiscal years ended 2023 and 2024, and the current fiscal year had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our directors or officers;
●	any nominee for election as a director;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

In May 2022, the Company entered into a credit facility agreement with Contra Enterprises formalized in November 2022, which is 50% beneficially owned by our co-founder, CEO, and President Travis Dahm, for a line of credit of up to $250,000. The line of credit had an initial term of 2 years. The outstanding principal amount under the credit facility provided for interest at a rate of 18% per annum, calculated based on a 360-day year and actual days elapsed. From May 2022 to October 2024, the Company has drawn against the line of credit. The balance due to Contra Enterprises was $57,000, $59,400, and $450 as of December 31, 2022, December 31, 2023, and June 30, 2024, respectively. As of December 31, 2024, after the last balance sheet presented in this offering, the outstanding balance on the line of credit was $0. The credit facility agreement expired on November 1, 2024. The agreement is attached as Exhibit 6.2.

In April of 2021 Endless Corporation contracted with Best of Holloy, LLC to provide management services, whereby, Endless Corporation provides operational oversight and management of Best of Holloy, LLC’s cultivation operation. The management service s agreement is attached as Exhibit 6.3. Endless Corporation invoices Best of Holloy, LLC for 100% of the cost to cultivate plus a management fee of $1,000 per month. In addition, Endless Corporation manages the sales process to customers of immature plants and cultivated agriculture and then collects sales receipts on behalf of Best of Holloy, LLC. Sales receipts are recorded as Due to Best of Holloy, LLC and offset by cultivation costs. Gary Holland is a 65% beneficial owner of Best of Holloy, LLC. The balance due to and from Best of Holloy, LLC was $0 as of December 31, 2022, and December 31, 2023, and June 30, 2024, respectively.

In April of 2023 Endless Corporation contracted with Endless Grow, LLC to provide management services, whereby Endless Corporation provides the operational oversight and management of Endless Grow, LLC’s cultivation operation. The Company’s management services agreement with Endless Grow, LLC is attached as Exhibit 6.4. Endless Corporation invoices Endless Grow, LLC for 100% of the cost to cultivate plus a management fee of $1,000 per month. In addition, Endless Corporation manages the sales process to customers of immature plants and cultivated agriculture and then collects sales receipts on behalf of Endless Grow, LLC. Sales receipts are recorded as Due to Endless Grow, LLC and offset by cultivation costs. Travis Dahm is the sole beneficial owner of Endless Grow, LLC. The balance due to and from Endless Grow, LLC was $0 as of December 31, 2022, and December 31, 2023, and June 30, 2024, respectively.

In October 2024, one of the Company’s investors, through a newly formed limited liability company in which Endless Corporation is a member, acquired the Company’s leased headquarters, office, cultivation, and lab facilities. The Company subsequently entered into a new lease agreement with this entity, which constitutes a related party transaction under ASC 850 due to the Company’s indirect interest in the landlord entity. The terms of the lease were reviewed and approved by the Company’s Board of Directors to ensure they were on market terms.

SECURITIES BEING OFFERED

The following description is a summary of the material rights of shareholders; however, only preferred stock is being offered pursuant to this Offering Circular. Shareholder rights are dictated via the Company’s Certificate of Incorporation and Second Amended and Restated Bylaws, each as amended from time to time. The foregoing documents have been filed as exhibits to this Offering Circular.

None of our securities are currently listed or quoted for trading on any national securities exchange or national quotation system.

The Company is authorized to issue 5,000,000,000 shares consisting of two classes of stock being common stock and preferred stock. The Company is authorized to issue 3,470,000,000 shares of common stock, par value $0.0001, and 1,530,000,000 shares of preferred stock, par value $0.0001. The Company has designated all shares of preferred stock, which are non-voting shares. As of March 25, 2025, the Company had 150,000,000 shares of common stock outstanding and 50,148,818 shares of preferred stock outstanding. The Company has issued stock awards for 751,000,000 shares of common stock which have not yet vested. The Company has issued stock awards for 16,475,000 shares of preferred stock which have not yet vested and have issued convertible notes that will convert into 16,139,799 of preferred stock with a qualification date of March 31, 2025. Following this offering, assuming all offered Shares are sold and no other securities of the Company are issued other than the conversion of $4,495,100 (plus interest) in convertible notes upon qualification of this offering and the stock awards as vested, the Company will have 395,000,000 shares of common stock outstanding and 156,788,617 shares of preferred stock outstanding. The number of authorized shares of common stock and preferred stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote. We currently have approximately 41 stockholders.

Note: the above amounts include a stock award to Numbers Matter Capital Inc. for marketing and investor relations services, which consists of six million shares of preferred stock and twenty million shares of common stock. The stock award will be issued pursuant to the vesting schedule in the services contract attached hereto as Exhibit 6.6.

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Common Stock

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to our Second Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Second Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Act. There shall be no cumulative voting. Shareholders may take action by written consent.

Payments to Holders of Common Stock

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all Liquidation Amounts (defined below) required to be paid to the holders of shares of preferred stock, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (defined below), the consideration not payable to the holders of shares of preferred stock or the remaining Available Proceeds (defined below), as the case may be, shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Preferred Stock

The holders of the preferred stock are not entitled to vote.

Preferential Payments to Holders of Preferred Stock

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a change of control, such as; a merger, consolidation, or sale of stock of all or substantially all assets (otherwise known as a “Deemed Liquidation Event”); the holders of shares of preferred stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case on a pari passu basis among each series of preferred stock, before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of:

i.	the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or

ii.	such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of preferred stock the full amount to which they shall be entitled as described above, the holders of shares of preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption Rights

Pursuant to Section 6.6 of the Company’s Bylaws included as Exhibit 2.2, a Deemed Liquidation Event is defined as a voluntary or involuntary liquidation, dissolution, or winding up of the Company, or a change of control event, such as a merger, consolidation, or sale of stock or all or substantially all of the Company’s assets. In such an event, the holders of Preferred Stock are entitled to receive distributions from the Available Proceeds before any payments are made to holders of Common Stock, subject to the liquidation preference provisions outlined in Section 6.6.

Under Section 6.7 of the Company’s Bylaws, if a Deemed Liquidation Event occurs and the Company does not effect a dissolution within ninety days, the Board retains discretion to determine whether to proceed with dissolution or continue business operations. If the Board elects not to dissolve the Company, holders of a majority of the outstanding Preferred Stock (the Requisite Holders) may elect to submit a written Redemption Request within one hundred twenty days following the Deemed Liquidation Event. The right to request redemption is contingent on both the Board’s decision not to dissolve and the affirmative election of a majority of Preferred Stockholders, meaning redemption is neither automatic nor guaranteed.

Additionally, any redemption under Section 6.7 is subject to Oklahoma law governing corporate distributions, which restricts stock redemptions if the Company would become insolvent or unable to meet its obligations as a result of such payments. If the Requisite Holders submit a Redemption Request, the Company shall, to the extent legally permissible, use the Available Proceeds to redeem outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount as determined under Section 6.6. However, if the Available Proceeds are insufficient to redeem all outstanding shares, the Company shall redeem shares on a pro rata basis and redeem the remaining shares only when legally permitted under Oklahoma law.

Because redemption is contingent upon a future event that may never occur, the Board retains discretion to prevent redemption by electing to dissolve the Company within 90 days of a Deemed Liquidation Event, stockholders cannot unilaterally demand redemption without majority consent, and redemption is legally constrained by Oklahoma corporate law, the Company has determined that the Preferred Stock does not meet the criteria for classification as temporary equity under ASC 480-10-S99-3A. Instead, the Company has concluded that its Preferred Stock should be classified as permanent equity, as the probability of redemption is considered remote and subject to substantial uncertainty.

51

Holders of our preferred stock have no pre-emptive rights or other subscription rights, conversion rights, or sinking fund provisions.

Right of First Refusal

Section 6.11 of our bylaws provide a right of first refusal prior to any shareholder being permitted to transfer their shares as follows:

1.	First the shareholder must provide a notice stating the price, terms, and conditions of the proposed sale or transfer, the shares to be sold or transferred, and the identity of the proposed transferee. Within 30 days after receipt of the notice, the Company will have the right to purchase all, or any portion of the shares offered pursuant to the terms contained in the notice.

2.	If the Company elects not to purchase all the shares specified in above referenced notice, and if the Company has not then made a public offering, or alternative trading platform where shares may be sold, the following procedure shall be followed regarding any sale or transfer of shares:

a.	The Company shall, at the expiration of 30 days after receipt of the notice to the Company, notify each of the shareholders of the total number of shares not purchased by the Company, enclosing a copy of the notice.

b.	Each of the shareholders shall have 30 days after the mailing of the Company’s notice to notify the selling shareholder in writing of his or her intention to purchase all or any specified portion of the available shares described in the Company’s notice on the terms and conditions set forth in the seller’s notice.

c.	Each shareholder shall be entitled to purchase the proportion of the shares for sale at the ratio that his or her shares bear to the total shares held by all shareholders desiring to purchase shares for sale. If the total shares specified in the offers received within such period by the selling shareholder exceed the shares for sale, each shareholder desiring to purchase a percentage of the shares for sale in excess of his or her proportionate share shall be entitled to purchase the proportion of the shares for sale that remains thus undisposed of, at the ratio that his or her shares bear to the total shares held by all of the shareholders desiring to purchase shares in excess of those to which they are entitled under such prior apportionment.

d.	If none or only a part of the shares for sale is bid for purchase by the company or other shareholders, then the selling shareholder may dispose of the remaining shares for sale to any person or persons but only within a period of 90 days from the date of the seller’s notice. However, the selling shareholder shall not sell or transfer any of the shares for sale at a lower price or on terms more favorable to the purchaser or transferee than those specified in the seller’s notice. After the 90-day period, the procedure for first offering to the Company and other shareholders shall again apply.

e.	Upon the death, disability or divorce of a shareholder, (hereafter referred to as “decedent”), all of the shares of stock owned by the decedent, to which his personal representative shall be entitled, may be sold and purchased as provided herein. If a divorce decree is entered, this section shall govern the distribution of the decedent’s shares.

Dividend Policy

We plan to retain any earnings from future revenues for the foreseeable future for our operations. We have never paid any cash dividends on our common stock or preferred stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

Oklahoma Anti-Takeover Statute

We could become subject to the provisions of 1090.3 of the Oklahoma General Corporation Act regulating corporate takeovers. In general, Section 1090.3 prohibits a publicly-held (will apply when we have 1,000+ shareholders of record) Oklahoma corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

●	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

●	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 1090.03 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Oklahoma law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Disclosure of commission position on indemnification for securities liabilities

The Company’s Seconded Amended and Restated Bylaws and Second Amended and Restated Certificate of Incorporation, subject to the provisions of Oklahoma Law, contain provisions which allow the corporation to indemnify its officers and directors against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to the Company if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, may be unenforceable.

52

ABSENCE OF PUBLIC MARKET

There is no public trading market for the common stock and preferred stock shares of the Company. The Company may, as an alternative reporting company, qualify its common stock and preferred stock shares for quotation on the NASDAQ or OTCBB (the Over the Counter Bulletin Board) or other secondary market for which the Company’s Common Stock and preferred stock may then qualify, in the discretion of the Company’s Board of Directors. As of the date of this Offering Circular, the Board of Directors has not taken any action to list the Company’s common stock and preferred stock on the NASDAQ, OTCBB or any other market or exchange. (See Risk Factors starting on page 4.)

EXPERTS

Our financial statements for fiscal years ended December 31, 2022 and December 31, 2023 included in this offering circular, have been audited by Bush & Associates CPA, as stated in its report appearing herein. Such financial statements have been included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Shares offered by this Offering Circular. This Offering Circular does not contain all of the information included in the Offering Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Shares to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the qualification of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the Offering Statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We will answer inquiries from potential investors concerning the Shares, the Company and other matters relating to the offer and sale of the Shares under this Offering Circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

Requests and inquiries regarding this offering circular should be directed to:

Endless Corporation

10026 S. Mingo Rd #232

Tulsa, OK 741

Email: tlozott@endlessbiotech.com

Registrants telephone number, including area code: (918) 786-0200

Registrant’s website: Endlessbiotech.com

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

53

FINANCIAL STATEMENTS

F-1

ENDLESS CORPORATION

AUDITED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2023 and 2022, and Independent Auditors’ Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Endless Corporation

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheet of Endless Corporation (the “Company”) as of December 31, 2023, and 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

CRITICAL AUDIT MATTERS

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

March 31, 2025

PCAOB ID Number 6797

F-2

ENDLESS CORPORATION

BALANCE SHEET (AUDITED)

	AS OF DECEMBER 31,
	2023	2022
ASSETS
Current Assets:
Cash and equivalents	$93,326	$88,514
Accounts receivable	0	0
Property, Plant and Equipment, net	1,723,114	49,249
Operating Lease Right of Use Asset	432,435	478,472
Prepaid Expenses, Deposits & Other Assets	300,000	300,000
Total Assets	$2,548,875	$916,235
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable & Credit Cards Payable	$34,027	$16,874
Accrued and other liabilities	154,592	8,720
Total Current Liabilities	188,619	25,594
Lease Liabilities:
Operating Lease Liability	432,435	478,472
Long-Term Liabilities:
Loans Payable	309,400	557,000
Total Liabilities	$930,454	$1,061,066
Stockholders’ Equity:
Common Stock at $1.00 par value, with 37,750 shares authorized; 6,000 shares issued and outstanding in 2023 and 100,000 shares issued and outstanding in 2022	31,750	6,000
Additional paid-in capital	3,368,250	244,000
Accumulated Profit (Deficit)	(1,781,579)	(394,831)
Total Stockholders’ Equity	$1,618,421	$(144,831)
Total Liabilities and Stockholders’ Equity	$2,548,875	$916,235

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ENDLESS CORPORATION

STATEMENT OF OPERATIONS (AUDITED)

	AS OF DECEMBER 31,
	2023	2022
REVENUE:
Managed Services Income	$1,627,424	$688,290

EXPENSES:
Cost of Services Sold	1,691,460	674,270
Royalty	986	0
Gross Profit (Loss)	$(65,022)	$14,020
Operating Expenses:
Advertising, Marketing, Selling	$41,926	$649
Professional and Legal	70,600	16,900
Travel & Entertainment	27,192	12,804
Research & Development	1,249,140	340,744
General Business Expenses	43,266	14,990
Interest Paid	16,352	30,000
Total Expenses	1,448,476	416,087
Other Income	126,750	454
Net Profit (Loss)	$(1,386,748)	$(401,613)
Earnings Per Share	$(43.69)	$(66.94)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ENDLESS CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (AUDITED)

For the years ended December 31, 2022 and 2203

	Common Stock	Additional Paid-In Capital	Accumulated Net Income (Loss)	Total
Balance – December 31, 2021	0	0	6,782	6,782
Issuance of Common Stock	6,000	244,000		250,000
Net Income (Loss)			(401,613)	(401,613)
Balance – December 31, 2022	$6,000	$244,000	$(394,831)	$(144,831)
Issuance of Common Stock	25,750	3,124,250		3,150,000
Net Income (Loss)			(1,386,748)	(1,386,748)
Balance – December 31, 2023	$31,750	$3,368,250	$(1,781,579)	$1,618,421

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ENDLESS CORPORATION

STATEMENT OF CASH FLOWS (AUDITED)

For the years ended December 31, 2022 and 2023

	For the years ended December 31,
	2023	2022
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net profit (Loss)	$(1,386,748)	$(401,613)
Adjustments to reconcile net loss to net cash flows in operating activities
Changes in assets and liabilities that increase (decrease) cash:
Prepaid expenses and other assets	0	0
Accounts payable & Credit cards payable	17,153	16,874
Accumulated depreciation	77,936	0
Accrued and other liabilities	145,872	(6,739)
Net cash in operating activities	$(1,145,787)	$(391,478)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of fixed assets and leasehold improvements	1,751,902	49,249
Additions of right to use	(46,037)	478,472
Security Deposit		300,000
Net cash used in investing activities	$1,705,865	$827,721

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Issuance of common stock	25,750	6,000
Additional contributed capital	3,124,250	244,000
Issuance of convertible notes	0	0
Debt and line of credit borrowing (paydowns)	(247,600)	557,000
Financing right to use	(46,037)	478,427
Net cash provided by financing activities	$2,856,363	$1,285,472

Net increase (decrease) in cash	$4,812	66,273
CASH – beginning of year	88,514	22,241
CASH – end of year	$93,326	$88,514

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ENDLESS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1. NATURE OF BUSINESS

Endless Corporation (the “Company” or “Endless”) was founded in early 2021 and is a development-stage biotechnology company specializing in tissue culture technology, clone genetics, genetic preservation, disease cleanup, virus testing, and advanced agricultural research. The Company’s mission is to advance agricultural biotechnology by developing disease- and pathogen-free plant genetics, utilizing proprietary research, data analytics, and process refinement to improve cultivation efficiency and yield potential.

In early 2024, Endless Corporation set up a subsidiary Endless Biotech, LLC to later hold the Company’s agricultural assets to be effective during calendar year 2025. As of the end of the year 2023, there was no financial activity in this subsidiary; however, the Company expects activities in 2025.

Regulatory Compliance and Managed Services Agreements

The Company provides management services to licensed cannabis cultivators, including Endless Grow, LLC and Best of Holloy, LLC, both of which are licensed by the Oklahoma Medical Marijuana Authority (OMMA). Under these agreements, Endless Corporation supports the licensed cultivators by providing, facility management, staffing, and operational oversight at cultivation sites, cultivation equipment and supplies, including lighting, irrigation, climate control, and nutrients, data collection and research to optimize cultivation techniques for plant health and disease resistance, sales facilitation, ensuring compliance with OMMA transfer and tracking regulations, and collection of sales proceeds on behalf of the licensed cultivators, with revenue recorded as “Due to Managed Cultivator” and offset by cultivation costs. Endless Corporation does not hold a cannabis cultivation license and does not cultivate, process, sell, or distribute cannabis products. Rather, all cannabis cultivation activities are conducted exclusively by the licensed cultivators under their OMMA licenses. Endless Corporation does not take possession of cannabis plants and does not conduct federally restricted cannabis research.

Material Terms of Managed Services Agreements

Under the managed service agreements, the Company earns revenue through cost reimbursements and a management fee structure:

Best of Holloy, LLC Agreement (Effective April 1, 2021, 5-year term)

The Company invoices 100% of the cost to grow, including labor, utilities, and cultivation supplies. The Company receives a monthly management fee equal to the greater of $1,000 or 90% of net profit from sales of cultivated products. The licensed cultivator remains responsible for all regulatory compliance under OMMA.

Endless Grow, LLC Agreement (Effective April 1, 2023, 10-year term)

The Company invoices 100% of the cost to grow, including labor, utilities, and cultivation supplies. The Company receives a monthly management fee of $1,000. The licensed cultivator retains all regulatory responsibilities under OMMA.

Research and Development as a Core Business Activity

Research and development (R&D) is a core component of the Company’s operations. The Company engages in planned search for new agricultural techniques, genetic advancements, and cultivation process improvements aimed at improving plant genetics, disease resistance, virus detection, and crop steering methodologies.

A key research initiative is data collection for crop steering, where the Company monitors environmental conditions, nutrient applications, lighting effects, and plant responses to refine agricultural best practices. The Company collects and analyzes multiple data points, including nutrient application levels and plant uptake efficiency, lighting spectrum and intensity adjustments to optimize photosynthesis and resin production, watering schedules and irrigation control for hydration optimization, other data levels to measure plant health and stress response, and equipment variations (climate control systems, growth media) and their impact on plant performance.

By analyzing these data points, the Company aims to develop proprietary cultivation methodologies that improve plant resilience, consistency, and overall yield potential. The insights gained from this research are used to refine disease-resistant tissue culture techniques and support the development of the next generation of high-performance agricultural genetics.

Costs are offset by managed services contracts and these excess costs have been classified as research and development (R&D) expenses in accordance with ASC 730, as further described in Note 2 - Summary of Significant Accounting Policies.

As noted above, Endless Corporation does not take possession of cannabis plants and does not conduct federally restricted cannabis research. By investing in scientific advancements and data-driven cultivation methodologies, the Company aims to create next-generation agricultural technologies that will support disease- and pathogen-free crop production for high-performance cultivators.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There was $93,826 and $88,514 in cash equivalents as of December 31, 2023 and 2022, respectively.

Prepaid Expenses

Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service. The Company had no prepaid expenses as of December 31, 2023, and 2022, respectively.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Expenditures for construction activities, and improvements are capitalized, while expenditures for operations and maintenance and general and administrative activities are charged to expense as incurred.

The Company depreciates property, plant, and equipment using the straight-line depreciation method (see Note 8 —Property, Plant, and Equipment for further details). Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gains or losses are recorded in the consolidated statements of operations.

F-7

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company had no liabilities or expenses related to claims, assessments, litigation, fines and penalties or other sources as of December 31, 2023, and 2022, respectively.

Commitments and Contingencies – Accounting Treatment of Royalty Agreements and Restructuring

The Company evaluated the Accounting Treatment of the Royalty Agreements and Restructuring and determined that prior to the restructuring, royalty obligations were contingent liabilities not recorded on the balance sheet, as payments were dependent on future sales in accordance with accounting for Loss Contingencies (ASC 450-20). The Company evaluated the royalty arrangements and determined they were linked to financing transactions rather than revenue arrangements in accordance with Revenue Recognition for Multiple-Element Arrangements (ASC 605-25). The Company analyzed the royalty agreements under the scope of customer incentives and determined that payments should be expensed as incurred, given the agreements did not provide future economic benefits outside of financing in accordance with accounting for Revenue Recognition – Customer Payments and Incentives (ASC 605-50). The Company has evaluated the conversion of the royalty obligations into preferred stock and will treat this as an equity issuance with no gain or loss recognized in accordance with accounting for Equity Transactions (ASC 505-10). The Company will recognize a liability for cash payments under the buyout provisions as proceeds from this Offering become probable and estimable in accordance with accounting for Liability Extinguishment (ASC 405-20). The Company evaluated whether the royalty obligations should be classified as debt but determined that because payments were contingent upon sales, they did not meet debt classification criteria in accordance with accounting for Debt – Sales of Future Revenues or Earnings (ASC 470-10). The Company evaluated whether the royalty obligations should be considered an R&D cost and determined they did not qualify as direct R&D expenses but should be accounted for as operating expenses under general financing arrangements, however, the Company elected to call specific attention to these Royalty Expenses as part of the Gross Profit presentation because they are tied to specific items sold, but wanted to distinguish them from Cost of Services Sold in accordance with accounting for Research and Development (ASC 730-10). The Company has determined that a liability will be recognized in future periods for any prorated portion of the $2.76 million cash buyout obligation based on hurdle-based conditions of This Offering. Any obligations settled via cash payments will continue to be reported as contingent liabilities until resolved.

Commitments and Contingencies – Strategic Collaborations

Endless has engaged in various strategic collaborations with industry participants to promote brand awareness and industry engagement. These collaborations are not formal contractual partnerships and do not establish enforceable financial commitments or obligations. Rather, these relationships provide mutual marketing opportunities, such as cross-promotional activities, participation in recorded panel discussions, and customer referrals. Since there are no legally binding commitments, performance obligations, or financial liabilities associated with these collaborations, they do not give rise to recognition under ASC 440 (Commitments) or ASC 450 (Contingencies).

Leases

The Company follows ASU 2016-02, Leases (Topic 842) to determine if an arrangement is a lease at inception. Lease right-of-use (ROU) assets represent the Company’s right to an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet in accordance with the short-term lease exception included within Topic 842. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any base lease payments made in advance and excludes non- lease components. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Accounts Payable and Accrued and Other Liabilities

Accounts payable balance represents all invoices the Company has received, while accrued and other current liabilities consist of payroll related accruals, short-term lease obligations, deferred revenue, and estimated accruals when work has been performed, but an invoice has not been issued.

Expense and Other Income Recognition

Expenses are recognized when incurred. Other income is recognized when earned.

Research and Development

The Company generates revenue under managed services agreements, which include a management fee and cost reimbursements related to cultivation oversight and operational support. Revenue is recorded separately in accordance with ASC 606 under “Managed Services Revenue”.

The Company incurs various costs associated with these managed services agreements, including costs of services sold and research-driven agricultural activities such as pheno-hunting, crop steering, and genetic data collection. Costs incurred up to the level of managed services revenue received are classified as costs of services sold.

Any additional costs not recovered by managed services revenue (i.e., costs that would otherwise result in negative gross profit) are classified as research and development (R&D) expenses under ASC 730. These costs include, but are not limited to:

●	Labor costs associated with pheno-hunting and crop steering research
●	Research personnel wages and benefits
●	Laboratory and cultivation supplies used for research
●	Specialty growing supplies used in R&D testing
●	Rent and facility costs related to R&D activities
●	Equipment used for research and development purposes

These costs are expensed as incurred, in accordance with ASC 730-10-25-2, as they support the Company’s ongoing investment in advanced agricultural research and plant biotechnology rather than direct commercial production.

Table: Research & Development Expenses (ASC 730)

Description	December 31, 2023	December 31, 2022
Total research-related costs incurred	$2,862,664	$1,015,014
Amount reimbursed through managed services revenue	$1,613,524	$674,270
Net shortfall classified as R&D expense	$1,249,140	$340,744

Regulatory fees, licensing fees, and general administrative costs are excluded from R&D classification and recorded as separate operating expenses.

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Income Taxes

Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return more than the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of December 31, 2023 and 2022.

Advertising

The Company expenses the cost of all advertising campaigns and tradeshows, including those for its Regulation A+ investment offering, and promotions as they are incurred. During the years ended December 31, 2023 and 2022, advertising expense amounted to $40,049 and $312 respectively, and is included as part of the advertising, marketing, selling expenses in the statements of operations.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments. The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2023, and 2022, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted to employees, directors and certain service providers (“grantees”) is determined based on estimated fair value of the options at the time of grant using the Black- Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in progress during the capitalization period. Shares are issued from authorized shares in settlement of options exercised. RSAs are included in common shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

3. PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS

In 2023 the Company did not have any prepaid expenses or other assets. The total of deposits is $300,000 for 2022 and 2023, respectively. The deposits are detailed in the below table.

Deposits at December 31, 2023 and 2022, consisted of the following:

	2023	2022
Building Lease Security Deposit	$300,000	$300,000

4. STOCKHOLDERS’ EQUITY

On September 8, 2021, the Company’s Board of Directors approved the First Amended and Restated Certificate of Incorporation. In accordance with the Company’s First Amended and Restated Certificate of Incorporation, the Company is authorized to issue 100,000 shares, consisting of one classes of stock to be designated “Common Stock” with a $1.00 par value per share. The founders retained 52,505 Common Stock shares at $1.00 par value per share. Payment for these shares was rendered for services in-kind.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). For the purpose of determining those stockholders entitled to a vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in the bylaws, shall be entitled to a vote at any meeting of stockholders. Every person entitled to a vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by agent or agents authorized by a proxy granted in accordance with Oklahoma law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from the date of creation unless the proxy provides for a longer period.

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5. INCOME TAXES

For the fiscal years ended December 31, 2023, and December 31, 2022, the Company did not generate any taxable income and, as a result, no provision for federal or state income taxes has been recorded. The Company has incurred a net operating loss (“NOL”), which may be available to offset future taxable income, subject to applicable tax regulations and limitations.

Deferred Tax Assets and Valuation Allowance

The components of the Company’s deferred tax assets as of December 31, 2023, and 2022, are as follows:

Deferred Tax Asset Components	December 31, 2023		December 31, 2022
Net Operating Loss (NOL) Carryforward Tax Benefit (~24.16%)	$	~430,000	$	~95,000
Other Temporary Differences		$—		$—
Total Gross Deferred Tax Assets	$	~430,000	$	~95,000
Less: Valuation Allowance		$(430,000)		$(95,000)
Net Deferred Tax Asset		$0		$0

Due to the Company’s history of net losses and uncertainty regarding future taxable income, a full valuation allowance has been applied, reducing the net deferred tax asset to $0. The Company will continue to assess the realizability of its deferred tax assets and will adjust the valuation allowance accordingly if future evidence suggests that it is more likely than not that some portion of the deferred tax assets will be realized.

Net Operating Loss Carryforward

As of December 31, 2023, the Company has estimated federal and Oklahoma state NOL carryforwards of approximately $1,780,000, which may be used to offset future taxable income.

●	Under the Tax Cuts and Jobs Act of 2017, federal NOLs incurred after December 31, 2017, can be carried forward indefinitely but are limited to 80% of taxable income in any given year.

●	Oklahoma allows NOL carryforwards for up to 20 years, after which they expire if unused.

The ability to utilize these NOLs in the future depends on sufficient taxable income and may be limited under Section 382 of the Internal Revenue Code if a change in ownership occurs.

Income Tax Expense (Benefit)

The provision for income taxes consists of the following components:

Income Tax Expense (Benefit)	December 31, 2023	December 31, 2022
Current Tax Expense	$—	$—
Deferred Tax Expense (Benefit)	$—	$—
Change in Valuation Allowance	$—	$—
Total Provision for Income Taxes	$—	$—

Effective Tax Rate Reconciliation

The reconciliation of the U.S. federal statutory tax rate to the Company’s effective tax rate is as follows:

Tax Rate Reconciliation	December 31, 2023	December 31, 2022
U.S. Federal Statutory Rate	21.0%	21.0%
State Taxes (net of federal benefit)	3.16%	3.16%
Change in Valuation Allowance	(24.16%)	(24.16%)
Other Permanent Differences	0.0%	0.0%
Effective Tax Rate	0.0%	0.0%

The Company’s effective tax rate is 0.0% due to the full valuation allowance applied against deferred tax assets.

Unrecognized Tax Benefits

The Company has no unrecognized tax benefits as of December 31, 2023, and December 31, 2022. The Company does not anticipate material changes in its tax positions over the next 12 months.

6. RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions, including First Enterprise Bank, and Equity Bank. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

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7. PROPERTY, PLANT AND EQUIPMENT

Assets are depreciated using the straight-line depreciation method applied to groups of assets with varying useful lives.

Property, plant and equipment as of December 31, 2023 and 2022, consisted of the following:

	Estimated Useful Life (Years)	2023	2022
Assets under construction or not in service		$478,831	$49,249
Production equipment	5	194,009	0
Production furniture, fixtures, and other equipment	5	174,467	0
Production lights	5	286,788	0
Leasehold improvements	10	660,251	0
Computers and tablets	5	6,704	0
Software and app licenses and development	5	0	0
Total property, plant and equipment		1,801,050	0
Less accumulated depreciation		77,936	0
Property, plant and equipment, net		$1,723,114	$49,249

8. LEASES

On October 1, 2022, the Company entered into a lease agreement for office, cultivation and lab space in Tulsa, Oklahoma. The monetary obligations remaining on the lease described in this paragraph was $1,650,000 and $1,050,000 as of December 31, 2022 and December 31, 2023, respectively.

The leased facilities span approximately 23,196 square feet and is currently being used for the Company’s headquarters, office, cultivation and tissue culture lab, as well as being remodeled by the Company.

As of December 31, 2022, the company has spent approximately $5 thousand dollars of remodeling costs. As of December 31, 2023 the company has spent approximately $906 thousand dollars of remodeling costs and received approximately $126 thousand dollars in rebates.

The Company accounts for its U.S. leases in accordance with ASC 842. The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the Company the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the Company has the right to control the use of the identified asset and to obtain substantially all of the economic benefits from using the underlying asset.

Right-of-use assets represent the Company’s right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liabilities are measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how the Company determined the incremental borrowing rate (“IBR”) it uses to present value the unpaid lease payments, the lease term and lease payments.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its IBR. In some instances, the Company’s leases do not provide an implicit rate; therefore, management uses its IBR based on the information available at commencement date in determining the present value of lease payments.

The lease term for the Company’s lease includes the noncancelable period of the lease plus the renewal options the Company is certain to exercise. Lease payments included in the measurement of the lease asset or liabilities comprised of fixed payments. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received.

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The following is a maturity analysis of the annual undiscounted cash flows of the operating and finance lease liabilities as of December 31, 2023:

Years ending December 31,	Operating Minimum Lease Payment
2024	$600,000
2025	450,000
Total undiscounted cash flows	1,050,000
Less imputed interest	(617,565)
Net present value of lease liability	$432,435

Supplemental balance sheet information at December 31, 2023 and 2022 related to the leases are as follows:

Operating lease:

	2023	2022
Assets – operating lease right of use asset	$432,435	$478,472
Liabilities:
Current – operating lease liability
Noncurrent – operating lease liability	432,435	478,472
Total Lease Liability	$432,435	$478,472

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Supplemental lease term and discount rate information related to the leases at December 31, 2023 are as follows:

	2023	2022
Operating Lease remaining lease term in years	1.75	2.75
Discount Rate	10%	10%

9. ADOPTION OF NEW ACCOUNTING PRONOUCEMENTS

During the period ended December 31, 2022, and 2023 the Company has reviewed recently issued accounting pronouncements as required under generally accepted accounting principles (GAAP). The Company determined that no new accounting standards, issued by the Financial Accounting Standards Board (FASB) or other authoritative bodies, were adopted during the reporting period. Management has evaluated the potential impact of recently issued accounting standards that are not yet effective and determined that these will not have a material impact on the Company’s financial position, results of operations, or cash flows upon adoption..

10. REVENUE RECOGNITION AND RELATED PARTY TRANSACTIONS

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The following summarizes the Company’s revenue recognition policies:

Management Services Income:

Management Services Income primarily consists of revenue generated under long-term managed services agreements with Best of Holloy, LLC and Endless Grow, LLC, both of which are licensed cannabis cultivators under the Oklahoma Medical Marijuana Authority (OMMA). These entities are considered related parties because they are controlled by key shareholders, officers and directors of the Company. Revenue under these agreements is recognized in accordance with ASC 606.

Nature of Services Provided

Under the managed services agreements, the Company provides the following services to licensed cannabis cultivators:

●	Facility management and staffing for day-to-day cultivation operations.
●	Procurement and maintenance of cultivation equipment and supplies, including lighting, irrigation, climate control, and nutrients.
●	Regulatory compliance oversight, ensuring adherence to OMMA tracking and reporting requirements.
●	Data collection and research to optimize cultivation efficiency, disease resistance, and plant health.
●	Sales facilitation and administrative services, including the collection and remittance of sales proceeds on behalf of the licensed cultivators.

The Company does not take possession of, cultivate, process, sell, or distribute cannabis products. All cultivation activities are conducted exclusively by the licensed cultivators under their OMMA licenses.

Revenue Recognition Timing

Revenue is recognized over time as services are performed and control is transferred to the licensed cultivators, as follows:

●	Cost reimbursements (including but not limited to costs to grow, labor, utilities, supplies) are recognized as revenue in the period in which the related costs are incurred.
●	Management fees are recognized monthly, based on the contractual terms of the agreements:

○	Endless Grow, LLC: Fixed fee of $1,000 per month.
○	Best of Holloy, LLC: The greater of $1,000 per month or 90% of net profit from product sales.

Accordingly, revenue is not contingent upon the final sale of cultivated products but rather is based on the ongoing provision of management services.

Payment Terms and Accounts Receivable Considerations

The Company’s managed services agreements provide for the following payment terms:

●	Cost reimbursements: Invoiced monthly, with payment due on the last day of the month in which they are invoiced.
●	Management fees: Invoiced monthly, due on the last day of the month in which they are invoiced.
●	Sales proceeds collection: The Company collects proceeds on behalf of the licensed cultivators and remits them accordingly. These amounts are recorded as “Due to Managed Cultivator” and offset by cultivation costs.

Due to this structure, the Company does not record accounts receivable related to these agreements, as amounts are either reimbursed in the same billing cycle or represent funds collected on behalf of third parties rather than amounts due to the Company.

Related Party Transactions:

The Company has related party transactions with Endless Grow, LLC and Best of Holloy, LLC, which are considered related parties under ASC 850 because they are controlled by key shareholders, officers, and directors.

Nature of the Relationship

●	Endless Grow, LLC: The Company’s Co-Founder, CEO, and President is the sole beneficial owner of this entity.
●	Best of Holloy, LLC: Controlled by individuals who are key shareholders and directors of the Company.

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Summary of Related Party Transactions

The table below summarizes the financial impact of related party transactions:

Description	December 31, 2023	December 31, 2022
Sales receipts collected on behalf of Endless Grow, LLC	$359,749	$6,000
Total costs incurred under the management agreement (Endless Grow, LLC)	$1,537,349	$62,930
Management fees earned from Endless Grow, LLC	$12,000	$2,000
Balance due to/from Endless Grow, LLC (at year-end)	$0	$0
Sales receipts collected on behalf of Best of Holloy, LLC	$18,635	$341,546
Total costs incurred under the management agreement (Best of Holloy, LLC)	$76,175	$611,360
Management fees earned from Best of Holloy, LLC	$2,000	$12,000
Balance due to/from Best of Holloy, LLC (at year-end)	$0	$0

Governance and Conflict of Interest Considerations

The Company’s Board of Directors and management have established procedures to review and approve all related party transactions to mitigate conflicts of interest. These transactions were conducted on an arm’s length basis, and management believes the terms are comparable to those that would be offered to unaffiliated third parties.

11.	EARNINGS PER SHARE

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share. Basic EPS is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the effect of all potentially dilutive securities but excludes such effect when the inclusion would be anti-dilutive.

For the years ended December 31, 2023, and 2022, the Company incurred a net loss, and as a result, all potentially dilutive securities have been excluded from the computation of diluted EPS.

Reconciliation of Numerator and Denominator

The following table reconciles the numerators and denominators used to calculate basic and diluted EPS for the periods presented:

Year Ended	Net Loss (Numerator)	Weighted Avg. Shares Outstanding (Denominator)	Potentially Dilutive Shares (Anti-Dilutive)	Adjusted Weighted Avg. Shares	Basic EPS	Diluted EPS
Dec 31, 2023	$(1,386,748)	31,750	52,505	31,750	$(43.69)	$(43.69)
Dec 31, 2022	$(401,613)	6,000	52,505	6,000	$(66.94)	$(66.94)

Potentially Dilutive Securities

As of December 31, 2023, and 2022, the Company had 52,505 shares retained by Travis Dahm and Gary Holland that were not formally issued and are considered potentially dilutive. However, since the Company reported a net loss for both years presented, these shares are anti-dilutive and excluded from diluted EPS, in accordance with ASC 260-10-45-17.

The Company had no outstanding stock options, convertible instruments, or other securities that could further impact diluted EPS as of December 31, 2023, and 2022.

12. COMMON STOCK ISSUANCES

During the year ended December 31, 2022, the Company issued 6,000 common shares to investors for total cash proceeds of $250,000. The price per share was determined based on negotiated financing agreements with investors. This transaction was recorded as an increase in common stock of $6,000 (par value) and additional paid-in capital of $244,000.

During the year ended December 31, 2023, the Company issued 25,750 common shares to investors for total cash proceeds of $3,150,000. The price per share was determined based on negotiated financing agreements with investors. The issuance was recorded as an increase in common stock of $25,750 (par value) and additional paid-in capital of $3,124,250.

These common stock issuances are reflected in the statement of changes in stockholders’ equity for the respective periods.

All common stock issued was subsequently converted into Preferred Stock in September 2024 as part of the restructuring as noted in Note 13 – Subsequent Events.

13. SUBSEQUENT EVENTS (this disclosure is unaudited as it pertains to events occurring after the audited period and evaluated through March 31, 2025)

For purposes of these financial statements, subsequent events have been evaluated through March 31, 2025, which is the date that the financial statements were available to be issued. There are no material subsequent events that would require further disclosures in the Company’s consolidated financial statements aside from those disclosed below.

Amendment to Bylaws, Certificate of Incorporation, Equity Restructuring, and Royalty Buy-Outs

In September 2024, the Company amended its bylaws and certificate of incorporation to facilitate equity restructuring initiatives. As part of this restructuring, the Company entered into agreements with existing investor common stockholders to exchange their outstanding common stock shares for preferred stock shares to align with the Company’s revised equity framework.

Additionally, in September 2024, the Company reached agreements with certain investors to address its outstanding future earnings royalty obligations. These obligations totaled approximately $9.59 million in royalty payments on future earnings. The Company successfully negotiated exchanges or buy-outs of these obligations by issuing 3,895,000 shares of preferred stock and agreeing to utilize approximately $2.76 million in cash from the proceeds of this Offering for royalty buy-out obligations.

If the approximately $2.76 million in cash payments required for the royalty buy-outs are met, they will settle all outstanding future royalty obligations, however, if the cash payment obligations are not met (subject to hurdle-based payout conditions from proceeds of this Offering), up to approximately $5.7 million in royalty obligations will remain active.

F-13

Furthermore, in connection with these amendments and restructuring efforts, the Company’s Certificate of Incorporation was updated to reflect the following:

●	The Company is authorized to issue 5,000,000,000 shares, consisting of two classes of stock:

○	Common Stock (Voting): 3,470,000,000 shares authorized
○	Preferred Stock (Non-Voting): 1,530,000,000 shares authorized

As of the date of this Offering, the Company had 150,000,000 shares of Common Stock outstanding and 50,148,818 shares of Preferred Stock outstanding. With the material transactions detailed as follows:

Restructuring and Reorganization Transactions (September 2024):

●	The Company exchanged all prior investor-held common stock (47,495 shares) for 16,602,402 preferred shares as part of its corporate reorganization, and 3,895,000 preferred shares in exchange to extinguish $3,500,000 of future contingent royalty payments.

Stock Awards and Issuances to Officers, Directors (November 15, 2024):

●	850,000,000 common shares and 32,161,916 preferred shares were authorized to be awarded as follows:

○	22,661,916 preferred shares and 150,000,000 common shares to Travis Dahm and Gary Holland as part of the restructuring, in exchange for all previous common stock they were entitled to (52,505).
○	9,500,000 Preferred shares authorized to be awarded to Officers and Directors subject to vesting schedules for services.
○	700,000,000 common shares authorized to be awarded to Officers and Directors subject to vesting schedules for services.

Other Awards and Issuances:

●	October 2024: 1,300,000 preferred shares issued for the purchase of facilities.
●	Stock Issuances to Consultants (November 15, 2024):

○	6,000,000 preferred shares authorized to be awarded to Numbers Matter Capital Inc. subject to vesting schedules, for services rendered.
○	20,000,000 common shares to Numbers Matter Capital Inc., subject to vesting schedules, for services rendered.
○	6,989,500 preferred shares authorized to be awarded to key consultants and advisory board members for services, and 225,000 preferred shares subject to vesting for advisory board members.
○	750,000 preferred shares authorized to be awarded to a key employee, subject to a one-year cliff and three-year vesting schedule.

●	Convertible Notes Conversion: 16,139,799 preferred shares are expected to be issued upon SEC qualification, as convertible notes will convert into preferred shares at a discounted rate ranging from $0.17 to $0.50 per share with interest.

Accounting Treatment and Future Financial Statement Impact of Stock Restructuring and Stock Awards and Issuances

●	The restructuring-related exchanges (September 2024) will be accounted for as a reclassification in future accounting periods within stockholders’ equity, with no immediate impact on the Company’s income statement.
●	Stock-based compensation awards (November 15, 2024) will be recognized in future financial statements based on vesting schedules and probability assessments under ASC 718 (Stock-Based Compensation). These awards had not vested and did not impact the audited financial statements.
●	The issuances for consulting services (November 15, 2024) will be recorded as non-cash compensation expense in the period of issuance in accordance with ASC 505-50 (Equity-Based Payments to Non-Employees).
●	The October 2024 issuance of preferred shares for the facilities purchase will be recognized as part of the facility acquisition costs in the relevant reporting period.
●	The conversion of convertible notes into preferred shares upon SEC qualification will be accounted for as an equity transaction, removing the debt liability from the Company’s balance sheet upon conversion.

These transactions were executed to streamline the Company’s capital structure and reduce ongoing royalty liabilities, strengthening its financial position and supporting future growth initiatives.

Transaction Involving Company Facilities and Lease Negotiations

In October 2024, one of the Company’s investors, through a newly formed LLC in which Endless Corporation is a member, completed the acquisition of the Company’s leased facilities, which include its headquarters, offices, cultivation, and culture lab facilities (collectively, the “Facilities”). The Company participated in this transaction by receiving credit for half of its building lease security deposit toward the purchase, along with the issuance of preferred stock to sellers and the promissory note holders of the sellers.

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Following the transaction, the Company finalized negotiations for a new five-year lease agreement with the newly formed LLC, effective November 1, 2024, with three (3) five-year renewal options. The base rent under the new lease is $66,248 per month, commencing November 1, 2024, with an annual 3% increase. The lease agreement also includes an exclusive purchase option where the Company has the right to purchase the Facilities at a mutually agreed fair market value; however, the likelihood of exercising this option is currently unclear as the majority owner has no intent to negotiate purchase terms in the near future, and a first right of refusal whereby; if the owner receives an offer to purchase the property, the Company has the right to match or exceed the offer. Currently the Company is still engaging in ongoing discussions with the investor and continue to negotiate the Company’s ownership percentage in the newly formed LLC in exchange for its participation in the transaction.

Accounting Treatment of New Lease Under ASC 842 – Leases

The Company accounts for its U.S. leases in accordance with ASC 842, under which: Right-of-use (ROU) assets represent the Company’s right to control the use of an identified fixed asset over the lease term. Lease liabilities reflect the obligation to make lease payments. Lease liabilities are measured at the present value of unpaid lease payments at lease commencement using the Company’s incremental borrowing rate (IBR) when the rate implicit in the lease is not readily determinable. The lease is classified as an operating lease, and the ROU asset will be amortized over the lease term on a straight-line basis.

Impact of New Lease on Future Financial Statements

The Company will record the following adjustments for the transaction and based on a discount rate of 10% and a new 5-year lease term related to the new lease transition as of November 1, 2024:

●	Reduction of Security Deposit: $300,000
●	Derecognition of Old Lease Balances:

○	Reduction of Right-of-Use Asset (old lease): $324,753
○	Reduction of Lease Liability (old lease): $324,753

●	Recognition of New Lease Balances:

○	New Right-of-Use Asset: $669,347
○	New Lease Liability: $669,347

Total lease obligations over the lease term are approximately $4,220,630.

New Lease Liability Maturity Schedule

The following table presents the annual undiscounted lease payments and the present value of lease liability as of November 1, 2024:

Year	Operating Lease Payments
2024 (Nov-Dec)	$132,496
2025	$798,950
2026-2029	$3,289,185
Total Undiscounted Lease Payments	$4,220,630
Less: Imputed Interest	$(3,551,283)
Net Present Value of Lease Liability	$669,347

The Company will continue to evaluate the impact of its potential ownership interest in the newly formed LLC and account for any ownership allocation once negotiations are finalized.

Accounting Treatment of Lease – Related Party Transactions

On November 1, 2024, the as a result of the Company entering into a new five-year lease agreement for its headquarters with a newly formed limited liability company in which Endless Corporation is a member. The lease will be classified as an operating lease under ASC 842 in future financial statements. The initial lease liability to be recorded in a subsequent reporting period will be $669,347 based on a discount rate of 10% and a total lease commitment of $4,220,630 over the lease term. The Company continues to negotiate its potential ownership stake in the landlord entity, which may impact the accounting treatment of this lease in the future. Given the related party nature of this transaction, the lease terms were reviewed by the Board of Directors.

Legal Proceedings

On February 21, 2025, Endless Corporation, together with its affiliates Endless Biotech LLC, Endless Grow LLC, 171 Ventures LLC, and Travis Dahm, was named as a defendant in a lawsuit filed in the District Court of Tulsa County, Oklahoma by 918 Construction LLC. The plaintiff alleged breach of contract and unjust enrichment and sought to foreclose on a mechanic’s lien related to alleged unpaid construction services performed in 2023 on the property currently leased by the Company, during a time when the property was owned by a previous landlord. The plaintiff initially sought damages of approximately $115,300.66, plus interest, attorneys’ fees, and other costs. The Company disputed the claims and asserted that the plaintiff performed substandard and unpermitted work. Without admitting any liability, the parties reached a settlement to fully and finally resolve the matter. On March 20, 2025, the lawsuit was settled for $52,000. The settlement amount will be reflected in the Company’s financial statements for the year ending December 31, 2025. The matter is now considered closed, and management does not expect the resolution of this matter to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

F-15

INTERIM UNAUDITED FINANCIAL STATEMENTS

FOR

SIX MONTH PERIODS ENDED JUNE 30, 2024 AND JUNE 30, 2023

ENDLESS CORPORATION

FINANCIAL STATEMENTS (UNAUDITED)

For the Period Six Months Ended June 30, 2024, and June 30, 2023

BALANCE SHEET (UNAUDITED)

	June 30, 2024	June 30, 2023
ASSETS
Current Assets:
Cash and equivalents	$329,266	$116,855
Accounts receivable	0	757,843
Inventory	16,985	16,343
Property, Plant and Equipment, net	2,191,523	1,157,164
Operating Lease Right of Use Asset	380,304	478,472
Prepaid Expenses, Deposits & Other Assets	900,000	300,000
Total Assets	$3,818,078	$2,826,677
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable & Credit Cards Payable	$30,755	$17,656
Accrued and other liabilities	7,948	302,343
Total Current Liabilities	38,703	319,999
Lease Liabilities:
Operating Lease Liability	380,304	478,471
Long-Term Liabilities:
Loans Payable	250,450	0
Convertible Notes Payable	900,000	0
Total Liabilities	$1,569,457	$798,470
Stockholders’ Equity:
Common Stock at $1.00 par value, 100,000 shares authorized; 100,000 shares issued and outstanding at June 30, 2024 and 100,000 shares issued and outstanding at December 31, 2023	47,495	27,250
Additional paid-in capital	4,830,881	2,472,750
Accumulated Profit (Deficit)	(2,629,755)	(474,793)
Total Stockholders’ Equity	$2,248,621	$2,028,207
Total Liabilities and Stockholders’ Equity	$3,818,078	$2,826,677

The accompanying notes are an integral part of these consolidated financial statements.

F-16

ENDLESS CORPORATION

STATEMENT OF OPERATIONS (UNAUDITED)

For the Period Six Months Ended June 30, 2024, and June 30, 2023

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
REVENUE:
Managed Services Income	$1,170,321	$736,842

EXPENSES:
Cost of Services Sold	1,272,599	734,210
Royalty	55,676	0
Gross Profit (Loss)	$(157,954)	$2,632
Operating Expenses:
Advertising, Marketing, Selling	$17,697	$8,585
Professional and Legal	103,452	31,630
Travel & Entertainment	11,812	6,479
Research & Development	588,454	0
General Business Expenses	26,191	16,050
Interest Paid	8,809	15,000
Total Expenses	765,415	77,744
Other Income	66,193	0
Net Profit (Loss)	$(848,176)	$(75,112)
Earnings Per Share	$(1.86)	$(2.76)

The accompanying notes are an integral part of these consolidated financial statements.

F-17

ENDLESS CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

For the Period Six Months Ended June 30, 2024, and Six Months Ended June 30, 2023

	Common Stock	Additional Paid-In Capital	Accumulated Net Income (Loss)	Total
Balance – December 31, 2022	$6,000	$244,000	$(394,831)	$(144,831)
Issuance of Common Stock	21,250	2,288,750		2,250,000
Net Income (Loss)			(75,112)	(75,112)
Balance – June 30, 2023	27,250	2,472,750	(469,943)	2,030,057
Issuance of Common Stock	4,500	895,500		900,000
Net Income (Loss)			(1,311,636)	(1,311,636
Balance – December 31, 2023	$31,750	$3,368,250	$(1,781,579)	$1,618,421
Issuance of Common Stock	15,745	1,462,631		1,478,376
Net Income (Loss)			(848,176)	(848,176)
Balance – June 30, 2024	$47,495	$4,830,881	$(2,629,755)	$2,248,621

The accompanying notes are an integral part of these consolidated financial statements.

F-18

ENDLESS CORPORATION

STATEMENT OF CASH FLOWS (UNAUDITED)

For the Period Six Months Ended June 30, 2024, and June 30, 2023

	June 30, 2024	June 30, 2023
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net profit (Loss)	$(848,176)	$(75,112)
Adjustments to reconcile net loss to net cash flows in operating activities
Changes in assets and liabilities that increase (decrease) cash:
Prepaid expenses and other assets	(600,000)	0
Accounts payable & Credit cards payable	(3,272)	(757,060)
Accumulated depreciation	106,501	5,368
Accrued and other liabilities	(199,882)	193,624
Net cash in operating activities	$(1,544,830)	$(633,180)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of fixed assets and leasehold improvements	561,078	1,098,884
Inventory	1,107
Additions of right to use	(52,131)	0
Security Deposit
Net cash used in investing activities	$510,054	$1,098,884

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Issuance of common stock	15,745	21,250
Additional contributed capital	1,462,631	2,228,750
Issuance of convertible notes	900,000	0
Debt and line of credit borrowing (paydowns)	(58,950)	(457,000)
Financing right to use	(52,131)	0
Net cash provided by financing activities	$2,267,295	$1,793,000

Net increase (decrease) in cash	$212,411	$60,936
CASH – beginning of Period	116,855	55,919
CASH – end of Period	$329,266	$116,855

The accompanying notes are an integral part of these consolidated financial statements.

F-19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

AS OF AND FOR THE PERIOD ENDING SIX MONTHS JUNE 30, 2024,

AND SIX MONTHS ENDED JUNE 30, 2023

1. NATURE OF BUSINESS

Endless Corporation (the “Company” or “Endless”) was founded in early 2021 and is a development-stage biotechnology company specializing in tissue culture technology, clone genetics, genetic preservation, disease cleanup, virus testing, and advanced agricultural research. The Company’s mission is to advance agricultural biotechnology by developing disease- and pathogen-free plant genetics, utilizing proprietary research, data analytics, and process refinement to improve cultivation efficiency and yield potential.

In early 2024, Endless Corporation set up a subsidiary Endless Biotech, LLC to later hold the Company’s agricultural assets to be effective during calendar year 2025. As of the six months ended June 30, 2024, there was no financial activity in this subsidiary; however, the Company expects activities in 2025.

Regulatory Compliance and Managed Services Agreements

The Company provides management services to licensed cannabis cultivators, including Endless Grow, LLC and Best of Holloy, LLC, both of which are licensed by the Oklahoma Medical Marijuana Authority (OMMA). Under these agreements, Endless Corporation supports the licensed cultivators by providing, facility management, staffing, and operational oversight at cultivation sites, cultivation equipment and supplies, including lighting, irrigation, climate control, and nutrients, data collection and research to optimize cultivation techniques for plant health and disease resistance, dales facilitation, ensuring compliance with OMMA transfer and tracking regulations, and collection of sales proceeds on behalf of the licensed cultivators, with revenue recorded as “Due to Managed Cultivator” and offset by cultivation costs. Endless Corporation does not hold a cannabis cultivation license and does not cultivate, process, sell, or distribute cannabis products. Rather, all cannabis cultivation activities are conducted exclusively by the licensed cultivators under their OMMA licenses. Endless Corporation does not take possession of cannabis plants and does not conduct federally restricted cannabis research.

Material Terms of Managed Services Agreements

Under the managed service agreements, the Company earns revenue through cost reimbursements and a management fee structure:

Best of Holloy, LLC Agreement (Effective April 1, 2021, 5-year term)

The Company invoices 100% of the cost to grow, including labor, utilities, and cultivation supplies. The Company receives a monthly management fee equal to the greater of either $1,000 or 90% of net profit from sales of cultivated products. The licensed cultivator remains responsible for all regulatory compliance under OMMA.

Endless Grow, LLC Agreement (Effective April 1, 2023, 10-year term)

The Company invoices 100% of the cost to grow, including labor, utilities, and cultivation supplies. The Company receives a monthly management fee of $1,000. The licensed cultivator retains all regulatory responsibilities under OMMA.

Research and Development as a Core Business Activity

Research and development (R&D) is a core component of the Company’s operations. The Company engages in planned search for new agricultural techniques, genetic advancements, and cultivation process improvements aimed at improving plant genetics, disease resistance, virus detection, and crop steering methodologies.

A key research initiative is data collection for crop steering, where the Company monitors environmental conditions, nutrient applications, lighting effects, and plant responses to refine agricultural best practices. The Company collects and analyzes multiple data points, including nutrient application levels and plant uptake efficiency, lighting spectrum and intensity adjustments to optimize photosynthesis and resin production, watering schedules and irrigation control for hydration optimization, other data levels to measure plant health and stress response, and equipment variations (climate control systems, growth media) and their impact on plant performance.

By analyzing these data points, the Company aims to develop proprietary cultivation methodologies that improve plant resilience, consistency, and overall yield potential. The insights gained from this research are used to refine disease-resistant tissue culture techniques and support the development of the next generation of high-performance agricultural genetics.

Costs are offset by managed services contracts and these excess costs have been classified as research and development (R&D) expenses in accordance with ASC 730, as further described in Note 2 - Summary of Significant Accounting Policies.

As noted above, Endless Corporation does not take possession of cannabis plants and does not conduct federally restricted cannabis research. By investing in scientific advancements and data-driven cultivation methodologies, the Company aims to create next-generation agricultural technologies that will support disease- and pathogen-free crop production for high-performance cultivators.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There was $329,266 and $116,855 in cash equivalents as of June 30, 2024, and June 30, 2023, respectively.

Prepaid Expenses

Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service. The Company had $600,000 prepaid expenses as of June 30, 2024, and no prepaid expenses as of June 30, 2023, respectively.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Expenditures for construction activities, and improvements are capitalized, while expenditures for operations and maintenance and general and administrative activities are charged to expense as incurred.

The Company depreciates property, plant, and equipment using the straight-line depreciation method (see Note 8 —Property, Plant, and Equipment for further details). Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gains or losses are recorded in the consolidated statements of operations.

F-20

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company had no liabilities or expenses related to claims, assessments, litigation, fines and penalties or other sources as of June 30, 2024, and June 30, 2023, respectively.

Commitments and Contingencies – Accounting Treatment of Royalty Agreements and Restructuring

The Company evaluated the Accounting Treatment of the Royalty Agreements and Restructuring and determined that prior to the restructuring, royalty obligations were contingent liabilities not recorded on the balance sheet, as payments were dependent on future sales in accordance with accounting for Loss Contingencies (ASC 450-20). The Company evaluated the royalty arrangements and determined they were linked to financing transactions rather than revenue arrangements in accordance with Revenue Recognition for Multiple-Element Arrangements (ASC 605-25). The Company analyzed the royalty agreements under the scope of customer incentives and determined that payments should be expensed as incurred, given the agreements did not provide future economic benefits outside of financing in accordance with accounting for Revenue Recognition – Customer Payments and Incentives (ASC 605-50). The Company has evaluated the conversion of the royalty obligations into preferred stock and will treat this as an equity issuance with no gain or loss recognized in accordance with accounting for Equity Transactions (ASC 505-10). The Company will recognize a liability for cash payments under the buyout provisions as proceeds from this Offering become probable and estimable in accordance with accounting for Liability Extinguishment (ASC 405-20). The Company evaluated whether the royalty obligations should be classified as debt but determined that because payments were contingent upon sales, they did not meet debt classification criteria in accordance with accounting for Debt – Sales of Future Revenues or Earnings (ASC 470-10). The Company evaluated whether the royalty obligations should be considered an R&D cost and determined they did not qualify as direct R&D expenses but should be accounted for as operating expenses under general financing arrangements, however, the Company elected to call specific attention to these Royalty Expenses as part of the Gross Profit presentation because they are tied to specific items sold, but wanted to distinguish them from Cost of Services Sold in accordance with accounting for Research and Development (ASC 730-10). The Company has determined that a liability will be recognized in future periods for any prorated portion of the $2.76 million cash buyout obligation based on hurdle-based conditions of This Offering. Any obligations settled via cash payments will continue to be reported as contingent liabilities until resolved.

Commitments and Contingencies – Strategic Collaborations

Endless has engaged in various strategic collaborations with industry participants to promote brand awareness and industry engagement. These collaborations are not formal contractual partnerships and do not establish enforceable financial commitments or obligations. Rather, these relationships provide mutual marketing opportunities, such as cross-promotional activities, participation in recorded panel discussions, and customer referrals. Since there are no legally binding commitments, performance obligations, or financial liabilities associated with these collaborations, they do not give rise to recognition under ASC 440 (Commitments) or ASC 450 (Contingencies).

Leases

The Company follows ASU 2016-02, Leases (Topic 842) to determine if an arrangement is a lease at inception. Lease right-of-use (ROU) assets represent the Company’s right to an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet in accordance with the short-term lease exception included within Topic 842. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any base lease payments made in advance and excludes non- lease components. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Accounts Payable and Accrued and Other Liabilities

Accounts payable balance represents all invoices the Company has received, while accrued and other current liabilities consist of payroll related accruals, short-term lease obligations, deferred revenue, and estimated accruals when work has been performed, but an invoice has not been issued.

Expense and Other Income Recognition

Expenses are recognized when incurred. Other income is recognized when earned.

Research and Development

The Company generates revenue under managed services agreements, which include a management fee and cost reimbursements related to cultivation oversight and operational support. Revenue is recorded separately in accordance with ASC 606 under “Managed Services Revenue”.

The Company incurs various costs associated with these managed services agreements, including costs of services sold and research-driven agricultural activities such as pheno-hunting, crop steering, and genetic data collection. Costs incurred up to the level of managed services revenue received are classified as costs of services sold.

Any additional costs not covered by managed services revenue (i.e., costs that would otherwise result in negative gross profit) are classified as research and development (R&D) expenses under ASC 730. These costs include, but are not limited to:

●	Labor costs associated with pheno-hunting and crop steering research
●	Research personnel wages and benefits
●	Laboratory and cultivation supplies used for research
●	Specialty growing supplies used in R&D testing
●	Rent and facility costs related to R&D activities
●	Equipment used for research and development purposes

These costs are expensed as incurred, in accordance with ASC 730-10-25-2, as they support the Company’s ongoing investment in advanced agricultural research and plant biotechnology rather than direct commercial production.

Table: Research & Development Expenses (ASC 730)

Description	June 30, 2024	June 30, 2023
Total research-related costs incurred	$1,752,775	$0
Amount reimbursed through managed services revenue	$1,164,321	$0
Net shortfall classified as R&D expense	$588,454	$0

Regulatory fees, licensing fees, and general administrative costs are excluded from R&D classification and recorded as separate operating expenses.

F-21

Income Taxes

Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return more than the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of June 30, 2024, and June 30, 2023.

Advertising

The Company expenses the cost of all advertising campaigns and tradeshows, including those for its Regulation A+ investment offering, and promotions as they are incurred. During the six months ended June 30, 2024 and June 30, 2023, advertising expense amounted to $17,697 and $8,565 respectively, and is included as part of the advertising, marketing, selling expenses in the statements of operations.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments. The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of June 30, 2024, and June 30, 2023, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted to employees, directors and certain service providers (“grantees”) is determined based on estimated fair value of the options at the time of grant using the Black- Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in progress during the capitalization period. Shares are issued from authorized shares in settlement of options exercised. RSAs are included in common shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

3. PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS

In 2023 the Company did not have any prepaid expenses or other assets. The total of deposits is $300,000 for June 30, 2023 and June 30, 2024, respectively. The deposits are detailed in the below table. The Company did not have any prepaid Advertising & Marketing during the period six months ended June 30, 2023 and June 30, 2024, the Company had prepaid Advertising & Marketing as detailed in the table below.

Deposits and Prepaid Advertising & Marketing at June 30, 2023 and December 31, 2023, consisted of the following:

	June 30, 2024	June 30, 2023
Building Lease Security Deposit	$300,000	$300,000
Prepaid Advertising & Marketing	$600,000	$0

4. STOCKHOLDERS’ EQUITY

On September 8, 2021, the Company’s Board of Directors approved the First Amended and Restated Certificate of Incorporation. In accordance with the Company’s First Amended and Restated Certificate of Incorporation, the Company is authorized to issue 100,000 shares, consisting of one classes of stock to be designated “Common Stock” with a $1.00 par value per share.

F-22

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). For the purpose of determining those stockholders entitled to a vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in the Bylaws, shall be entitled to a vote at any meeting of stockholders. Every person entitled to a vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by agent or agents authorized by a proxy granted in accordance with Oklahoma law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from the date of creation unless the proxy provides for a longer period.

5. INCOME TAXES

For the six months ended June 30, 2024, and June 30, 2023, the Company did not generate any taxable income, and as a result, no provision for federal or state income taxes has been recorded. The Company has incurred a net operating loss (“NOL”), which may be available to offset future taxable income, subject to applicable tax regulations and limitations.

As of June 30, 2024, the Company’s accumulated deficit was $2,629,755, compared to $474,793 as of June 30, 2023. Based on the estimated combined federal and Oklahoma state tax rate of ~24.16%, the associated deferred tax assets have increased, but a full valuation allowance continues to be applied due to the Company’s lack of taxable income.

Deferred tax assets related to this NOL have not been recognized, as it is not more likely than not that they will be realized in the near future. The Company does not have any unrecognized tax benefits as of June 30, 2024.

6. RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions, including First Enterprise Bank, and Equity Bank. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

7. PROPERTY, PLANT AND EQUIPMENT

Assets are depreciated using the straight-line depreciation method applied to groups of assets with varying useful lives.

Property, plant and equipment as of June 30, 2024, and June 30, 2023, consisted of the following:

	Estimated Useful Life (Years)	June 30, 2024	June 30, 2023
Assets under construction or not in service		$1,054,410	$930,142
Production equipment	5	194,009	46,409
Production furniture, fixtures, and other equipment	5	174,467	106,778
Production lights	5	286,788	72,500
Leasehold improvements	10	660,251	0
Computers and tablets	5	6,704	6,704
Software and app licenses and development	5	0	0
Total property, plant and equipment		2,376,629	1,162,533
Less accumulated depreciation		185,107	5,368
Property, plant and equipment, net		$2,191,522	$1,157,165

F-23

8. LEASES

On October 1, 2022, the Company entered into a lease agreement for office, cultivation and lab space in Tulsa, Oklahoma. The monetary obligations remaining on the lease described in this paragraph was $1,350,000 and $750,000 as of June 30, 2023, and June 30, 2024, respectively.

The leased facilities span approximately 23,196 square feet and is currently being used for the Company’s headquarters, office, cultivation and tissue culture lab, as well as being remodeled by the Company.

As of June 30, 2023, the Company has spent approximately $414 thousand of remodeling costs and received approximately $0 thousand dollars in rebates. As of June 30, 2024, the Company has spent approximately $1.2 million dollars of remodeling costs and received approximate $66 thousand dollars in rebates.

The Company accounts for its U.S. leases in accordance with ASC 842. The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the Company the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the Company has the right to control the use of the identified asset and to obtain substantially all of the economic benefits from using the underlying asset.

Right-of-use assets represent the Company’s right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liabilities are measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how the Company determined the incremental borrowing rate (“IBR”) it uses to present value the unpaid lease payments, the lease term and lease payments.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its IBR. In some instances, the Company’s leases do not provide an implicit rate; therefore, management uses its IBR based on the information available at commencement date in determining the present value of lease payments.

The lease term for the Company’s lease includes the noncancelable period of the lease plus the renewal options the Company is certain to exercise. Lease payments included in the measurement of the lease asset or liabilities comprised of fixed payments. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received.

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The following is a maturity analysis of the annual undiscounted cash flows of the operating and finance lease liabilities as of June 30, 2024:

Six Months Ended June 30, 2024	Operating Minimum Lease Payment
2024	$300,000
2025	450,000
Total undiscounted cash flows	750,000
Less imputed interest	(369,696)
Net present value of lease liability	$380,304

Supplemental balance sheet information at June 30, 2024 and June 30, 2023 related to the leases are as follows:

Operating lease:

	June 30, 2024	June 30, 2023
Assets – operating lease right of use asset	$380,304	$478,472
Liabilities:
Current – operating lease liability
Noncurrent – operating lease liability	380,304	478,472
Total Lease Liability	$380,304	$478,472

F-24

Supplemental lease term and discount rate information related to the leases at June 30, 2024 and June 30, 2023 are as follows:

	June 30, 2024	June 30, 2023
Operating Lease remaining lease term in years	1.25	1.75
Discount Rate	10%	10%

9. ADOPTION OF NEW ACCOUNTING PRONOUCEMENTS

During the period six months ended June 30, 2024, and June 30, 2023, the Company did not adopt any new accounting pronouncements.

10. REVENUE RECOGNITION AND RELATED PARTY TRANSACTIONS

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The following summarizes the Company’s revenue recognition policies:

Management Services Income:

Management Services Income primarily consists of revenue generated under long-term managed services agreements with Best of Holloy, LLC and Endless Grow, LLC, both of which are licensed cannabis cultivators under the Oklahoma Medical Marijuana Authority (OMMA). These entities are considered related parties because they are controlled by key shareholders, officers and directors of the Company. Revenue under these agreements is recognized in accordance with ASC 606.

Nature of Services Provided

Under the managed services agreements, the Company provides the following services to licensed cannabis cultivators:

●	Facility management and staffing for day-to-day cultivation operations.
●	Procurement and maintenance of cultivation equipment and supplies, including lighting, irrigation, climate control, and nutrients.
●	Regulatory compliance oversight, ensuring adherence to OMMA tracking and reporting requirements.
●	Data collection and research to optimize cultivation efficiency, disease resistance, and plant health.
●	Sales facilitation and administrative services, including the collection and remittance of sales proceeds on behalf of the licensed cultivators.

The Company does not take possession of, cultivate, process, sell, or distribute cannabis products. All cultivation activities are conducted exclusively by the licensed cultivators under their OMMA licenses.

Revenue Recognition Timing

Revenue is recognized over time as services are performed and control is transferred to the licensed cultivators, as follows:

●	Cost reimbursements (including but not limited to costs to grow, labor, utilities, supplies) are recognized as revenue in the period in which the related costs are incurred.
●	Management fees are recognized monthly, based on the contractual terms of the agreements:

○	Endless Grow, LLC: Fixed fee of $1,000 per month.
○	Best of Holloy, LLC: The greater of $1,000 per month or 90% of net profit from product sales.

Accordingly, revenue is not contingent upon the final sale of cultivated products but rather is based on the ongoing provision of management services.

Payment Terms and Accounts Receivable Considerations

The Company’s managed services agreements provide for the following payment terms:

●	Cost reimbursements: Invoiced monthly, with payment due on the last day of the month in which they are invoiced.
●	Management fees: Invoiced monthly, due on the last day of the month in which they are invoiced.
●	Sales proceeds collection: The Company collects proceeds on behalf of the licensed cultivators and remits them accordingly. These amounts are recorded as “Due to Managed Cultivator” and offset by cultivation costs.

Due to this structure, the Company does not record accounts receivable related to these agreements, as amounts are either reimbursed in the same billing cycle or represent funds collected on behalf of third parties rather than amounts due to the Company.

Related Party Transactions:

The Company has related party transactions with Endless Grow, LLC and Best of Holloy, LLC, which are considered related parties under ASC 850 because they are controlled by key shareholders, officers, and directors.

Nature of the Relationship

●	Endless Grow, LLC: The Company’s Co-Founder, CEO, and President is the sole beneficial owner of this entity.
●	Best of Holloy, LLC: Controlled by individuals who are key shareholders and directors of the Company.

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Summary of Related Party Transactions

The table below summarizes the financial impact of related party transactions for six months ended:

Description	June 30, 2024	June 30, 2023
Sales receipts collected on behalf of Endless Grow, LLC	$796,628	$134,647
Total costs incurred under the management agreement (Endless Grow, LLC)	$1,164,321	$652,667
Management fees earned from Endless Grow, LLC	$6,000	$6,000
Balance due to/from Endless Grow, LLC (at year-end)	$0	$0
Sales receipts collected on behalf of Best of Holloy, LLC	$0	$18,635
Total costs incurred under the management agreement (Best of Holloy, LLC)	$0	$76,175
Management fees earned from Best of Holloy, LLC	$0	$2,000
Balance due to/from Best of Holloy, LLC (at period end)	$0	$0

Governance and Conflict of Interest Considerations

The Company’s Board of Directors and management have established procedures to review and approve all related party transactions to mitigate conflicts of interest. These transactions were conducted on an arm’s length basis, and management believes the terms are comparable to those that would be offered to unaffiliated third parties

Management Services Income:

Management Services Income primarily consists of revenues generated from operating contracts with Endless Grow, LLC. Revenue recognition for these services is performed in accordance with ASC 606.

The Company recognizes revenue when earned. The amount of revenue recognized reflects the contractual agreement in place for the customer.

The Company does not have any material contract assets or liabilities related to Management Services Income.

11. EARNINGS PER SHARE

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings Per Share. Basic EPS is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the effect of all potentially dilutive securities but excludes such effect when the inclusion would be anti-dilutive.

For the six-month periods ended June 30, 2024, and 2023, the Company incurred a net loss, and as a result, all potentially dilutive securities have been excluded from the computation of diluted EPS.

Reconciliation of Numerator and Denominator

The following table reconciles the numerators and denominators used to calculate basic and diluted EPS for the periods presented:

Six Months Ended	Net Loss (Numerator)	Weighted Avg. Shares Outstanding (Denominator)	Potentially Dilutive Shares (Anti-Dilutive)	Adjusted Weighted Avg. Shares	Basic EPS	Diluted EPS
June 30, 2024	$(88,176)	47,495	52,505	47,495	$(1.86)	$(1.86)
June 30, 2023	$(75,112)	27,250	52,505	27,250	$(2.76)	$(2.76)

Potentially Dilutive Securities

As of June 30, 2024, and 2023 the Company had 52,505 shares retained by Travis Dahm and Gary Holland that were not formally issued and are considered potentially dilutive. However, since the Company reported a net loss for both six-month periods presented, these shares are anti-dilutive and excluded from diluted EPS, in accordance with ASC 260-10-45-17.

The Company had no outstanding stock options, convertible instruments, or other securities that could further impact diluted EPS as of June 30, 2024, and 2023.

12. COMMON STOCK ISSUANCES

During the six months ended June 30, 2023, the Company issued 21,250 common shares to investors for total cash proceeds of $2,250,000. The price per share was determined based on negotiated financing agreements with investors. This transaction was recorded as an increase in common stock of $21,250 (par value) and additional paid-in capital of $2,288,750.

During the six months ended June 30, 2024, the Company issued 15,745 common shares to investors for total cash proceeds of $1,478,376. The price per share was determined based on negotiated financing agreements with investors. The issuance was recorded as an increase in common stock of $15,745 (par value) and additional paid-in capital of $1,462,631.

These common stock issuances are reflected in the statement of changes in stockholders’ equity for the respective periods.

All common stock issued was subsequently converted into Preferred Stock in September 2024 as part of the restructuring as noted in Note 14 – Subsequent Events.

13. CONVERTIBLE NOTES PAYABLE

Between March and June 2024, the Company issued convertible promissory notes totaling $1,400,000 to investors. These notes bear interest at a rate of 8% per annum and have a maturity period of 12 months from their respective issuance dates, with maturities ranging from February to May 2025. Specifically, $100,000 is scheduled to mature in February 2025, $750,000 in April 2025, and $550,000 in May 2025.

The notes are structured to automatically convert into preferred stock upon the Company’s SEC qualification of its planned offering. The conversion terms include 75% to 83% discounts to the SEC-qualified offering price, meaning the noteholders will receive preferred stock at 17% to 25% of the offering price. Upon conversion, both the principal and accrued interest will be included in the conversion calculation.

As of June 30, 2024, the Company anticipates extending the terms of any notes that mature prior to SEC qualification, subject to negotiations with noteholders. These convertible notes are classified as liabilities in the financial statements under ASC 470-20, and no beneficial conversion feature has been recognized at issuance, as the conversion is contingent upon a future event.

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14. SUBSEQUENT EVENTS

For purposes of these financial statements, subsequent events have been evaluated through March 31, 2025, which is the date that the financial statements were available to be issued. There are no material subsequent events that would require further disclosures in the Company’s consolidated financial statements aside from the one disclosed below.

Amendment to Bylaws, Certificate of Incorporation, Equity Restructuring, and Royalty Buy-Outs

In September 2024, the Company amended its bylaws and certificate of incorporation to facilitate equity restructuring initiatives. As part of this restructuring, the Company entered into agreements with existing investor common stockholders to exchange their outstanding common stock shares for preferred stock shares to align with the Company’s revised equity framework.

Additionally, in September 2024, the Company reached agreements with certain investors to address its outstanding future earnings royalty obligations. These obligations totaled approximately $9.59 million in royalty payments on future earnings. The Company successfully negotiated exchanges or buy-outs of these obligations by issuing 3,895,000 shares of preferred stock and agreeing to utilize approximately $2.76 million in cash from the proceeds of this Offering for royalty buy-out obligations.

If the approximately $2.76 million in cash payments required for the royalty buy-outs are met, they will settle all outstanding future royalty obligations, however, if the cash payment obligations are not met (subject to hurdle-based payout conditions from proceeds of this Offering), up to approximately $5.7 million in royalty obligations will remain active.

Furthermore, in connection with these amendments and restructuring efforts, the Company’s Certificate of Incorporation was updated to reflect the following:

●	The Company is authorized to issue 5,000,000,000 shares, consisting of two classes of stock:

○	Common Stock (Voting): 3,470,000,000 shares authorized
○	Preferred Stock (Non-Voting): 1,530,000,000 shares authorized

As of the date of this Offering, the Company had 150,000,000 shares of Common Stock outstanding and 50,148,818 shares of Preferred Stock outstanding. With the material transactions detailed as follows:

Restructuring and Reorganization Transactions (September 2024):

●	The Company exchanged all prior investor-held common stock (47,495 shares) for 16,602,402 preferred shares as part of its corporate reorganization, and 3,895,000 preferred shares in exchange to extinguish $3,500,000 of future contingent royalty payments.

Stock Awards and Issuances to Officers, Directors (November 15, 2024):

●	850,000,000 common shares and 32,161,916 preferred shares were authorized to be awarded as follows:

○	22,661,916 preferred shares and 150,000,000 common shares to Travis Dahm and Gary Holland as part of the restructuring, in exchange for all previous common stock they were entitled to (52,505).
○	9,500,000 Preferred shares authorized to be awarded to Officers and Directors for services subject to vesting schedules.
○	700,000,000 common shares authorized to be awarded to Officers and Directors subject to vesting schedules for services.

Other Awards and Issuances:

●	October 2024: 1,300,000 preferred shares issued for the purchase of facilities.
●	Stock Issuances to Consultants (November 15, 2024):

○	6,000,000 preferred shares authorized to be awarded to Numbers Matter Capital Inc. subject to vesting schedules, for services rendered.
○	20,000,000 common shares to Numbers Matter Capital Inc., subject to vesting schedules, for services rendered.
○	6,989,500 preferred shares authorized to be awarded to key consultants and advisory board members for services, and 225,000 preferred shares subject to vesting for advisory board members.
○	750,000 preferred shares authorized to be awarded to a key employee, subject to a one-year cliff and three-year vesting schedule.

●	Convertible Notes Conversion: 16,139,799 preferred shares are expected to be issued upon SEC qualification, as convertible notes will convert into preferred shares at a discounted rate ranging from $0.17 to $0.50 per share with interest.

Accounting Treatment and Future Financial Statement Impact of Stock Restructuring and Stock Awards and Issuances

●	The restructuring-related exchanges (September 2024) will be accounted for as a reclassification in future accounting periods within stockholders’ equity, with no immediate impact on the Company’s income statement.
●	Stock-based compensation awards (November 15, 2024) will be recognized in future financial statements based on vesting schedules and probability assessments under ASC 718 (Stock-Based Compensation). As of June 30, 2024, these awards had not vested and did not impact the interim financial statements.
●	The issuances for consulting services (November 15, 2024) will be recorded as non-cash compensation expense in the period of issuance in accordance with ASC 505-50 (Equity-Based Payments to Non-Employees).
●	The October 2024 issuance of preferred shares for the facilities purchase will be recognized as part of the facility acquisition costs in the relevant reporting period.
●	The conversion of convertible notes into preferred shares upon SEC qualification will be accounted for as an equity transaction, removing the debt liability from the Company’s balance sheet upon conversion.

These transactions were executed to streamline the Company’s capital structure and reduce ongoing royalty liabilities, strengthening its financial position and supporting future growth initiatives.

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Transaction Involving Company Facilities and Lease Negotiations

In October 2024, one of the Company’s investors, through a newly formed LLC in which Endless Corporation is a member, completed the acquisition of the Company’s leased facilities, which include its headquarters, offices, cultivation, and culture lab facilities (collectively, the “Facilities”). The Company participated in this transaction by receiving credit for half of its building lease security deposit toward the purchase, along with the issuance of preferred stock to sellers and the promissory note holders of the sellers.

Following the transaction, the Company finalized negotiations for a new five-year lease agreement with the newly formed LLC, effective November 1, 2024, with three (3) five-year renewal options. The base rent under the new lease is $66,248 per month, commencing November 1, 2024, with an annual 3% increase. The lease agreement also includes an exclusive purchase option where the Company has the right to purchase the Facilities at a mutually agreed fair market value; however, the likelihood of exercising this option is currently unclear as the majority owner has no intent to negotiate purchase terms in the near future, and a first right of refusal whereby; if the owner receives an offer to purchase the property, the Company has the right to match or exceed the offer. Currently the Company is still engaging in ongoing discussions with the investor and continue to negotiate the Company’s ownership percentage in the newly formed LLC in exchange for its participation in the transaction.

Accounting Treatment of New Lease Under ASC 842 – Leases

The Company accounts for its U.S. leases in accordance with ASC 842, under which: Right-of-use (ROU) assets represent the Company’s right to control the use of an identified fixed asset over the lease term. Lease liabilities reflect the obligation to make lease payments. Lease liabilities are measured at the present value of unpaid lease payments at lease commencement using the Company’s incremental borrowing rate (IBR) when the rate implicit in the lease is not readily determinable. The lease is classified as an operating lease, and the ROU asset will be amortized over the lease term on a straight-line basis.

Impact of New Lease on Future Financial Statements

The Company will record the following adjustments for the transaction and based on a discount rate of 10% and a new 5-year lease term related to the new lease transition as of November 1, 2024:

●	Reduction of Security Deposit: $300,000
●	Derecognition of Old Lease Balances:

○	Reduction of Right-of-Use Asset (old lease): $324,753

○	Reduction of Lease Liability (old lease): $324,753

●	Recognition of New Lease Balances:

○	New Right-of-Use Asset: $669,347

○	New Lease Liability: $669,347

Total lease obligations over the lease term are approximately $4,220,630.

New Lease Liability Maturity Schedule

The following table presents the annual undiscounted lease payments and the present value of lease liability as of November 1, 2024:

Year	Operating Lease Payments
2024 (Nov-Dec)	$132,496
2025	$798,950
2026-2029	$3,289,185
Total Undiscounted Lease Payments	$4,220,630
Less: Imputed Interest	$(3,551,283)
Net Present Value of Lease Liability	$669,347

The Company will continue to evaluate the impact of its potential ownership interest in the newly formed LLC and account for any ownership allocation once negotiations are finalized.

Accounting Treatment of Lease – Related Party Transactions

On November 1, 2024, the as a result of the Company entering into a new five-year lease agreement for its headquarters with a newly formed limited liability company in which Endless Corporation is a member. The lease will be classified as an operating lease under ASC 842 in future financial statements. The initial lease liability to be recorded in a subsequent reporting period will be $669,347 based on a discount rate of 10% and a total lease commitment of $4,220,630 over the lease term. The Company continues to negotiate its potential ownership stake in the landlord entity, which may impact the accounting treatment of this lease in the future. Given the related party nature of this transaction, the lease terms were reviewed by the Board of Directors.

Legal Proceedings

On February 21, 2025, Endless Corporation, together with its affiliates Endless Biotech LLC, Endless Grow LLC, 171 Ventures LLC, and Travis Dahm, was named as a defendant in a lawsuit filed in the District Court of Tulsa County, Oklahoma by 918 Construction LLC. The plaintiff alleged breach of contract and unjust enrichment and sought to foreclose on a mechanic’s lien related to alleged unpaid construction services performed in 2023 on the property currently leased by the Company, during a time when the property was owned by a previous landlord. The plaintiff initially sought damages of approximately $115,300.66, plus interest, attorneys’ fees, and other costs. The Company disputed the claims and asserted that the plaintiff performed substandard and unpermitted work. Without admitting any liability, the parties reached a settlement to fully and finally resolve the matter. On March 20, 2025, the lawsuit was settled for $52,000. The settlement amount will be reflected in the Company’s financial statements for the year ending December 31, 2025. The matter is now considered closed, and management does not expect the resolution of this matter to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

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PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit	Description
2.1	Second Amended and Restated Certificate of Incorporation (1)
2.2	Second Amended and Restated Bylaws (1)
4.1	Form of Subscription Agreement
6.1	Broker Engagement Agreement (1)
6.2	Contra Enterprises Credit Facility Agreement (1)
6.3	Best of Holloy, LLC management services agreement (1)
6.4	Endless Grow, LLC management services agreement (1)
6.5	Consulting Contract with Green Life Consultants (1)
6.6	Services contract with Numbers Matter Capital (1)
6.7	Royalty Agreements
6.8	Royalty Buyout/Royalty Share Exchange and Share Exchange Agreements
6.9	Lease Agreement
11.1	Consent of Auditor
12.1	Opinion of Legality from Dodson Robinette, PLLC

(1) Filed with the 1-A (Offering Statement) on January 24, 2025 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Oklahoma, on March 31, 2025.

Endless Corporation

Date: March 31, 2025

	By:	/s/ Travis Dahm
	Name:	Travis Dahm
	Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Tim Lozott
Name:	Tim Lozott
Title:	Chief Financial Officer (Principal Accounting & Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this offering circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Travis Dahm	Chief Executive Officer, President, and Director	March 31, 2025
Travis Dahm

/s/ Gary Holland	Chief Innovation Officer, Director	March 31, 2025
Gary Holland

/s/ Tim Lozott	Chief Financial Officer	March 31, 2025
Tim Lozott

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